SCHEDULE 14A INFORMATION


  Proxy Statement Pursuant to Section 14(a) of the Securities and
                              Exchange Act of 1934
                              (Amendment No. _____)


Filed by the Registrant                            [X]
Filed by a Party other than the Registrant         [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12


                        SUMMO MINERALS CORPORATION

             (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[ ]  No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          Common Stock

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:
     ---------------------------------------------

[X ]      Fee paid previously with preliminary materials.

[  ]      Check box if  any  part of the fee is offset as  provided  by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement Number:

          3)   Filing party:

          4)   Date filed:

                           SUMMO MINERALS CORPORATION

                     NOTICE OF EXTRAORDINARY GENERAL MEETING
                                       OF
                                     MEMBERS
                                       AND
                         MANAGEMENT INFORMATION CIRCULAR

                               PLAN OF ARRANGEMENT

                                  July 8, 1997





                           SUMMO MINERALS CORPORATION

                   Corporate Offices: 900 Denver Center Bldg.,
                  1776 Lincoln Street, Denver, Colorado 80203

                     Tel: (303) 861-5400; Fax (303) 863-1736

           Registered/Records Offices: 1040-999 West Hastings Street,
                            Vancouver, B.C. V6C 2W2


Dear Shareholders:

     As announced on May 16, 1997, Summo Minerals Corporation ("Summo" or the "Company") and its wholly-owned subsidiary, Summo USA Corporation ("Summo USA") and St. Mary Land & Exploration Company ("St. Mary") and its wholly owned subsidiary St. Mary Minerals Inc. ("SMI"), of Denver, Colorado have formed Lisbon Valley Mining Co. LLC ("LVM"), a single purpose company created to operate the Lisbon Valley Copper Project. SMI currently owns 37.3% of the issued shares of Summo. It is intended that Summo will contribute to LVM its entire interest in the Lisbon Valley Property, including all project permits and contracts, approximately $3,200,000 in cash, the $45,000,000 senior debt facility (the "Project Loan") provided by Heller Financial, Inc. and ING Capital (collectively "the Banks") and a corporate guarantee of the Project Loan to the Banks until project completion. SMI will contribute to LVM 9,924,093 shares of Summo, which will be returned to Summo for cancellation, $4,000,000 in cash, and $8,600,000 in Letters of Credit to the Banks. SMI will own 55% and Summo USA will own 45% of LVM and Summo USA will be the operator. SMI has granted Summo USA an option to purchase an additional 5.1% of LVM for a period of one year. Summo will also contribute to LVM its interest in the Champion Property, New Mexico, and St. Mary will contribute to LVM its royalty interest in the Champion Property. The transaction will be carried out by a Plan of Arrangement (the "Arrangement") under section 252 of The Company Act (British Columbia)

     The Arrangement is contingent upon, among other things, the receipts of the approvals from both the shareholders of Summo and the Supreme Court of British Columbia. Approval for the Arrangement and certain related matters will be sought at an Extraordinary General Meeting of members called for August 15, 1997, notice of which accompanies this letter.

     Your Board has unanimously concluded that the Arrangement will benefit Summo and its members.

     Your attention is directed to the attached Management Information Circular where your Board's reasons for recommending the transaction are summarized.

     Your  Board  unanimously   recommends  that  you  vote  in  favour  of  the
Arrangement. If you are unable to attend the Extraordinary General Meeting personally, we would very much appreciate your completing and returning the enclosed Form of Proxy.

                                            Yours truly,
                                            SUMMO MINERALS CORPORATION

                                            Per: /S/ Gregory A. Hahn
                                            ------------------------
                                                     Gregory A. Hahn, President

                                       2



                           SUMMO MINERALS CORPORATION

                         MANAGEMENT INFORMATION CIRCULAR

     This Management Information Circular is being furnished to holders of Common Shares of Summo Minerals Corporation (the "Company" or "Summo") in connection with the solicitation of proxies by management of the Company for use at an Extraordinary General Meeting to be held at 11:00 a.m., local time, on Friday, August 15, 1997, at the Queen Anne Room, Hotel Georgia, 901 West Georgia Street, Vancouver, B.C., and at any adjournment thereof.

     At the Extraordinary General Meeting, members will be asked to consider and vote upon the Arrangement Resolution as set forth in the Notice of Meeting and to transact such further or other business as may properly come before the meeting or any adjournment thereof.

     A representative of Coopers & Lybrand, Chartered Accountants, the auditor of the Company and tax advisor with respect to the proposed Arrangement, will be present at the Meeting to answer questions from members.

     This Circular and the accompanying Form of Proxy are being mailed to members on or about July 21, 1997.

     All information relating to the Company and Summo USA Corp. has been supplied by the Company. All information relating to St. Mary Land & Exploration Company ("St. Mary") and St. Mary Minerals Inc. ("SMI") has been supplied by St. Mary. Certain capitalized terms used in this Circular without definition have the meanings given in the Glossary of Terms.







                         MANAGEMENT INFORMATION CIRCULAR

                                TABLE OF CONTENTS

SUMMARY OF MANAGEMENT INFORMATION CIRCULAR.....................................1
         Description of the Arrangement........................................1
         Reasons for the Arrangement...........................................1
         Recommendation of Directors...........................................1
         Approvals of Members and the Court....................................2
         Canadian Federal Income Tax Considerations of
            the Arrangement for the Holders of Common Shares...................2
GLOSSARY OF TERMS..............................................................1
SOLICITATION OF PROXIES........................................................1
APPOINTMENT AND REVOCATION OF PROXIES..........................................1
VOTING OF PROXIES..............................................................2
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON........................2
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF................................2
THE ARRANGEMENT................................................................7
         Plan of Arrangement and Arrangement Agreement.........................7
         Details of the Arrangement............................................9
         Effect of Arrangement................................................14
         Details of the Lisbon Valley Property................................16
         Interest of the Company in the Property..............................16
         Work Completed by the Company........................................17
         Environmental Matters and Permitting.................................18
         Updated Final Feasibility Study......................................19
         Known Reserves.......................................................20
         Cash Operating Costs.................................................21
         Capital Costs........................................................22
         Contracts............................................................22
         Bank Loan............................................................23
         Review by Special Committee..........................................25
         Lisbon Valley Mining Company.........................................26
         Fairness of Arrangement..............................................26
         Recommendations of the Board.........................................30
         Conditions to Arrangement............................................30
         Shareholder Approval of Arrangement..................................30
         Court Approval of Arrangement........................................31
         Other Conditions of Arrangement......................................31
         Termination of the Arrangement Agreement.............................32
         Canadian Federal Income Tax Considerations of
           the Arrangement for Holders of Common Shares.......................33
         Market Prices........................................................33
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS.................................33
         Private Placement Transactions.......................................34
         Incentive Stock Options..............................................34
MANAGEMENT CONTRACTS..........................................................34
SELECTED CONSOLIDATED FINANCIAL DATA..........................................34
PARTICULARS OF OTHER MATTERS TO BE ACTED UPON.................................36
SHAREHOLDER PROPOSALS.........................................................36
BOARD APPROVAL................................................................36
SCHEDULE "A" - ARRANGEMENT RESOLUTION..........................................1
SCHEDULE "B" - ARRANGEMENT AGREEMENT...........................................1
SCHEDULE "C" - INTERIM ORDER...................................................1
SCHEDULE "D" - FINAL ORDER.....................................................1
SCHEDULE "E" - FORMS 10-K AND 10-Q.............................................1
SCHEDULE "F" - FORMAL VALUATION AND FAIRNESS OPINION OF
               CANACCORD CAPITAL CORPORATION...................................1
SCHEDULE "G"- FINANCIAL STATEMENTS OF SUMMO MINERALS CORPORATION
              FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996,
              AND THE QUARTER ENDING MARCH 31,1997.............................1
SCHEDULE "H"- PRO FORMA BALANCE SHEET..........................................1



SUMMARY OF MANAGEMENT INFORMATION CIRCULAR

     This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Circular, the Arrangement Agreement and the Plan of Arrangement in Schedule "B" to the Circular, and the financial statements in Schedules "G" and "H" to this Circular which are incorporated herein and form part of this Circular. Terms with initial capital letters in this summary are defined in the Glossary of Terms.

     References in this Circular to a fiscal year are to the year ended December
31. References in this Circular are to United States dollars unless otherwise indicated. As of July 2, 1997, the currency exchange rate, as quoted by the Bank of Canada , was $1.38 Cdn. to $1.00 U.S.

Description of the Arrangement

     An Extraordinary General Meeting has been called to, among other things, consider and, if thought fit, approve the Arrangement Resolution.

Reasons for the Arrangement

     The Board of Directors of the Company is of the view that the Arrangement will benefit the Company and its Shareholders. Management of the Company has endeavoured over the last nine months to procure production financing for the Lisbon Valley Property. However, because of the well - publicized instability of copper prices in the latter part of 1996, and the current weak state of the natural resource equity markets in Canada for companies of Summo's size, the Company has been unable to obtain such financing on terms which management considers to be acceptable. The effect of the Arrangement, if completed, will be to allow the Company to proceed with the development, construction and production of the Property without delay, and to commence commercial production at a time when copper prices are predicted to be at current levels. The Board believes that there is some uncertainty over the future direction of copper prices The Company has spent considerable time and money in negotiating and obtaining bank financing and procuring construction and mining contracts, and the Board believes that it is advisable to place the Lisbon Valley Property into production as quickly as practicable, thereby providing a more predictable and reasonably near-term return to shareholders.

Recommendation of Directors

     The Board of Directors of the Company approved the Arrangement, authorized the Arrangement Resolution and submission of the Arrangement to the Court, for approval.

     The Board of Directors of the Company has unanimously concluded that the terms of the Arrangement are fair and reasonable to the Shareholders and in the best interests of the Company and recommends that the Shareholders vote in favour of the Arrangement Resolution proposed to be passed at the Extraordinary General Meeting as set forth in the Notice.

Approvals of Members and the Court

     As at July 8, 1997, there were 26,577,989 Common Shares outstanding, each of which entitles the holder to one vote. Before the Arrangement can be proceeded with, the following approvals must be obtained:

Arrangement Resolution:

     Passed by holders of not less than 75% of the votes cast at the Extraordinary General Meeting. In order to comply with Section 252 of the Company Act (British Columbia) and Ontario Securities Commission Policy 9.1, there will be two votes on the Arrangement Resolution; one vote in which all shareholders may vote, and a second resolution in which only disinterested shareholders may vote.

     Court approval and grant of a Final Order.

     Following approval of the Arrangement by the holders of Common Shares at the Extraordinary General Meeting, the Company will make application for the Final Order to the Court at 9:45 a.m. (Vancouver time) on August 26, 1997, or such other date and time as the Court may direct, at the Supreme Court of British Columbia, 800 Smithe Street, Vancouver, British Columbia for approval of the Arrangement. Any Shareholder of the Company has the right to appear at such hearing and present evidence. See "The Arrangement - Conditions to the Arrangement Becoming Effective".

     Canadian Federal Income Tax Considerations of the Arrangement for the Holders of Common Shares

     There  will  be  no  Canadian   federal  income  tax  consequences  of  the
Arrangement for the holders of common shares of the Company.



GLOSSARY OF TERMS

For the assistance of members, the following is a glossary of terms used frequently throughout this Circular and the summary thereof.

Arrangement         The letter agreement,  dated May 15, 1997, as amended, among
Agreement           the Company,  Summo USA Corporation and St. Mary and SMI, as
                    described  under the headings "The  Arrangement - Details of the  Arrangement".  The  terms  and  conditions  of the said letter  agreement will be  incorporated  in a  comprehensive
                    Operating  Agreement  between the parties,  which  Operating
                    Agreement,   when  finalized,   will  supersede  the  letter
                    agreement.

Arrangement         Resolution  The  resolution,  the full  text of which is set forth in Schedule "A" to this Circular, to be considered and, if thought fit, passed, with or without variation, by the members at the Extraordinary General Meeting.

Circular            This Management Information Circular

Common              Shares  The  common   shares  of  the  Company   issued  and
                    outstanding immediately prior to the implementation of the Arrangement on the Effective Date.

Company Act         The Company Act (British Columbia), R.S.B.C. 1996, c.62.

Company or Summo    Summo Minerals Corporation, a company incorporated under the
                    Company Act.

Court               The Supreme Court of British Columbia.

CPI Consumer Price Index, as published by the United States Bureau of Labor Statistics

Effective           Date The  date  the  certified  copy of the  Final  Order is accepted for filing by the Registrar to give effect to the Arrangement.

Extraordinary       General Meeting the Extraordinary General Meeting of members to be held on August 15,  1997 to consider  the  Arrangement
                    Resolution.

Final Order         The order of the Court approving the Arrangement.

Interim Order The order of the Court, dated July 9, 1997, providing, among other things, for the calling and holding of the Extraordinary General Meeting, a copy of which is annexed as Schedule "C" to this Circular.

kwH                 Kilowatt hours

LIBOR               London Interbank Overnight  Rate

Operating           Agreement The comprehensive agreement between Summo USA, and
                    SMI, governing their relationship in connection with the formation and operation of LVM

LVM Lisbon Valley Mining Company LLC, a company formed under the laws of Utah

Plan of             The plan of arrangement set out in the Arrangement Agreement
Arrangement         which is annexed as Schedule "B" to this  Circular,  and any amendments or variations thereto.

Policy              Ontario Securities Commission Policy 9.1

Record Date         July 7, 1997.

Registrar           The Registrar of Companies appointed under the Company Act.

Shareholders
or Members          The members of the Company.

SMI                 St. Mary Minerals, Inc.

St. Mary            St. Mary Land & Exploration Company.

Summo

Summo USA Summo USA Corporation, a company incorporated under the laws of the State of Colorado.

TSE                 The Toronto Stock Exchange.

$Cdn.               Canadian dollars.

$                   United States dollars.





                           SUMMO MINERALS CORPORATION

        Corporate Offices: 900 Denver Center Bldg., 1776 Lincoln Street,
                             Denver, Colorado 80203
                     Tel: (303) 861-5400; Fax (303) 863-1736
           Registered/Records Offices: 1040-999 West Hastings Street,
                            Vancouver, B.C. V6C 2W2

                    EXTRAORDINARY GENERAL MEETING OF MEMBERS
                           TO BE HELD AUGUST 15, 1997

                              INFORMATION CIRCULAR

                               As at July 8, 1997
                             unless otherwise noted

SOLICITATION OF PROXIES

         This Information Circular is furnished in connection with the solicitation of proxies by the management of SUMMO MINERALS CORPORATION (the "Company"), at the time and place and for the purposes set forth in the Notice of Meeting.

Note: The term "member" as defined in the Company Act R.S.B.C. 1996, c.62 (the "Company Act") means every person whose name is entered in the register of members of a British Columbia company or any branch register thereof, and has that meaning wherever it appears throughout this Information Circular or the accompanying Notice of Meeting. The exercise by the holder of a share of a British Columbia company or rights granted under or pursuant to the Company Act to a member of such company is contingent upon the holder being registered as a member thereof.

         It is expected that the solicitation will be primarily by mail. Proxies may also be solicited personally or by telephone by directors, officers or employees of the Company at nominal cost. The cost of this solicitation will be borne by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

         The persons named in the accompanying Form of Proxy are nominees of the Company's management. A member desiring to appoint some other person (who need not be a member) to represent him at the meeting may do so either by:

(a) STRIKING OUT THE PRINTED NAMES AND INSERTING THE DESIRED PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY; OR

(b)  BY COMPLETING ANOTHER PROPER FORM OF PROXY.



         The completed proxy must be deposited at the office of Pacific Corporate Trust Company, Corporate Trust Department, 830-625 Howe Street, Vancouver, B.C., V6C 3B8, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time fixed for the meeting.

         A member who has given a proxy may revoke it by an instrument in writing delivered to the office of Pacific Corporate Trust Company, Corporate Trust Department, or to the registered office of the Company, 1040-999 West Hastings Street, Vancouver, B.C. V6C 2W2, at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, or to the Chairman of the meeting or any adjournment thereof, or in any other manner provided by law.

VOTING OF PROXIES

         If the instructions as to voting indicated in the proxy are certain, the shares represented by the proxy will be voted on any poll and where choice with respect to any matter to be acted upon has been specified in the proxy, the shares will be voted on any poll in accordance with the specifications so made. IF A CHOICE IS NOT SO SPECIFIED, IT IS INTENDED THAT THE PERSON DESIGNATED BY MANAGEMENT IN THE ACCOMPANYING FORM OF PROXY WILL VOTE THE SHARES REPRESENTED BY THE PROXY IN FAVOUR OF EACH MATTER IDENTIFIED ON THE FORM OF PROXY.

         The form of proxy accompanying this Information Circular confers discretionary authority upon the named proxyholder with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to any other matters which may properly come before the meeting. As of the date of this Information Circular, the management of the Company knows of no such amendment or variation or matters to come before the meeting other than those referred to in the accompanying Notice of Meeting.


INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         None of the following persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon:

(a) any director or senior officer of the Company since the commencement of the Company's last completed financial year; and

(b) any associate or affiliate of any of the foregoing persons; other than Mark Hellerstein, who is a director and officer of both Summo and St. Mary.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The Company is  authorized  to issue  600,000,000  Shares  divided into
500,000,000   Common  Shares  without  par  value  (the  "Common   Shares")  and
100,000,000 Preferred Shares without par value (the "Preferred Shares"). 26,577,989 Common Shares and no Preferred Shares are issued and outstanding.

         Only the holders of Common Shares are entitled to vote at the Meeting and the holders of Common Shares are entitled to one vote for each Common Share held. The directors of the Company fixed July 7, 1997 as the record date for the determination of the members entitled to receive this Notice.

         The following summary of the voting securities and the principal holders thereof is made in accordance with United States securities laws and regulations. There are significant differences in this regard between the disclosure required by United States securities laws and the disclosure required under the applicable securities laws and regulations in Canada. The principal difference is that the United States laws require disclosure of the ownership of share purchase warrants and incentive stock options, even though such securities have not been exercised and therefore no common shares issued. Another difference which is material in these circumstances is the requirement under United States laws to disclose a "Shareholder Group". The principal effects of the differences in disclosure requirements is as follows:

(a) in the table set out immediately below, disclosing the holders of more than 10% of the voting rights, Canadian laws would require, instead of the disclosure of the Shareholder Group, the disclosure of the ownership by Superior Partners, Ltd. Of 2,743,200 shares, representing 10.32% of the issued voting securities;

(b) in the table showing the beneficial owners of more than 5% of the issued shares, the ownership of unexercised share purchase warrants and incentive stock options has been included.

         To the knowledge of the directors and senior officers of the Company, the following are the only persons beneficially owning directly or indirectly, or exercising control or direction over voting securities carrying more than 10% of the voting rights are attached to any class of voting securities of the
Company:

                                                 No. of
                                                 Voting      Percentage of
                                  Type of      Securities    Issued Voting
           Name                  Ownership       Owned         Securities
 -------------------------       ---------     ----------    -------------
 St. Mary Minerals Inc.(1)         Direct      9,924,093         37.3%

   Shareholder Group(2)          Beneficial    6,156,086         23.2%

(1) St. Mary Minerals Inc. ("SMI") is a Colorado corporation with a head office at 1100-1776 Lincoln Street, Denver, Colorado, 80203. Mark A. Hellerstein is an officer and director of St. Mary and a director of the Company and a director and officer of Summo USA. St. Mary is a wholly-owned subsidiary of St. Mary Land & Exploration Co., a public company whose shares are posted and listed for trading on NASDAQ. In addition to its direct shareholding, St. Mary holds warrants which entitle it to purchase up to an additional 3,536,090 shares of the Company.

(2)  Superior  Partners,  Ltd., James C. Dudley,  Elisabeth C. Dudley,  Henry C.
     Dudley,  Greenhouse  Associates  and  Highstead  Foundation  have  filed  a
     Schedule 13D with the U.S. Securities and Exchange Commission disclosing that each of them may be deemed to have beneficial ownership of the securities held by the others as a result of the acting together of Superior Partners, Ltd., James C. Dudley, Elisabeth C. Dudley and Henry C. Dudley in purchasing units in the Company's recent private placement. Greenhouse Associates and Highstead Foundation are entities related to one or more of the foregoing persons. The Company has been advised that notwithstanding the deemed beneficial ownership as disclosed in the
     Schedule 13D, each of the named persons in the group votes independently and there are no agreements between the named persons with respect to the shares of the Company held by each.

     The following table shows beneficial ownership of shares of the Company's outstanding common shares as of June 16, 1997, computed in accordance with the regulations promulgated by the U.S. Securities and Exchange Commission(1), (i) by all persons, insofar as is known to the Company, owning more than 5% of such shares and (ii) by each director, each of the executive officers and all directors and executive officers as a group. As of June 16, 1997, there were 26,577,989 common shares issued and outstanding. The following shares include shares underlying certain options and warrants previously granted, although such options have not been exercised (see footnote 1 below).


    Title                Name and Position                            Amount and Nature of         Percent
   of Class             of Beneficial Owner                           Beneficial Ownership        of Class
-------------           -------------------                           --------------------        --------


Common Shares           St. Mary Minerals Inc.                           13,460,183 (2)             44.7%
                        Shareholder
                        1776 Lincoln Street
                        Suite 1100
                        Denver, CO  80203


Common Shares           Shareholder Group                                11,312,172 (3)             35.7%
                        c/o Dudley & Co.
                        444 Madison Avenue
                        New York, NY 10022


Common Shares           Superior Partners, Ltd.                          5,486,400 (4)              18.7%
                        c/o Dudley & Co.
                        444 Madison Avenue
                        New York, NY 10022

Common Shares           James C. Dudley                                  2,694,560 (5)              9.7%
                        Dudley & Co.
                        444 Madison Avenue
                        New York, NY 10022

Common Shares           Greenhouse Associates                            1,632,180 (6)              6.0%
                        c/o Dudley & Co.
                        444 Madison Avenue
                        New York, NY 10022

Common Shares           Matthew J. Mason                                 2,638,716 (7)              9.5%
                        Shareholder
                        1930 Nelson Avenue
                        West Vancouver, B.C.
                        Canada V7V 2P4

Common Shares           John E. Robins                                   2,440,758 (8)              8.7%
                        Vice President and Director
                        Box 210
                        #17 Brunswick Beach
                        Lions Bay, B.C.
                        Canada V1T 6L4

Common Shares           John W. Ivany                                     336,250 (9)               1.3%
                        Director
                        97 Marsh Harbour
                        Aurora, Ontario
                        Canada  L4G 5Y8

Common Shares           Gregory A. Hahn                                   345,000 (10)              1.3%
                        CEO, President and
                        Director
                        1776 Lincoln Street
                        Denver, CO  80203

Common Shares           Robert A. Prescott                                170,000 (11)              0.6%
                        Vice President of Operations,
                        Summo USA
                        P.O. Box 847
                        Moab, Utah  84532

Common Shares           Robert Mason                                      78,500 (12)               0.3%
                        Director
                        4145 Staulo Crescent
                        Vancouver, B.C.
                        Canada

Common Shares           Frank E. Shanley                                  112,000 (13)              0.4%
                        Director
                        444 Madison Avenue
                        34th Floor
                        New York, NY  10022-6988

Common Shares           Mark A. Hellerstein                               150,000 (14)              0.6%
                        Chairman of the Board
                        1776 Lincoln Street
                        Denver, CO  80203

Common Shares           J. Douglas Little                                 150,000 (15)              0.6%
                        Director
                        4810 Puget Drive
                        Vancouver, B.C.
                        Canada V6L 2W3

Common Shares           James D. Frank                                    172,000 (16)              0.6%
                        Vice President of Finance
                        Chief Financial Officer
                        1776 Lincoln Street
                        Denver, CO 80203

Common Shares           All directors and executive  officers as           4,067,508                13.9%
                        a group (nine persons)


(1) Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power and/or investment power with respect to such securities; and any person who has the right to acquire beneficial ownership of such security within sixty days through means including but not limited to the exercise of any option, warrant, right or conversion of a security. Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(2) Mark A. Hellerstein is an officer and director of St. Mary and Chairman of the Board of the Company and a director and officer of Summo USA. St. Mary holds 9,924,093 shares directly. St. Mary also holds warrants to acquire an additional 3,536,090 shares. Mr. Hellerstein owns 2,669 shares of stock in St. Mary and disclaims beneficial ownership of the shares of the Company held by St. Mary.


(3) The Shareholder Group consists of the following shareholders: Superior Partners, Ltd. holds 2,743,200 shares plus a warrant to acquire 2,743,200 shares, James C. Dudley holds 1,597,280 shares plus a warrant to acquire 1,097,280 shares, Elisabeth C. Dudley holds 548,640 shares plus a warrant to acquire 548,640 shares, Henry C. Dudley holds 150,876 shares plus a warrant to acquire 150,876 shares, Greenhouse Associates holds 1,016,090 shares plus a warrant to acquire 616,090 shares, and Highstead Foundation holds 100,000 shares. See Note 2 in preceding section.

(4)  See Note 3 above.

(5)  See Note 3 above. Elisabeth C. Dudley is the spouse of James C. Dudley.

(6)  See Note 3 above.

(7) Mr. Mason holds 1,139,254 shares directly and as beneficiary of a trust, an additional 159,462 shares indirectly through a Canadian company controlled by him and warrants to acquire 1,340,000 shares. 100,000 of such warrants are held by a Canadian company controlled by him. Mr. Mason is also the record holder of an additional 175,000 shares for which he disclaims beneficial ownership.

(8) Mr. Robins holds 942,425 shares directly and as beneficiary of a trust, an additional 14,400 shares indirectly through a Canadian company controlled by him, warrants to acquire 1,073,333 shares and options to acquire 500,000 shares. Options for 425,000 of these shares will be vested within sixty days.

(9) Mr. Ivany holds 236,250 shares directly and an option to acquire 100,000 shares.

(10) Mr. Hahn holds 150,000 shares directly and options to acquire 270,000 shares. A maximum of 195,000 of Mr. Hahn's options could be vested within sixty days.

(11) Mr. Prescott holds options to acquire 220,000 shares. A maximum of 170,000 of Mr. Prescott's options could be vested within sixty days.

(12) Mr. Mason holds 16,100 shares directly and 24,900 shares jointly with his spouse. He also holds an option to acquire 150,000 shares. Options for 37,500 shares are currently vested.

(13) Mr. Shanley holds 25,000 shares directly and options to acquire 200,000 shares. Options for 87,500 shares are currently vested.

(14) Mr. Hellerstein holds an option to acquire 150,000 shares.

(15) Mr. Little holds an option to acquire 150,000 shares.

(16) Mr. Frank holds 2,000 shares directly and options to acquire 220,000 shares. A maximum of 170,000 of Mr. Frank's options could be vested within sixty days.




THE ARRANGEMENT

Plan of Arrangement and Arrangement Agreement

         The Arrangement will be completed in accordance with the terms and conditions of the Arrangement Agreement entered into between the Company, Summo USA and St. Mary and SMI for the purpose of carrying out the Arrangement. The Company had been unable to independently procure production financing for the Lisbon Valley Property on acceptable terms, because of prevalent metal market and equity market conditions. The Company is of the view that the proposed transaction with SMI, the Company's major shareholder, is the only practicable current means to allow the Lisbon Valley Project to proceed to commercial production in a timely manner. A Plan of Arrangement under the Company Act provides the flexibility to create LVM in a manner which could not effectively be carried out under other provisions of the Company Act.

         There have been a number of local concerns raised with respect to the environmental desirability of the Champion Property proceeding to production. The Company has made a proposal to the Bureau of Land Management to conduct a land swap such that the Company would acquire certain Federal surface rights in the vicinity of the Lisbon Valley Property in exchange for the Company's Champion Property mining claims. It is therefore proposed that both the Company and SMI transfer to LVM their respective interests in the Champion Property, in order to facilitate such a transaction.

The Parties to the Arrangement

(a)  The Company and Summo USA

         The Company was incorporated on July 23, 1987, by registration of the Memorandum and Articles under the Company Act (British Columbia) under the name "No. 96 Sail View Ventures Ltd." and subsequently changed its name to "East Coast Explorations Ltd." on September 11, 1987 and to "Summo Minerals Corporation" on October 15, 1993.

         Since 1993, the Company has been concentrating on base metal properties with an emphasis on copper. The Company now has interests in five properties in various stages of development. All of the properties are situated in the western United States. The Lisbon Valley property in Utah is the most advanced. The Cashin and the Copper Spur properties, Colorado and the Champion Property, New Mexico, are still in the exploration stage. The Company has also acquired an option to purchase the Cactus Gold Mines property, California.

         The Company formed Summo USA, a wholly-owned subsidiary, to act as its operating arm for interests in the United States of America. The U.S. Subsidiary was incorporated under and by virtue of the Colorado Corporation Code on October 14, 1993 and the principal office of the Company and Summo USA is located at 900-1776 Lincoln Street, Denver, Colorado, U.S.A. 80203.

         The following disclosures concerning the Company, required by Regulation 14A promulgated under the U.S. Securities Exchange Act of 1934, as amended, are contained in the Company's Form 10-K for the fiscal year ended December 31, 1996, attached as Schedule "E" to this Information Circular, and in the Company's Form 10-Q for the fiscal quarter ended March 31, 1997, attached as Schedule "E" to this Information Circular, as follows:



                                       Pages in Form 10-K     Pages in Form 10-Q
                                       ------------------     ------------------
Description of Business                        1-4                    --
Description of Property                       7-27                    --
Legal Proceedings(1)                            28                    --
Financial Statements(2)                       34-52                  1-7
Management's Discussion and Analysis          33-34                    7
  of Financial Condition and Results
  of Operations
Changes In and Disagreements                    53                    --
  with Accountants

(1) See also the description of the appeal filed with the Interior Board of Land Appeals concerning the Bureau of Land Management's Record of Decision for Lisbon Valley under the heading "Environmental Matters and Permitting-Appeal and issuance of Partial Stay."

(2)  See also Schedules "G" and "H".

The required Quantitative and Qualitative Disclosures about Market Risk are not applicable to the Company.

(b)  St. Mary and SMI

     St. Mary Minerals Inc. ("SMI") is a Colorado corporation and is the wholly-owned subsidiary of St. Mary. SMI is a holding company which holds interests in mineral companies and properties, and its major asset is its shares and share purchase warrants of Summo. St. Mary Land & Exploration Company is an energy company primarily engaged in the exploration, development, acquisition and production of crude oil and natural gas. St. Mary's common stock trades on the Nasdaq National Market System in the United States. Both St. Mary and SMI have their head office at 1100-1776 Lincoln Street, Denver, Colorado, U.S.A. 80203, and their telephone number is (303) 861-8140.

     Details of the Arrangement

         Pursuant to the Arrangement Agreement between the Company, Summo USA and St. Mary and SMI, as amended:

(a) the parties agreed to create Lisbon Valley Mining Co. LLC ("LVM"), a U.S. domiciled, limited liability company;

(b) the Company agreed to transfer to LVM its entire interest in the Lisbon Valley Property, including all project permits and contracts, $3,200,000 U.S. in cash, the $45,000,000 U.S. senior debt facility (the "Project Loan") provided by Heller Financial, Inc. and ING Capital (collectively the "Banks") and a corporate guarantee of the Project Loan to the Banks until project completion;

(c) SMI agreed to contribute to LVM 9,924,093 shares of Summo, which will be returned to Summo for cancellation, $4,000,000 U.S. in cash, and $8,600,000 U.S. in Letters of Credit to the Banks. Upon completion of the transfers, St. Mary will initially own 55% and Summo will own 45% of LVM and Summo will initially be the operator;

(d) the Company will transfer to LVM its entire interest in the Champion Property, New Mexico, and SMI will transfer to LVM its 1.5% net smelter returns royalty interest in the Champion Property.

     The material terms of the Arrangement Agreement were determined by bilateral negotiations between Summo, Summo USA, SMI and St. Mary.

     Other material terms and conditions of the Arrangement Agreement are as follows:

Operation of LVM

     The Members of LVM will conduct themselves pursuant to an Operating Agreement, the material terms of which are as follows:

1.   LVM is  intended  to  constitute  a tax  partnership  within the meaning of section 761(a) of the United States Internal Revenue Code of 1986, as amended.

2. The Operating Agreement is entered into for the following purpose and for no others: (i) to conduct exploration within the Area of Interest, which is defined as the area lying within the State if Utah and within a 5-mile radius of the outside boundaries of the properties located in the State of Utah which are held by LVM on the date of the Operating Agreement; (ii) to acquire additional properties within the Area of Interest, (iii) to evaluate the possible development of the Utah properties; (iv) to engage in development and mining; (v) to engage in marketing products; and (vi) to perform any other activity necessary, appropriate, or incidental to any of the foregoing. Unless the Members otherwise agree in writing, operations are limited to the foregoing purposes.

3. Except as expressly provided in the Operating Agreement, each Member has the right independently to engage in and receive full benefits from business activities, whether or not competitive with operations of LVM, without consulting the other.

4. The business and affairs of LVM are managed by a Manager. Summo USA is designated to serve as Manager. Except for situations in which the approval of the Members is expressly required by the Agreement, or by non-waivable provisions of Utah law, the Manager has full and complete authority, power, and discretion to manage and control the business, affairs and assets of LVM, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of LVM's business. The Manager may be removed for cause, and cause includes an uncured failure of LVM to meet the targets of an approved budget other than for reasons beyond the reasonable control of the Manager, and the failure to commence remedial action within 30 days of receiving a demand for performance from a Member,

5. The Operating Agreement defines the powers and duties of the Manager, and provides that the Manager shall be compensated for its services and reimbursed for its costs in accordance with the Accounting Procedure attached to the Operating Agreement.

6. Each Member's liability is limited as set forth in the Operating Agreement, the Act, and other applicable law. A Member is not personally liable for any debts or losses of LVM beyond its respective Capital Contributions, except as otherwise required by law. Except as may be expressly provided in Exhibit C to the Operating Agreement, Tax Matters, no Member has priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses, or distributions, except in the case of loans which a Member has made to LVM.

7. Each Member, acting through its appointed representative, has a vote proportional to its Percentage Interest. Unless otherwise provided in the Operating Agreement, the vote of the Member(s) with a majority of the Percentage Interest determine the decisions of LVM. Certain matters require the vote of Member(s) holding 65% of the Percentage Interest. These matters include (i) removing the Manager without cause; (ii) electing a successor Manager if a Manager resigns; (iii) authorization of the Manager to (A) adopt an annual budget; (B) commence, suspend, or terminate Operations; (C) sell or dispose of the Project; (D) incur additional indebtedness; or (E) pledge the assets of LVM; (iv) designation of the individual to be the General Manger of the Project; (v) waiver of an audit of the accounting and financial records of LVM; (vi) selecting the firm of certified public accountants by whom the audits shall be conducted.

8. If the Manager determines at any time that there is a need for additional funds to meet the expenses and obligations of LVM ("Additional Funds"), the Manager will give written notice to each Member of the amount of Additional Funds (and such Member's share of such Additional Funds, based upon its Percentage Interest) needed, together with such information as may be necessary to evidence the need for the funds and the proposed uses thereof.

9. Except as specifically set forth in the Operating Agreement, no Member is obligated to contribute any Additional Funds to LVM.

10. If a Member contributes all or any portion of Additional Funds, then the Percentage Interests of each Member is determined by dividing: (i) the sum of (A) the agreed value of the Member's Initial Contribution, and (B) the total of all of the Member's contributions of Additional Funds times 1.25, by (ii) the sum of (A) and (B) above for all of the Members, and then multiplying the result by 100 (refer to the section captioned "Capital Calls" below).

11. Subject to the terms of the Project Loan, Cash Flow is distributed to the Members in proportion to their Percentage Interests in accordance with the Program and Budget. The Manager must immediately distribute the Summo shares to Summo. Unless waived by the Banks no distribution or return of Capital Contributions may be made and paid if, after the distribution or return of a Capital Contribution, either (i) LVM would be insolvent, (ii) the net assets of LVM would be less than zero, (iii) during the life of the Project Loan, the Debt Service Reserve would be less than $5,000,000, or
     (iv) prior to the completion of construction, the Construction Contingency Reserve would be less than $3,600,000. The Banks' requirement to maintain the two said Reserves is to be satisfied by SMI providing two letters of credit in the applicable amounts. If a draw is made against either of the letters of credit, Summo must contribute its proportionate share in the form of a capital contribution.

12. Except for emergency and unexpected expenditures, the Manager must conduct operations and incur expenses only pursuant to approved Programs and Budgets. Proposed Programs and Budgets are prepared by the Manager on a calendar year basis and submitted to the Members at least two months prior to the end of each calendar year. Not less than thirty (30) days nor more than forty-five (45) days after submission of a proposed Program and Budget, the Manager will call a meeting of the Members for the purpose of considering and authorizing the adoption of the Program and Budget.

13. Except as otherwise specifically provided in the Operating Agreement, no Member has the right to: (i) sell, assign, pledge, hypothecate, transfer, exchange, or otherwise transfer for consideration all or any part of its Membership Interest; or (ii) give, bequeath, or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or any part of its Membership Interest. This restriction does not apply to the to the following: (i) transfer by a Member of all or any part of its Membership Interest to an Affiliate, provided that the Affiliate covenants with each other Member to retransfer the interest to the transferring Member if it ceases to be an Affiliate of the transferring Member; (ii) incorporation of a Member, or corporate merger, consolidation, amalgamation, or reorganization of a Member by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations, of that Member; or (iii) the grant by a Member of a security interest in its Membership Interest by mortgage, deed of trust, pledge, lien, or other encumbrance, but not a transfer pursuant to a foreclosure of such security interest.

14. Except with respect the transfers previously described, if a Member desires to sell all or any portion of its Membership Interest or Economic Interest, the remaining Members, and each of them, on a basis pro rata to their Percentage Interests (or, if not all remaining Members exercise their right of first refusal, on a basis pro rata to the Percentage Interest of those remaining Members exercising the right of first refusal), have the right to exercise a right of first refusal to purchase all (but not less than all) of the Offered Interest for the consideration (including the monetary equivalent of all non-monetary consideration) and upon the same terms and conditions as stated in the Offer.

15.  LVM shall be dissolved upon the occurrence of any of the following  events:
     (i) the expiration of the term fixed in the Agreement; (ii) by the unanimous written agreement of all Members; or (iii) upon the death, dissolution, retirement, resignation, expulsion, bankruptcy, or dissolution of a Manager who is a member (or of any Member if there is no Manager who is a Member) or the occurrence of any other event which terminates the continued membership of a Manager who is a Member in LVM (a "Withdrawal Event"), unless the business of LVM is continued by the written consent of all the remaining Members within ninety (90) days after the Withdrawal Event and there are at least two (2) remaining Members. Promptly after dissolution, and in accordance with the provisions of Exhibit C, Tax Matters, the Manager must take all action necessary to wind up the activities of LVM.

16. All disputes arising under the Agreement (including failure to agree upon certain matters requiring prior authorization from the Members holding Percentage Interests aggregating not less the sixty-five percent (65%) must be settled by binding arbitration pursuant to the provisions of the Colorado Uniform Arbitration Act of 1975, and judgment on the award may be entered by any court of competent jurisdiction.

17. A Membership Interest in LVM will entitle the owner thereof to that percentage interest in the profits and losses, distribution of earnings and profits from operations, and voting rights of LVM.

Capital Calls

(a) The initial capital positions of SMI and Summo USA in LVM will be as follows:

                  SMI                       $7,423,163
                  Summo USA                 $6,073,498.


(b) If LVM requires additional capital, each party shall be entitled to provide such capital in proportion to its percentage interest in LVM. If Summo USA is unable to provide its proportionate share of the initial $8.6 million of capital calls, SMI has agreed to lend Summo USA, for a period not to exceed 60 days, the funds required to enable Summo USA to provide its full proportionate share, at an interest rate of the prime rate plus one percent. This loan will be subordinated to the Project Loan, the Brown & Root Note and the TIC Note, and will rank pari-passu with any other senior indebtedness of Summo. If the said loan is not repaid within 60 days, the loan will be secured by a convertible note in favour of SMI; such note will bear an interest rate of 12% and have a two year term. The note will be convertible into common shares of Summo, or, at the election of SMI, into an additional interest in LVM. Subject to the prior approval of the TSE, SMI will also receive a share purchase warrant on the basis of one such warrant for each $2.00 in unpaid principal and interest. The exercise price of the share purchase warrant and the conversion price per share of the convertible note will be fixed at the market price of Summo's shares on the TSE on the date of issuance of the convertible note, and is subject in each case to the acceptance of notice of the issuance of such securities by the TSE in accordance with its policies at the time of issuance.


(c) The principal amount of SMI's letters of credit will be reduced by the amount of any capital call, except in the case of a capital call arising from an expansion of the project.



Option to Increase Interest in LVM

     SMI has granted to Summo USA the exclusive option to purchase from SMI up to an additional 5.1% interest in LVM for a period of one year until May 1, 1998 at the price of $450,000 per percentage point.

Effect of Arrangement

     The principal effect of the Arrangement on the members of the Company will be the disposition by the Company of essentially a 55% interest in the Lisbon Valley Property, the Company's major asset, in consideration for 9,924,093 of the Company's shares, which will be cancelled. The disposition will take place to SMI, the Company's largest shareholder, holding 37.3% of the Company's shares as of July 8, 1997. St Mary will hold the said interest indirectly by its ownership interest in LVM.

     Mark Hellerstein is a director of each of the Company, Summo USA, St. Mary and SMI. In the event that the Company defaults in any of its material obligations under the Arrangement Agreement, SMI could increase its interest in LVM and could, under certain circumstances, own a substantial number of shares of Summo pursuant to its conversions rights and share purchase warrants. In this respect, the effect of the Arrangement on Mr. Hellerstein could be considered to be different from the effect of the Arrangement on other shareholders of the Company.


Collateral Material Contracts

     The production financing arrangements for the Lisbon Valley Project comprise the Arrangement Agreement, the Project Loan and two other transactions with construction and operating contractors, as set out below. The advancement of each of these arrangements is conditional upon the advancement of each of the others.

(a)  Brown & Root Note

     Brown & Root, Inc. ("Brown & Root"). a Delaware corporation, of P.O. Box 3, Houston Texas, 77001, has agreed to lend to the Company the sum of $3 million, and to issue a promissory note (the "Brown & Root Note") as security. The loan is further secured by a security interest in Summo USA's interest in LVM. Brown & Root is the mining contractor for the Lisbon Valley Project (see below under "Details of the Lisbon Valley Property Contracts"). The Brown & Root Note will have an interest rate of 10% per annum, compounded annually, and the principal and interest is payable 30 days after the Project Loan from the Banks has been repaid. As further consideration for the making of the loan, Brown & Root will receive a non-transferable share purchase warrant entitling it to purchase up to 1,644,000 shares at the price of $1.25 per share for the period of two years.

     The Brown & Root Note may be repaid in whole or in part at any time without bonus or penalty. The Brown & Root Note may also be converted in whole or in part and from time to time, at the election of Brown & Root, into common shares of the Company at a conversion price of $1.20 Cdn per share. The terms of the Brown & Root Note are subject to acceptance by the TSE.

(b)  The TIC Note

     TIC, The Industrial Company ("TIC"), a Delaware corporation, of 40185 Routt County Road 129, P.O. Box 774848, Steamboat Springs, Colorado, is the
construction contractor for the Lisbon Valley Project, and has agreed to convert, at the request of the Company, $1.5 million of its billing with respect to the Project into a convertible note (the "TIC Note"). The TIC Note will bear interest at a rate of 8% per annum, and may be converted in whole or in part and from time to time, at the election of TIC, into common shares of the Company at a conversion price of $1.20 Cdn per share. The loan will be repaid from 25% of the Company's cash flow from LVM, and may be repaid in whole or in part by the Company at any time. In the event of such a proposed repayment, TIC shall have the right to convert the amount proposed for repayment into common shares of the Company at the price of $1.20 Cdn per share. TIC is wholly owned by TIC Holdings, Inc., a Colorado Corporation.

     The terms and conditions of the TIC Note are subject to the prior acceptance thereof by the TSE.

(c)  Interim Financing Agreement

     Pursuant to a letter agreement dated June 17, 1997, as amended by letter agreement dated June 27, 1997 (collectively the "Interim Agreement") between Summo and St. Mary, St. Mary agreed to lend Summo USA the sum of $1,375,000. These funds are to be used, together with $1,125,000 provided by Summo USA, for the purpose of making payments to TIC in connection with the construction of the Lisbon Valley Project and for other related purposes. Upon the formation of LVM, these funds will constitute capital contributions to LVM, as contemplated by the Arrangement Agreement. In the event that all shareholder, regulatory and Court approvals have not been obtained and LVM fully capitalized on or before October 1, 1997, or such earlier date that the shareholders of Summo reject the Arrangement Resolution, (which date is referred to herein as the "Crystallizing Date") the loan from St. Mary shall:

     (i)  accrue interest at the prime rate plus one percent per annum;

     (ii) be due and payable on the earlier of: (A) June 12, 1999, and (B) the sale or other disposition by Summo of more than 50% of its interest in the Lisbon Valley Property; and

     (iii)be convertible into common shares of Summo at the greater of the one-day and the 20-day weighted average market price of Summo's common shares on the Crystallizing Date.


     Upon the request of St. Mary, the loan will be secured by a first lien on the Property, such lien to be discharged upon the transfer of the Property to LVM and the liens granted on connection with the Project Loan.

Details of the Lisbon Valley Property

     The Lisbon Valley Property comprises approximately 5,940 acres and is situated in southeastern Utah, about five mile west of the Colorado border and about 45 miles southeast of the town of Moab, Utah. The Property lies within a north-westerly-trending flat-bottomed valley at an elevation of about 6,400 feet above sea level and comprises 256 unpatented lode mining claims and fractions, three State of Utah leases covering approximately 160 acres of private land and fee ownership of approximately 400 acres of private land. Assessment rental fees of $100 per unpatented claim are required to be paid annually on or before August 31 of each year. The Lisbon Valley Property is reached by road from Moab, where most of the services and supplies may be obtained. Access to the various parts of the Property is by county maintained gravel road.

Interest of the Company in the Property

     The Company's interest in the Lisbon Valley Property originated from an agreement whereby Summo USA acquired by assignment certain leases and other agreements. Since such assignment, the Company has obtained a direct interest in certain of the assigned leases and acquired rights to additional property in the region.

     Pursuant to a restated agreement (the "Agreement"), dated March 10, 1994, among the Company, Summo USA, SMI and MLP Associates Limited, a Colorado limited partnership ("MLP"), Summo USA acquired by assignment of certain underlying agreements from MLP all of MLP's interest in and to approximately 4,720 acres of the Lisbon Valley Property in consideration of the issuance of 2,400,000 common shares of the Company (the "Purchase Shares") and certain other payments and covenants. Summo USA also assumed the obligations to make all of the payments under the underlying agreements. The Purchase Shares were issued one-half upon execution of the Agreement and one-half in September 1995 following the issuance of a Feasibility Study. Prior to entering into the Agreement, the relationship between MLP and the Company was arm's length. The Company was also required to make certain cash payments to MLP until June 1995, and these were timely made.

     The Lisbon Valley Property has been the site of mining exploration, development and production for almost 100 years. The most intense activity has taken place since 1969 when Keystone-Wallace Resources ("KWR") rebuilt the copper leach plant and began a systematic development and mining program.

     KWR mined and processed approximately 900,000 tons of ore from the Lisbon Valley Property: 350,000 tons of 1.25% copper from the Centennial; 450,000 tons of 1.75% copper from the GTO deposit; and 100,000 tons of 0.45% copper from the Sentinel deposit.

     Between 1974 and 1992, a series of operators including Noranda, conducted drilling programs on the Lisbon Valley Property, principally on the Centennial Deposit. In 1988, MLP acquired a lease on the Property.

     In 1992, Kennecott Exploration ("Kennecott") optioned the Lisbon Valley Property from MLP and drilled five widely-spaced vertical holes across the lower Lisbon Valley, One hole, 700 feet deep and drilled in the Centennial pit, averaged 0.33% copper over 530 feet and was stopped while still in mineralization. Kennecott terminated its option in 1993. Management believes that Kennecott terminated its option because the likely reserves in the Property were relatively small in comparison to the other copper production of Kennecott.

     In July 1993, SMI, by preliminary agreement, acquired a lease on the Lisbon Valley Property from MLP for the benefit of Summo USA, which had not at that time been incorporated. SMI then initiated a program of data compilation and review, reverse circulation drilling, large diameter core drilling, detailed stratigraphic mapping and additional land acquisition.

     There are four established copper deposits within the Lisbon Valley Property which have been previously produced minerals as follows:


                 Deposit              Tons Mined (Approximately)
               -----------            --------------------------
                  Globe                        Unknown
                Centennial                     350,000
                 Sentinel                      100,000
                   GTO                         450,000

The Globe deposit is now considered to be essentially mined out.

     Centennial Deposit. This is the largest known and best explored deposit in the area. The deposit is roughly rectangular in plan with dimensions of 2,600 ft. by 1,200 ft. Over 550 drill holes have defined three or four overlapping mineralized lenses in a 300-foot stratigraphic section which dips five degrees to 25 degrees southwest toward the Lisbon Valley Fault. The lenses vary in thickness from about 40 to 150 feet, with the greatest thickness adjacent to the fault. One stratigraphic unit in particular, known as Bed 15, is up to 150 feet in thickness and is generally well mineralized.

     Sentinel Deposit. This copper deposit is defined by over 350 drill holes and occurs in the middle and upper parts of Bed 15, and the mineralized section averages 39 feet in thickness. The mineralization occurs in a tabular body dipping 10 degrees to 25 degrees to the southwest, toward the Lisbon Valley Fault. The dimensions of the deposit are 1,300 feet by 1,100 feet and it is open to the east and south.

     GTO Deposit. This is a high-grade deposit defined by over 100 drill holes and lies about one mile south of the Centennial deposit. Copper occurs in the Dakota sandstone beneath overburden of Marcos Shale.

Work Completed by the Company

     Since August 1993 and through March 31, 1997, the Company has spent approximately $5,832,000 on the Lisbon Valley Property for land acquisition costs, rental payments, drilling, metallurgy, assaying, feasibility studies, and general and administrative expenses and preliminary detailed engineering.

     The 1993 drilling program consisted of 29 reverse-circulation holes totalling 9,683 feet on the Centennial Deposit in locations where the spacing between earlier holes was considered to be too great. The results of the drilling showed a close correlation between the predicted thickness and grade; the average thickness of 39 intercepts was 61 feet and the actual weighted average grade was 0.49% of copper.

     The Company carried out leach tests on the drill cuttings from the 29 holes drilled in 1993. The results indicated that about 90% of the copper of the various ore types can be recovered by acid leaching. Earlier work by SMI on a one-ton representative sample of Lisbon Valley ore, crushed to minus four inches and leached in a 24-inch column, resulted in a 76% recovery in 45 days with low acid consumption.

     In December 1994, the Company completed an additional 68 reverse-circulation drill holes on the Lisbon Valley Property, with 48 of the holes containing visible copper over minable widths. The Company received updated reserve calculations in July 1995.

     Drilling on the Lisbon Valley was conducted in two phases in 1995. The first phase was completed in May 1995 and designed for condemnation purposes in the proposed waste dump area adjacent to the Centennial deposit. All ten holes confirmed no ore lies beneath the proposed waste dump site. A second phase of drilling was completed in December 1995, and designed to fill in gaps in the drill density on the periphery of the Centennial deposit. All twelve holes cut ore grade over minable widths in areas which were carried as waste in the then current mine plan. A new ore reserve was calculated, and a new pit was designed to accommodate the additional ore intercepts on May of 1996.

     Metallurgical tests by Dawson Metallurgical Laboratories, Salt Lake City, Utah continued on drilling cores from the deeper portion of the Centennial deposit to further quantify leach kinetics for ore to be delivered to the pad during the second half of the planned mine life. The tests show recovery of approximately 90% of the total copper can be achieved by leaching of ore crushed to -1 1/2 inch size in periods ranging from 65 to 400 days, depending on the ore type.

Environmental Matters and Permitting

     The Company has retained Woodward Clyde International - Americas to conduct various technical and baseline studies on the Lisbon Valley property. These include ground water quality testing and monitoring, environmental baseline studies of the flora, fauna and soils in the Lisbon Valley, and a study of the soil available for reclamation purposes.

     The environmental baseline studies undertaken regarding flora, fauna and soils do not indicate that there are any threatened or endangered species of plants or fauna which have been found or are likely to be present in the area of the Lisbon Valley Property. The soils tested to date do not indicate any deleterious chemical properties.

     Baseline hydrologic data, pump test on groundwater for pit dewatering and makeup water requirements, and flora and fauna studies continued through 1996 as part of the permitting process on Lisbon Valley.

     Permitting for construction and operation commenced on August 1995 after completion of a positive Feasibility Study in August 1995. A Notice of Intent to operate was submitted to the U.S. Bureau of Land Management and the State of Utah. The Notice of Intent was approved and a Memorandum of Understanding was reached between the Company, its third party contractors, and the BLM regarding the manner and time frame anticipated for permitting the project as described on the Notice of Intent. The Draft Environmental Impact Study (DEIS) was completed on May 31, 1996. This document recommends development of the property as proposed by the Company with an alteration to the location of a small waste dump site. The public comment period on the DEIS closed on July 15, 1996, with no significant adverse comments. Permitting with the State of Utah was completed in January, 1997. The Final Environmental Impact Statement was issued by the U.S. Bureau of Land Management in February, 1997, and a Record of Decision, approving the project, was issued in March, 1997.

     A reclamation bond in the amount of $2.6 million has been posted with U.S. F & G Insurance Company to satisfy the Company's future obligation to reclaim the Lisbon Valley Property. Summo has purchased a certificate of deposit in the amount of $400,000 with a surety company to post the bond. The obligations with respect to the bond will be assigned to LVM, and Summo's costs will become a capital contribution to LVM.

Appeal and Issuance of Partial Stay

     An appeal by interested parties was subsequently launched, and on June 16, 1997, the U.S.. Interior Board of Land Appeals (the "IBLA") issued a Partial Stay with respect to actual mining operations on the Property. The Company has initiated an expedited review of the Partial Stay, and is hopeful that the matter will be resolved in favour of the company in July, 1997; however, the decision rests with the IBLA. The Company understands that it is possible for the Partial Stay to be removed, but for the appeal to continue. If the Partial Stay is not removed in the near future, or if the appeal is upheld, they will have material and adverse effects on the construction schedule for the Project, and ultimately, the Company's production financing could be jeopardized.

Updated Final Feasibility Study

     The Company obtained a Feasibility Study in August 1995 on the Lisbon Valley Property prepared by Roberts & Schaefer Company ("Roberts & Schaefer") of Salt Lake City, Utah, an independent mining engineering and consulting firm. The Company had Roberts & Schaefer complete a Final Feasibility Study ("Final Feasibility Study") based on the new ore reserves and new operating and capital cost received, which was completed June 18, 1996. The Company had Roberts & Schaefer update the Final Feasibility Study based on an ore reserve using $0.90 copper prices, on October 23, 1996. This reduced the tons of ore but increased the grade and decreased the strip ratio, overall reducing the cost. This "Updated Final Feasibility" contemplates a project wherein the Company will mine the Centennial, Sentinel and GTO deposits by open-pit methods using acid leaching and SX-EW technology. The mined ores will be processed at a processing facility designed to produce cathode copper to meet LME Grade A standards (approximately 99.99% copper). Also included with the mining and process operations will be a laboratory for maintaining control of mining and process activities and an administration building for mine management, engineering and accounting personnel. All mining equipment and mining services will be supplied to the Company through a fixed price contract from Brown & Root, Inc.

     The Updated Final Feasibility Study estimates the initial capital costs for the project to be $48.4 million including all process equipment, infrastructure, engineering/construction management, working capital pre-operating capital, installation, permits, royalty, spares and contingencies. The average cash operating costs over the life of the mine, exclusive of the cost of the capital, are estimated to be $4.3 million per quarter or $0.47 per pound of copper produced. The total life of mine capital and operating cost are estimated to be $0.72 per pound of copper produced. Both capital and operating cost estimates are believed to be calculated to +/- 5% accuracy.

     A series of pro forma cash flow analyses were performed as part of the Updated Final Feasibility Study using assumed copper prices ranging from $0.90 per pound to $1.10 per pound. The pro forma cash flow analysis show nominal cumulative profitability over the 9- year duration of the project at an assumed copper price of $0.90 per pound and increasing profitability as the copper price increases from such level.

     The Updated Final Feasibility Study concludes that the project is economically sound, and although the risk and sensitivity analyses performed by Roberts & Schaefer disclose risks principally deriving from the variability of the market price of copper, the Updated Final Feasibility Study shows significant profit potential. The Company intends to develop and mine the Lisbon Valley Property according to the recommendations and descriptions on the Final Feasibility Study.

Known Reserves

     As part of the Final Feasibility Study, the Company commissioned an independent consultant, Kelsey Associates Ltd. ("KEL") of Denver, Colorado to prepare reserve estimates for the Centennial, Sentinel and GTO deposits. The criteria to determine the minable ore reserves include the following: (i) an assumed copper commodity price of $0.90 per pound; (ii) a metallurgical recovery of 95% for oxidized ore and 87.5% for reduced ore. (iii) mining costs of $0.65 per ton of waste and $0.61 per ton of ore; (iv) general and administrative costs of $0.16 per ton plus $0.09 per ton of ore and waste; and (v) processing costs of $0.24 per pound of recovered copper. These reserves were then delivered to Gary Simmerman, an independent consulting mining engineer, to determine a Mine Production Schedule. The following table shows KEL's estimated minable ore reserves as adjusted for the Mine Plan:

At a copper price of $0.90/lb

                 Ore Tons                     Millions of lbs.
 Deposit        (thousands)     Grade (%)          Copper        Strip Ratio*
----------      -----------     ---------     ----------------   ------------
Sentinel           6,716          0.312             41.9           0.55:1.00
Centennial        25,310          0.484            244.9           1.86:1.00
GTO                2,998          0.631             37.9           4.51:1.00
Totals            35,024          0.464            324.7           1.84:1.00

* Tons of Waste: Tons of Ore

     These estimates include both proven and probable reserves and are based on in-place material. The Updated Final Feasibility Study anticipates that between 5% and 10% of copper will be lost in the leaching process. The aggregate net recovery rate for the project is estimated to be 90%

Cash Operating Cost

The Updated Final Feasibility Study shows an average total cash operating cost per quarter as follows:

                                           $/Quarter Average     $/lb. Copper
                Area                           ($000)               Produced
---------------------------------------        ------               --------
Mining (Brown & Root)                          $1.917                $0.196
Mining Administrative (Summo Personnel)          $126                $0.014
Crushing and Screening                           $335                $0.038
Heap Leach                                       $824                $0.093
Solvent Extraction                               $260                $0.030
Electrowinning                                   $491                $0.057
Other                                            $165                $0.023
Site General & Administration                    $141                $0.018
Total                                          $4,259                $0.469

     The total life-of-project Capital Expenditure (for current reserves) is anticipated to be $70.4 million, corresponding to a pro-rated, non-discounted cost of $0.24/lb. of copper produced. Accounting for capital and operating costs the total cost is estimated to be $0.724/lb. (not including interest costs) of copper produced.

     The Company has entered into a 10 year electric power contract with PacificCorp to supply power under "Electric Service Schedule 9", which currently is approximately $0.333 per kWh. The Company must pay $735,000 for the line to be installed and has agreed to certain minimum payments in the first five years.

     Summo plans to employ 69 people at Lisbon Valley excluding the mining contractor personnel.

Capital Costs

     The Updated Final Feasibility Study shows the initial project capital required to be as follows:


       Initial Capital                                              $US Millions
---------------------------                                         ------------
Turn Key plant and facility                                              $33.6
Leach Pads and Ponds                                                      $4.8
Mobilization of Mining Contractor                                         $0.8
Initial Reagents                                                          $0.8
Power Line                                                                $0.7
Royalty Buyout of Lisbon Copper Ltd.                                      $0.5
Other                                                                     $0.8
         Sub-total Construction                                          $42.0
Project Working capital, bank fees, legal, capitalized interest & etc.    $6.4
Total                                                                    $48.4

Contracts

     The Company has signed letters of intent or contracts for service and material. The following is a recap of the major contracts:

Brown & Root, Inc.

     The Company has signed a Letter of Intent with Brown & Root, Inc. ("Brown & Root") to supply mining services. These services include: waste stripping and haul, ore extraction and haul to primary crusher, and loading the primary crusher. The agreement includes a $800,000 U.S. mobilization charge, mining costs for an average of between $0.70/ton and $0.74/ton for waste and ore and a $0.08 per ton of ore for loading the crusher. The contract will be for the total 35 million tons of known ore reserves. This represents a fixed cost for the life of the project with a provision for CPI adjustment. Summo will supply six mining administrative personnel to oversee critical mining activities and planning.

PacificCorp

     The Company has signed a contract to supply electricity to the project for the next 10 years.

Kennecott

     The Company has signed a contract with Kennecott to deliver sulphuric acid to the mine site for $35/ton over a five year period. The price will change in year three, four and five by the CPI.







The Industrial Company (TIC)

     The Company has signed a Letter of Intent dated February 27, 1997, with TIC- The Industrial Company of Steamboat Springs, Colorado ("TIC") to build the Lisbon Valley facilities. This is a Lump Sum Fixed Price contract of approximately $34 million to supply Engineering, Procurement and Construction.

Bank Loan

     Summo USA has entered into a Letter of Intent with Internationale Nederlanden (U.S.) Capital Corporation ("ING") and Heller Financial Inc. ("Heller") for a $45,000,000 loan facility. The Company is required to lodge $4,600,000 in cash and a letter of credit for an additional $8,600,000 into a project fund before it can draw down the next $45,000,000 of funds for Lisbon Valley construction to start-up.

     The loan will be made to LVM, and will be secured with all the Company's assets until certain completion tests are met. Then the loan becomes a "Non Recourse Project Loan on Lisbon Valley. The loan carries an interest rate of 3.5% over LIBOR rate pre-completion and 3.0% over LIBOR after completion.

     The loan facility also calls for a 13 1/2% Defined Cash Flow payment (after debt service payments) to ING/Heller on the first 382,000,000 pounds of copper.

Details of the Champion Property, New Mexico

     The Champion Property (the "Property") is located about 90 miles northeast of Albuquerque, New Mexico, in Taos County. The resort of Taos lies approximately 20 miles further to the northeast of Taos. The Property lies at about 7,000 feet above sea-level and is close to State highways

     The Property consists of nine patented claims and 71 unpatented claims, located in T23, R11E, Sections 10, 15-19, 21 and 22, in the Picuris and Copper Mountain Mining District, Taos County, New Mexico. The Property covers approximately 2,000 acres.

Geological Setting

     The Champion Property is located in the Picuris Range, an isolated spur of mountains that project southwesterly from the main northerly trending Sangre de Cristo Mountains in north central New Mexico. The Picuris Range is composed of an uplift of Precambrian rocks flanked on the south by younger Pennsylvanian sedimentary rocks and on the north by Tertiary volcanics and recent gravel deposit in the Rio Grande rift. The Precambrian rocks consist of metamorphosed sedimentary and intrusive rocks and unmetamorphosed diabase dykes. The metasedimentary rocks are divided into the Hondo Group and the Vadito Group. The basal unit of the Hondo Group is the Ortega Quartzite which hosts the copper mineralization on the Property. It is overlain by the Rinconada Formation composed of schists derived from pelitic sediments, quartzites and phyllites. The Vadito formation is composed of a basal conglomerate followed by a variety of schists which amphibole interbeds derived principally from volcanic and clastic sedimentary rocks.

     Copper mineralization occurs in an east-west trending anticline in the Ortega Quartzite, and appears to be locally concentrated where minor north-south-trending folds and fractures intersect the main anticline. This apparent structural control to the mineralization suggests that the mineralization is hydrothermal and related to local intrusive bodies. The mineralizaton occurs in a variety of oxide and sulphide minerals with malachite and chrysocolla predominating. The mineralization occurs in three settings: in northerly-trending quartz veins, as disseminations and in fractures.

History

     The Champion Mine was developed in the early 1900s with a 310 ft. adit that connected to two short shafts. The development was on a quartz vein and later sampling along the adit returned a grade of 1.17% copper over 310 ft.

     Until acquired by the Company, the Property had been explored intermittently over 25 years by several major U.S. copper companies, and essentially all of the work has been drilling around the Champion adit and extending eastward toward Copper Hill. The largest program was a 59-hole program conducted in 1968 by Bear Creek Mining Co. ("Bear Creek"). The drilling was done with an air-track drill and none of the holes was longer than 200 ft. and 24 of them were less than 100 ft. in length. Based on the drilling, Bear Creek estimated a resource of 20,000,000 tons grading 0.23% copper. Bear Creek also channel-sampled the Champion adit and several cross-cuts which returned grades ranging from 0.04% to 5.0% copper.

     In succeeding years, Duval Corp, Conoco Oil Inc., Anaconda Corporation and Phelps Dodge Corporation, each conducted exploration work, although Phelps Dodge appear to have been targetting gold and silver mineralization and not copper.

     In 1994, the Property was acquired by SMI. SMI re-assayed all the Phelps Dodge samples greater than 1,000 ppm copper. The results returned significant grades. For example, 75 ft. of 0.32% copper in hole PDCH-1 in the interval 50-125 ft. and 50 ft. of 0.607% copper in hole PDCH-4 in the interval 115-165 ft. SMI also carried out a limited, orientation soil geochemical survey on the north flank of Copper Hill which outlined a weak copper anomaly open to both the east and west.



Working agreements


     The Company's interest in the Champion Property is derived from three underlying agreements which entitle the Company to purchase a 100% interest, subject to a 1.5% net smelter return royalty, in the Champion Property. The three agreements were assigned to Summo USA from SMI in consideration of the issuance of 80,000 shares of the Company to SMI as reimbursement of the $60,000 U.S. expended by SMI and the payment to SMI of a 1.5% net smelter return royalty.

     There have been a number of local concerns raised with respect to the possible construction of a mine at the Champion Property and, although the company considers the Property to have high commercial potential, such claims and disputes may restrict or prevent the Company bringing the Property into commercial production.

Review by Special Committee

     The transaction between Summo and St. Mary is a "related party transaction", under Ontario Securities Commission Policy 9.1 (the "Policy"). In accordance with the Policy, Summo established a Special Committee (the "Committee"), the members of which are independent, to review the transaction and to report to the full board of directors with its recommendations. The Committee was established on May 2, 1997 and comprises Messrs. Ivany, Little, Shanley, Mason and Robins. Mr Hellerstein was not eligible to sit on the Committee because he is a director and an officer of each of the Company and St. Mary; Mr. Hahn was not eligible because he has been an employee of St. Mary within the last five years. After having made a review of qualified parties, the Committee retained Canaccord Capital Corporation ("Canaccord") to provide a valuation and an opinion on the fairness of the transaction from a financial point of view. The Committee retained James D. Frank, the Chief Financial Officer of Summo to deal on a day to day basis with Canaccord. Mr. Frank is independent of St. Mary.

     The Committee met on June 2, June 24 and June 27, 1997, and on June 24, 1997 and June 27, 1997, met with Canaccord.

     In reviewing the proposed transaction, the Committee considered all relevant issues and paid particular attention to the following:

     (a) the current state of the equity markets, and the ability of the Company to independently raise the production financing for the Lisbon Valley Project ;

     (b) the effect on the Company if it is unable in the present financial climate to raise production financing for the Lisbon Valley Property, including the likely sale of the Property to a third party;

     (c) the effect of the present transaction on the shareholders of the Company other than St. Mary;

     (d) the operating agreement between Summo USA and St. Mary with respect to their respective interests in LVM;

Lisbon Valley Mining Company

     LVM is a limited liability company (LLC) created under the laws of Utah. An LLC is a legal entity which can be created under many States in the U.S.A., but which does not have and equivalent entity in Canada. An LLC has some characteristics in common with a limited company and other characteristics in common with a limited partnership, and the enabling statues permit considerable flexibility in the charter documents and operation of an LLC.

     The material elements of LVM's charter documents are as follows:

     (a) The name of the limited liability company is Lisbon Valley Mining Co. LLC.

     (b) The period of duration is ninety-nine (99) years from the date of filing the Articles of Organization.

     (c) LVM is organized for any lawful purpose for which a limited liability company may be organized pursuant to the Utah Limited Liability Company Act.

     (d) LVM shall be managed by one Manager. No member (other than a Manager or an officer appointed by the Manager) has the authority or power to act for or on behalf of LVM, to do any act that would be binding on LVM, or to incur any expenditures on behalf of LVM. The name and address of the initial Manager who is to serve until its successor is elected is Summo USA Corporation, 1776 Lincoln Street #900, Denver, CO, 80203.


Fairness of Arrangement

     Canaccord Capital Corporation ("Canaccord") was retained by the Committee to provide a formal valuation and fairness opinion with respect to the transaction, in order to assist the Committee in its determination whether the transaction is fair from a financial point of view to the shareholders of Summo other than SMI. Canaccord's formal valuation and fairness opinion (the "Canaccord Opinions") is attached in its entirety to this Information Circular as Schedule "F".

     The Canaccord Opinions were rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date thereof and the condition and prospects, financial and otherwise, of Summo as they were reflected in the information and documents reviewed by Canaccord and as they were represented to Canaccord in its discussions with the management of Summo.

     In Canaccord's analysis and in connection with the preparation of the Canaccord Opinions, Canaccord reviewed financial projections provided by Summo, and its advisors, which reflect numerous assumptions regarding the impact of general economic and industry conditions and political and other conditions on the future financial results of each of Summo, Summo USA and LVM. While Canaccord believed the assumptions used were appropriate in the circumstances, many are beyond the control of any party involved with the Arrangement. The Canaccord Opinions were not intended to be and do not constitute a recommendation to any shareholder of Summo as to whether or not such shareholder should vote in favour of the Arrangement, but rather represents Canaccord's assessment of the fairness, from a financial point of view, if the Arrangement to the shareholders of Summo other than SMI.

     Canaccord's analysis must be considered as a whole. Selecting portions of Canaccord's analysis and of the factors considered, without considering all factors and analysis in connection with the preparations of the Canaccord Opinions, could create a misleading view of the processes underlying the Canaccord Opinions. The preparation of a valuation is a complex process and is not susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. In Canaccord's analysis it has made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of any party involved in the Arrangement. Shareholders are therefore urged to read the Canaccord opinions carefully and in their entirety.

     In selecting Canaccord, the Committee took into consideration the fact that Canaccord is qualified to prepare the Canaccord Opinions, and is independent of Summo, Summo USA, St. Mary and SMI. The credentials of Canaccord and its independent status are set out in the Canaccord Opinions. Prior to engaging Canaccord, the Special Committee reviewed the qualifications of the persons who would be preparing the Canaccord Opinions, the past experience of such persons in preparing such reports, the anticipated cost of the report and compared them to the qualifications and costs of other parties performing similar services. Mr. James Frank, on behalf of the Committee, interviewed the representatives of Canaccord prior to the Special Committee making the selection.

     Canaccord was engaged effective June 3, 1997 to prepare an opinion:

     (a) as to the value of the subject matter of the proposed transaction i.e. LVM;

     (b) as to the relative contributions being made by Summo and St. Mary in creating LVM; and

     (c) as to whether the terms of the proposed transaction are fair, from a financial point of view, to the shareholders of Summo other than SMI.

     Canaccord will receive a fee of $112,500 Cdn. for its services, and will be reimbursed its reasonable out of pocket expenses.

     The Committee did not impose any limitations on the scope of Canaccord's investigations.

     Canaccord's analysis encompassed the following:

     (a)  an analysis of the aggregate value of Summo including:

          (i) an analysis of the net asset values of the mineral properties of Summo;

          (ii) an analysis of Summo's historical stock market trading prices and market capitalization; and

          (iii)an analysis of a recent equity financing being arranged by Summo, involving a private placement of shares to primarily arm's length parties;

(b) an analysis of the net asset value for the Lisbon Valley Project by implementing a discounted cash flow model; and

(c) consideration of the valuation of the proposed transaction with respect to St. Mary's and Summo's respective contributions to LVM.

     The table set out below summarizes the results of Canaccord's valuation of Summo based on the three aforementioned valuation methods:



                   Summary of Valuation Indicators (US$000's)

                                                                                Value of Summo shares other than those
        Valuation Methodology                Aggregate value of Summo                   held by SMI (62.7%)[1]
---------------------------------------- --------------------------------- ------------------------------------------
Net Asset Value                                  $27,760- $30,760                         $17,405- $19,287
Adjusted Market Capitalization                   $22,100- $24,700                         $13,857- $15,487
Private Placement Value                              $19,900                                   $11,913


[1]  After the completion of the recently announced Private Placement



     The major assumption made by Canaccord was that the Lisbon Valley Property would be placed into production in accordance with Summo management's program and budget.

     Canaccord is of the view that without SMI's contribution to LVM, the Lisbon Valley Copper Project would likely not proceed, and concurs with the Company's position that if the Project does not proceed on the terms of the Arrangement Agreement, or on similar financial terms, the Company would have to sell the Lisbon Valley Property. Canaccord stated that "Given the relatively small size of this property and its location, we believe there would be a limited list of seriously interested prospective purchasers"..."On a pro forma basis and subject to the Proposed Transaction being approved, Summo's 45% interest in LVM represents a fair market value ranging from US$9.9- $11.2 million. Without proceeding with the Proposed Transaction, Summo's interest in the Lisbon Valley Property is worth considerably less."

     Canaccord concluded that a reasonable fair market value of the interest of the Summo shareholders, other than SMI, should be based primarily on the Net Asset Value methodology. Canaccord therefore concluded that the aggregate fair market value of Summo ranges from $27.8 to $30.8 million, and the value of Summo shares other than those held by SMI ranges from $17.4 to $19.3 million.

     The table set out below summarizes the results of Canaccord's valuation od the respective contributions of each party to LVM.



            Summary of Contribution to the Lisbon Project (US$000's)


Value of SMI's Contribution to LVM:

       Description                       Value                          Explanation
-----------------------------        --------------       ------------------------------------------
Cash                                 $4,000               cash contributed to LVM
Letters of Credit                    $1,600               net present value of bank fees and charges
9.9 million common shares            $10,350-11,480       37.3% of fair market value of Summo
1.5% NSR in Champion property                             no value attached

                        (non-producing property which will likely be swapped)

         Total net contribution: $15,950-17,080


Value of Summo Shareholder's Contribution to LVM:

       Description                       Value                          Explanation
-----------------------------        --------------       ------------------------------------------
Cash                                       $3,200         cash contributed to LVM
100% of the Lisbon Project             $21,500-24,500     net asset value range of the Lisbon Project
100% of the Champion property                380          book value of the Champion property
Up to $1.5 million note if needed            --           no value attribute as our DCF model of the Lisbon Project
                                                          concludes that this will not likely be drawn upon

less: cancellation of shares            $10,350-11480     fair market value of St. Mary's 9.9 million shares (37.3%)
        remaining assets                    2,200         37.3% value gained back in remaining assets other than
                                                          the Lisbon Project and Champion properties (including
                                                          private placement proceeds)

         Total net contribution:  $12,530- 14,400



     Canaccord further concluded that the proposed transaction is fair, from a financial point of view, to the shareholders of Summo other than SMI, its associates, affiliates and insiders.

     On June 27, 1997, the Special Committee approved and accepted the Canaccord Opinions, and resolved to recommend to the Board of Directors that the Company proceed with the Arrangement on the terms proposed.

Recommendations of the Board

     The Board of Directors of the Company has reviewed the terms and conditions of the Arrangement and has concluded that the terms thereof are fair and reasonable to, and in the best interests of, the holders of Common Shares and has authorized the submission of the Arrangement to the Shareholders and the submission of the Arrangement Agreement to the Court for approval. The directors of the Company recommend that the holders of Common Shares vote in favour of the Arrangement Resolution.

Conditions to Arrangement

     The following must occur for the Arrangement to become effective:

(a) The Arrangement must receive the approval of the holders of Common Shares in the manner referred to under "Shareholder Approval" below;

(b) The Arrangement must be approved by the Court as described under "Court Approval of Arrangement" below; and

(c) the other conditions of the Arrangement referred to under "Other Conditions of the Arrangement" below must be fulfilled or waived.

     Upon the foregoing conditions being fulfilled, the Board of Directors of the Company intends to cause a certified copy of the Final Order to be filed with the Registrar under the Company Act together with such other material as may be required by the Registrar in order to give effect to the Arrangement.

Shareholder Approval of Arrangement

     As provided in the Interim Order, before the Arrangement can be implemented the Arrangement Resolution must be passed, with or without variation, by the holders of Common Shares at the Extraordinary General Meeting by at least 75% of the votes cast. The Policy requires that the Arrangement Resolution be subject to minority approval. "Minority approval" means the affirmative votes cast by shareholders of the Company present or represented at the Meeting after excluding the votes which, to the knowledge of the Company, an interested party or any of their respective directors or senior officers, after reasonable enquiry, attach to shares which are held, or are beneficially owned or over which control or direction is exercised, directly or indirectly, by:

(a)  the Company;

(b)  any interested party;

(c) any person or company that is a related party of an interested party of the Company at the time the minority approval is sought;

(d) any person or company acting jointly or in concert with any person referred to (b) or (c) in respect of the subject matter of the vote: and

(e) any affiliate (defined as a parent, subsidiary or company under common control) of any of the foregoing.

     Consequently, in accordance with the Policy, the vote with respect to the Arrangement Resolution will take place excluding the votes cast, if any, by St. Mary and its associates, affiliates and insiders.

     There will therefore be two votes on the Arrangement Resolution:

(a) a vote in which the votes cast by St. Mary, its associates, affiliates and insiders will be excluded; and

(b)  a vote in which all votes will be included.

     In each case, in order to pass, the Arrangement Resolution must be approved by at least 75% of the votes cast.

Court Approval of Arrangement

     The Company Act provides that an Arrangement requires Court approval. Prior to the mailing of this Management Information Circular, the Company obtained the Interim Order providing for the calling and holding of the Extraordinary General Meeting and other procedural matters. A copy of the Interim Order is attached as Schedule "C". The Notice of Hearing of Application for Final Order can be found at the beginning of this Circular.

     As provided in the Notice of Hearing of Application for Final Order, the hearing in respect of the Final Order is scheduled to take place on August 26, 1997 before the Court, subject to Shareholder approval of the Arrangement at the Extraordinary General Meeting. At this hearing, all holders of Common Shares who wish to participate or to be represented or to present evidence or argument may do so, subject to filing a Notice of Appearance and satisfying other requirements. A Shareholder wishing to appear before the Court should seek legal advice.

     The Company has been advised by Scott, Bissett, counsel to the Company, that the Court has broad discretion under the Company Act when making orders in respect of the Arrangement and that the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit.

Other Conditions of Arrangement

     Pursuant to the Arrangement Agreement, the respective obligations of the Company and St. Mary to complete the Arrangement and file a certified copy of the Final Order and such other documentation required by the Registrar in order to give effect to the Arrangement are also subject to the satisfaction of the following conditions, among other things:

(a) the TSE having accepted notice of the Arrangement Agreement, including the Brown & Root Note and the TIC Note, and the listing of the additional shares issuable thereunder;

(b) all material consents, orders and approvals including regulatory and judicial approvals and orders required or necessary for the completion of the Arrangement have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances including, without limitation, pursuant to the Securities Act (British Columbia) and the comparable securities legislation of the other applicable provinces of Canada;

(c) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by the Arrangement;

(d) none of the consents, orders, regulations or approvals required for implementation of the Arrangement shall contain terms or conditions or require undertakings or security considered unsatisfactory or unacceptable by any of the parties; and

(e) all Permits must have been issued in order to allow the Lisbon Valley Copper Project to proceed;

(f) the Partial Stay and the appeal of the Record of Decision must be resolved in a manner satisfactory to the Banks, Summo USA and SMI.

     Management of the Company believes that all material consents, orders, regulations, approvals or assurances required for the completion of the Arrangement will be obtained prior to the Effective Date in the ordinary course upon application therefor.

     The Arrangement Agreement may also be terminated in the event that the Partial Stay is not removed in a timely manner, since Summo will likely not be able to deliver the Project Loan to LVM. Reference is made to the section captioned "Details of the Lisbon Valley Property - Environmental Matters and Permitting."

Termination of the Arrangement Agreement

     The Arrangement Agreement may, at any time before or after the holding of the Extraordinary General Meeting but no later than the Effective Date, be terminated by the parties thereto without further notice to, or action on the part of, the Shareholders.

     Canadian Federal Income Tax Considerations of the Arrangement for Holders of Common Shares


     There  will  be  no  Canadian   federal  income  tax  consequences  of  the
Arrangement for the holders of common shares of the Company.

Market Prices

     The Common Shares of Summo were listed on the TSE effective as of January 18, 1996. The following table sets out, for the periods indicated, the high and low sales prices of the Common Shares on the TSE in Canadian dollars:

           Period            High         Low       Volume (00's)
--------------------        -----        -----      -------------
1996   First Quarter        $1.23        $1.06          1870
       Second Quarter       $2.45        $1.52          12174
       Third Quarter        $1.78        $1.31          6251
       Fourth Quarter       $1.51        $1.31          9613

1997   First Quarter        $1.53        $1.13          8747
       April                $1.35        $1.00          1845
       May                  $1.80        $1.00          25926

     On May 13, 1997, the last day on which trades occurred immediately preceding the Company's original announcement of its proposed Arrangement, the high, low and closing price of the Common Shares on the TSE was $1.25 Cdn. per share. On July 7, 1997, the high, low and closing prices of the Common Shares on the TSE were $0.95, $0.90 and $0.95 Cdn. per share respectively.


INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

     Since January 1, 1997, being the commencement of the Company's last completed financial year, other than as disclosed elsewhere herein, no insider, or any associate or affiliate of such insider of the Company has any material interest, direct or indirect, in any transaction since the commencement of the Company's last financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries, save and except the following:

Private Placement Transactions

     John E. Robins, an insider of the Company purchased a total of 833,333 units of the Company at a price of $1.20 Cdn per unit for a total purchase price of $999,999.60 Cdn by way of private placement. Each unit comprises one share and one non-transferable share purchase warrant entitling the holder to purchase one further share of the Company at $1.25 Cdn per share for a period of two years from May 16, 1997. The aforesaid securities are non-transferable until May 16, 1998.

Incentive Stock Options

     On May 27, 1997, incentive stock options to purchase up to 600,000 shares of the Company were granted to John E. Robins (as to 350,000 shares), Robert L. Mason (as to 150,000 shares) and Frank E. Shanley (as to 100,000 shares), all directors of the Company, exercisable at any time up to May 27, 2002 at a price of $1.20 Cdn per share, subject to acceptance by the applicable regulatory authorities. The options granted to Messrs. Shanley and Mason contain a provision that not all of the shares subject to the option may be purchased immediately, but may be purchased in four equal tranches over the first four years of the term of the option.

Arrangement Agreement

     Mark Hellerstein is a director of each of Summo, Summo USA, St. Mary and SMI, all parties to the Arrangement Agreement.


MANAGEMENT CONTRACTS

     There are no management functions of the Company or a subsidiary thereof which are to any substantial degree performed by a person other than a director or senior officer of the Company or a subsidiary thereof.


SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth consolidated financial data for the Company as of the dates and for the periods indicated. The data set forth in this table should be read in conjunction with the Consolidated Financial Statements and the notes thereto presented elsewhere in this Circular. The consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles ("GAAP"). For United States GAAP reconciliations for the years ended December 31, 1996, 1995, and 1994 and the quarters ended March 31, 1997 and 1996, see attached consolidated financial statements and notes.








                  Summary of Financial Condition Data at End of
             Period (Amounts in thousands $US except per share data)

                                                                                          For the
                                                                                           Three      For the Year
                                   For the Three                                           Months    Ended September
                                   Months Ended       For the Year Ended December 31,    Ended Dec.       30,
                                 1997        1996       1996        1995      1994     31, 1993(1)   1993     1992
                                ------     -------     -------    -------   --------   -----------  ------    -----
                                    (Unaudited)

Income Statement Data
Revenue                              --         --          --         --         --           --       --        --
Net (loss) or Income             ($232)     ($159)      ($863)     ($501)     ($166)           $2     ($1)        $0
Net (loss) or Income Per        ($0.01)    ($0.01)     ($0.05)    ($0.04)    ($0.02)        $0.00    $0.00     $0.00
Share
Balance Sheet Data
Working Capital                    $377     $2,202        $723     $2,774       ($9)          $74      $38      ($2)
Net Mineral Properties            6,160      4,414       5,878      4,012      1,696          461        0         0
Total Assets                      7,624      6,677       7,520      7,020      1,877          998       38         0
Current Liabilities                 130         33         134        217        190          464        0         2
Shareholder's Equity              7,494      6,644       7,386      6,803      1,687          534       38       (2)


(1) In conjunction with the Company's acquisition of the Lisbon Valley and Cashin properties, the Company changed its fiscal year end to December 31.



The Company did not pay any cash dividends during the periods indicated above.

As of March 31, 1997 on Pro Forma bases giving effect to the private placement and the formation of LVM, the Company would have reported the following (Amounts in thousands $US) Working Capital $7,976, Net Mineral Properties $3,226, Total Assets $12,137, and Current Liabilities $103.


                                                  Historical           Pro Forma
                                                  ----------           ---------
Book value per share as of March 31,1997            $0.38                $0.90

Income  (loss) per share for the year
  ended  December 31, 1996                         $(0.05)              $(0.08)

Income  (loss) per share for the
  quarter  ended March 31, 1997                    $(0.01)              $(0.02)


The foregoing pro forma calculations take into effect the reduction in outstanding shares of the Company which will occur upon consummation of this transaction and the cancellation of the 9,924,093 shares held by SMI.


PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

     It is not known that any other matters will come before the meeting other than as set forth above and in the Notice of Meeting, but if such should occur the persons named in the accompanying Form of Proxy intend to vote on them in accordance with their best judgement exercising discretionary authority with respect to amendments or variations of matters identified in the Notice of Meeting and other matters which may properly come before the meeting or any adjournment thereof.


SHAREHOLDER PROPOSALS

     Proposals of members intended to be presented at the 1998 Annual General Meeting of Members must be received by the Company on or before November 26, 1997 in order to be eligible for inclusion in the Company's proxy-related material. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.


BOARD APPROVAL

     The contents of this Information Circular have been approved in substance and its mailing has been authorized by the directors of the Company pursuant to resolutions of the directors passed as of July 8, 1997. BY ORDER OF THE BOARD SUMMO MINERALS CORPORATION

                                             /s/ Gregory A. Hahn
                                             ------------------------------
                                                 Gregory A. Hahn, President

                                  SCHEDULE "A"

                             ARRANGEMENT RESOLUTION

                      Arrangement under Section 252 of the
                         Company Act (British Columbia)


BE IT RESOLVED THAT:

1. the Plan of Arrangement under Section 252 of the Company Act (British Columbia) set forth in the Arrangement Agreement dated as of May 15, 1997, between Summo Minerals Corporation (the "Company"), Summo USA Corporation and St. Mary Land and Exploration Company and St. Mary Minerals Inc. attached as Schedule "B" to the Management Information Circular
     accompanying the notice of this meeting be and it is hereby approved and authorized.

2. the Arrangement Agreement dated as of May 15, 1997, between Summo Minerals Corporation (the "Company"), Summo USA Corporation and St. Mary Land & Exploration Company and St. Mary Minerals Inc., attached as Schedule "B" to the Management Information Circular accompanying the notice of this meeting, as amended and set out more particularly in the Information Circular, be and it is hereby confirmed, ratified and approved.

3. notwithstanding that this resolution has been duly passed by the members of the Company or received the approval of the Supreme Court of British
     Columbia, the board of directors of the Company may terminate the Arrangement Agreement and Plan of Arrangement and revoke this resolution at any time prior to the filings to effect the Arrangement with the Registrar of Companies, without further approval of the members; and

4. any director or officer of the Company be and is hereby authorized, for and on behalf of the Company, to execute and deliver all documents and instruments and take such other actions as such director or officer may determine to be necessary or desirable to implement this special resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions.

                                  SCHEDULE "B"

                             ARRANGEMENT AGREEMENT


May 15, 1997

Mr. Mark Hellerstein
President and CEO
St. Mary Land & Exploration Company
1776 Lincoln Street, Suite 1100
Denver, Colorado 80203

Dear Mark:

The purpose of this letter is to outline the basic terms and conditions, agreed to as of May 1, 1997, whereby Summo Minerals Corporation ("SMC") and its wholly-owned subsidiary, Summo USA Corp. ("SUSA") and St. Mary Land & Exploration Company and St. Mary Minerals Inc. ("St. Mary") purpose to restructure the ownership and finalize financing of the Lisbon Valley Copper Project (the "Project") as described below (collectively the {"Proposed Transaction").

(I)  Formation of Lesbon Valley Mining Company ("LVM")

     1. LVM will be formed as a special purpose, U.S. domiciled, limited liability company to own and operate the Project.

(II)     SUSA Contributions to LVM

     1. SMC will complete a private placement of equity and/or subordinated convertible debt for at least US$6.2 million and SUSA will contribute US$3.2 million in cash to LVM.

     2. SUSA will contribute all rights to the Project to LCM, including the associated Mining Contract, the Construction Contract, the Acid Contract, the Power Contract, all project permits, and commitments from ING Capital Corporation and Heller Financial Inc. (the "Banks") for a US$45 million senior debt facility (the "Project Loan").

     3.   SMC/SUSA will provide a corporate guarantee of the Project Loan.

     4.   SUSA will contribute all rights to the Champion property to LVM.

(III) St. Mary Contributions to LVM

     1.   St. Mary will contribute 9,924,093 SMC common shares to LVM.

     2.   St. Mary will contribute US$4.0 million in cash to LVM.

     3. St. Mary will contribute a US$5.0 million letter of credit for the benefit of the Banks in satisfaction of the Bank's requirement that LVM maintain a US$5.0 million Cash Reserve Account for the life of the Project Loan. St. Mary will also provide a US$3.6 million letter of credit for the benefit of the Banks in satisfaction of the Bank's requirement that LVM maintain a US$3.6 million Project Construction Cost Overrun Reserve Account through completion of the Project. If a letter of credit provided by St. Mary is drawn upon by the Banks, the amount of any such draw shall be treated a s a capital contribution by St. Mary to LVM and will be subject to the provisions of Section VI-3 below.

     4.   St. Mary will contribute its 1.5% NSR in the Champion Property to LVM.

(IV) LVM Capital Calls

     1. If LVM requires additional capital, for example to fund Project construction cost overruns or for Project working capital requirements, LVM will notify SUSA and St. Mary of the amount of the required capital contribution (a "LVM Capital Call") and their respective share of the LVM Capital Call, which shall be calculated in accordance with the sharing ratios described in Section VI below. It is the expectation of SUSA and St. Mary that each party will fund its respective share of any LVM Capital Call.

     2. SMC and SUSA agree, if necessary to arrange to fund their proportionate share of any LVM Capital Call through the issuance of a subordinated convertible note to TIC in a maximum principal amount of $1.5 million (the "TIC Note"). The TIC Note will be convertible to SMC common stock and repayment of the TIC Note will be the sole responsibility of SMC/SUSA.

     3. If SMC/SUSA is unable to fund its proportionate share of the first US$8.6 million of LVM Capital Calls pursuant to the provisions of
          Section IV-2 above, or otherwise, St. Mary agrees to loan SMC/SUSA its respective share of such capital calls(s) for a period not to exceed 60 days at an annual interest rate equal to the prime rate plus one percent (a "Capital Call Loan"). Capital Call Loans will be subordinated to the Project Loan, SMC's US$3.0 million note obligation to Brown & root, the TIC Note and pari-passu with any other senior indebtedness of SMC

          If SUSA does not repay a Capital Call Loan within 60 days, St. Mary and SMC agree that such loan will be extended (an "Extended Capital Call Loan") as follows:

          (a) SMC will grant St. Mary with a two-year warrant to acquire one common share of SMC for each Cdn$2.00 of unpaid principal and accrued interest converted to an Extended Capital Call Loan. Such common stock purchase warrants shall have an exercise price equal to Cdn$1.25 (subject to customary anti-dilution provisions).

          (b) An Extended Capital Call Loan shall have a maximum term of two years, shall accrue interest at an annual rate equal to 12% and principal and interest shall be payable monthly.

          (c) At St. Mary's option, for a period of two years, the principal amount of the Extended Capital Call Loan plus accrued interest shall be (i) convertible (in whole or in part) into SMC's common stock at a conversion price equal to Cdn$1.25 (subject to customary anti-dilution provisions), or alternatively, (ii) exchangeable (in whole or in part) into an additional interest in LVM which will increase St. Mary's ownership in the profits, losses and operating cash flows of LVM in accordance with Section VI-3 below.

          (d) SMC agrees to provide St. Mary, during the period in which an Extended Capital Loan is outstanding, with a security interest in SUSA's ownership interest in LVM as well as SMC's other assets in an amount equal to the outstanding principal and accrued interest under an Extended Capital Call Loan.

     4. The principal amount of St Mary's letters of credit will be reduced by the amount of any LVM Capital Call, with exception of a LVM Capital Call arising from an expansion of the Project.

(V)  Distribution  of SMC Shares

     1. The SMC common shares contributed to LVM by St. Mary will be distributed by LVM to SUSA.

     2.   SUSA will in turn distribute the SMC common shares to SMC.

(VI)  LVM Sharing Ratios

     1. In consideration for its contributions to LVM, St. Mary will receive a 55% interest ("St. Mary Sharing Ratio") in the profits and losses, distributions of earnings and profits form operations, and voting rights of LVM.

     2. In consideration for its contributions to LVM, SUSA will receive a 45% interest ("SUSA Sharing Ratio") in the profits and losses, distributions of earnings and profits from operations, and voting rights of LVM.

     3. Additional contributions to LVM by St. Mary or SUSA which are disproportionate to the original Sharing Ratios set forth in Section VI-1 and 2 above will receive credit equal to 125% of each such disproportionate contribution for purposes of calculating adjusted Sharing Ratios for SUSA and St. Mary.

     4. The beginning stated capital positions of St. Mary and SUSA which will be used as the base line for calculating adjusted Sharing Ratios in
          Section VI-3 above are calculated as follows:

         SMC common stock                   US$ 5,858,531
         Property                           US$ 5,423,233
         Cash St. Mary                      US$ 4,000,000
         Cash SUSA                          US$ 3,200,000

         Total                             US$ 18,481,764

         St. Mary Beginning Capital Position:               US$ 10,164,970 (55%)
         SUSA Beginning Capital Position:                   US$ 8,316,794 (45%)
         Total                                              US$ 18,481,764

(VII) LVM Operating Agreement

     1. SUSA and St. Mary agree to enter into a mutually acceptable operating agreement (the "Operating Agreement") which shall appoint SUSA to serve as operator of the Project. LVM will reimburse SUSA for its overhead expenses incurred as operator of the Project. Such reimbursement will be a fixed amount mutually agreed to in advance, subject to an annual increase based on CPI index, and will be payable monthly. SUSA and St. Mary agree that disputes or an inability to resolve issues requiring a 65% majority vote under the Operating Agreement pursuant to Section VII-2 below will be resolved through arbitration in accordance with a mutually acceptable mechanism to be specified in the Operating Agreement.

     2. The Operating Agreement will provide that affirmative votes representing at least 65% of the ownership of LVM will be required to
          (i) approve LVM's annual budgets, (ii) commence, suspend or terminate operations of the Project, (iii) authorize the sale or disposition of the Project (concurrence not to be unreasonably withheld), (iv) remove the Project operator or appoint a new operator, (v) incur additional senior indebtedness, or (vi) pledge LVM's assets.

(VIII) Other Matters

     1. St. Mary and SUSA agree to enter into a mutually acceptable agreement (the "Operation Agreement") whereby St. Mary will grant SUSA a non-transferable, one-year option to acquire up to a maximum 5.1% interest in LVM form St. Mary for a cash payment equal to US$450,000 per each one percent interest in LVM acquired by SUSA, up to a maximum of a 5.1% interest in LVM for US$2,295,000.

     2. SUSA agrees to pay an annual cash fee to St. Mary equal to 1% of the outstanding principal amount of the letters of credit contributed by St. Mary to LVM for the benefit of the Banks. SUSA further agrees to reimburse St. Mary for any legal or administrative costs incurred by St. Mary in arranging such letters of credit.

This letter does not constitute a binding obligation to proceed with or to complete the Proposed Transaction. The Proposed Transaction is subject to (i) the issuance of all required Project permits and resolution of the outstanding appeal of the Project's permits in a manner satisfactory to both SUSA and St. Mary, (ii) the consent of the Banks, (iii) the written agreement of a majority of the minority of SMC's shareholders to vote in favor of the Proposed Transaction, (iv) approval of the Proposed Transaction by all necessary regulatory and tax agencies including the British Columbia Court, Ontario Securities Commission, Revenue Canada and the TSE, (v) approval of the Proposed Transaction by the necessary majority of SMC's minority shareholders at a Special General Meeting of such shareholders, (vi) SMC's receipt of a satisfactory opinion as to the fairness of the Proposed Transaction, (vii) St. Mary's receipt of a satisfactory independent valuation of its SMC common stock contributed to LVM, and, (viii) the final approval of the Proposed Transaction by the respective Boards of Directors of SMC and St. Mary.

If the foregoing correctly sets forth your understanding, please indicate by signing and returning to us an executed copy of this letter. We look forward to working with you towards the successful completion of the Proposed Transaction.


                                                Sincerely,

                                                SUMMO MINERALS CORPORATION

                                                /s/ James D. Frank
                                                ------------------
                                                    James D. Frank
                                                    V.P. Finance and CFO

Accepted and agreed as of the
date of this letter agreement:

ST. MARY LAND & EXPLORATION COMPANY

/s/ Mark A. Hellerstein
-----------------------
    Mark A. Hellerstein
    President and CEO

                                  SCHEDULE "C"

             INTERIM ORDER OF THE SUPREME COURT OF BRITISH COLUMBIA

                                       NO.
                               VANCOUVER REGISTRY

                    IN THE SUPREME COURT OF BRITISH COLUMBIA

                IN THE MATTER OF THE COMPANY ACT, R.S.B.C. 1996,
                       CHAPTER 62 AND AMENDMENTS THERETO:

                                       AND

                                IN THE MATTER OF

                           SUMMO MINERALS CORPORATION

                                      ORDER

BEFORE MASTER   )       WEDNESDAY, THE 9TH DAY
                )       OF JULY 1997

         THE EX PARTE APPLICATION of the petitioner coming on for hearing at Vancouver, on this day and on hearing of David J Wallin, counsel for the petitioner and on reading the Affidavit of J. Douglas Little sworn and filed in this proceeding.

1. THIS COURT ORDERS that the petitioner convene an extraordinary meeting (the "Meeting") of its members at 10:00 a.m. (local Vancouver time) on August 15, 1997 to consider, and if deemed advisable, to pass with or without variation, a special resolution to approve a proposed arrangement (the "Arrangement") between the petitioner and its members, as described in the plan of arrangement (the "Plan of Arrangement") set out in the Arrangement Agreement dated May 15, 1997 between the petitioner, Summo USA Corporation, St. Mary Land & Exploration Company and St. Mary Minerals Inc., a copy of which is attached as Exhibit "A" to the Affidavit of J. Douglas Little sworn and filed in this proceeding, and as set out more particularly in the Management Information Circular substantially in the form attached as Exhibit "A" to the Affidavit of J. Douglas Little herein

2. THIS COURT FURTHER ORDERS that the Meeting be held in accordance with the Company Act R.S.B.C. 1996, c. 62, as amended (the "Company Act"), and the articles of the petitioner, subject to what may be provided in this order.

3. THIS COURT FURTHER ORDERS that the petitioner mail or cause to be mailed to the holders of record of the issued and outstanding common shares of the petitioner on July 7, 1997, and to its directors and auditors, by prepaid first class mail at least 21 days prior to the date of the Meeting, copies of a Notice of Meeting, Management Information Circular, Proxy and Notice of Application (collectively the "Notice Documents") substantially in the forms attached as Exhibits "B", "C", "D" and "E" to the Affidavit of J. Douglas Little herein, with such amendments thereto as are not inconsistent with the terms of this order and as counsel for the petitioner may advise are necessary or desirable.

4. THIS COURT FURTHER ORDERS that mailing of the Notice Documents in accordance with paragraph 3 of this order shall constitute good and sufficient service in respect of this petition and the Affidavit of J. Douglas Little herein on all persons who are entitled to receive notice pursuant to this order, such that no other form of service need be made and no other material need be served on such persons in respect of these proceedings, and such service shall be deemed effective on the seventh day following the date of mailing the Notice Documents.

5. THIS COURT FURTHER ORDERS that the only persons entitled to receive notice of the Meeting shall, subject to any provisions of the Company Act to the contrary, be the holders of record of the issued and outstanding common shares of the petitioner at 4:00 p.m. (local Vancouver time) on July 7, 1997, and the petitioner's directors and auditors, and the only persons entitled to be represented and to vote at the Meetings either in person or by proxy shall, subject to any provisions of the Company Act to the contrary, be the holders of record of the issued and outstanding common shares of the petitioner at 4:00 p.m. (local Vancouver time) on July 7, 1997.

6. THIS COURT FURTHER ORDERS that the accidental omission to give notice of the Meeting, or the non-receipt of such notice by any persons specified in Paragraph 5 of this order, shall not invalidate any resolution passed or proceeding taken at the Meeting.

7. THIS COURT FURTHER ORDERS that the special resolution proposed to be passed at the Meeting to approve the Arrangement will be effective if passed by a majority of 3/4 of the votes cast at the Meeting.

8. THIS COURT FURTHER ORDERS that upon approval of the Arrangement at the Meeting in the manner set forth in this order, the petitioner may apply to this Court for an order that the Arrangement be approved.

9. THIS COURT FURTHER ORDERS that any member of the petitioner may appear on the petitioner's application to Court for approval of the Arrangement, provided such member files with this Court and serves on the solicitors for the petitioner on or before August 18, 1997 an Appearance setting out such member's address for service and copies of any evidence or material which such member wishes to present to the Court.

                                                     BY THE COURT

                                                     DEPUTY DISTRICT REGISTRAR

APPROVED AS TO FORM:


Counsel for the Petitioner

                                  SCHEDULE "D"

                                  FINAL ORDER


                                       NO
                               VANCOUVER REGISTRY

                    IN THE SUPREME COURT OF BRITISH COLUMBIA

                 IN THE MATTER OF THE COMPANY ACT R.S.B.C. 1996,
                       CHAPTER 62 AND AMENDMENTS THERETO:

                                       AND
                                IN THE MATTER OF

                           SUMMO MINERALS CORPORATION

                                      ORDER

BEFORE MASTER       )        TUESDAY THE 26TH DAY
                    )        OF AUGUST, 1997

     THE APPLICATION of the petitioner coming on for hearing at Vancouver, this day and on hearing Robert D. Holmes, counsel for the petitioner, and no one else appearing, and on reading the affidavits of J. Douglas Little and Graham H. Scott sworn and filed in this proceeding, and upon reading the materials filed:

     THIS COURT ORDERS that the arrangement (the "Arrangement") between the petitioner and its members, of copy of which is attached as Schedule "A" hereto, be and the same is hereby approved.

     AND THIS COURT FURTHER ORDERS that, upon the filing of a certified copy of this order with the Registrar of Companies for British Columbia, the transactions and events set out in the Arrangement shall occur and be deemed for all purposes to have occurred in the order set out in the Arrangement without any further act of formality

                                                  BY THE COURT

                                                  DEPUTY DISTRICT REGISTRAR
APPROVED:


Counsel for the Petitioner

                                  SCHEDULE "E"

                               FORMS 10-K AND 10-Q

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 10-K

    Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange
                      Act of 1934 for the fiscal year ended
                               December 31, 1996.

                         Commission File Number 0-27272

                           SUMMO MINERALS CORPORATION
                       (incorporated in British Columbia)

                         1776 Lincoln Street, Suite 900
                             Denver, Colorado 80203
                                 (303) 861-5400

           Securities registered pursuant to Section 12(b) of the Act:
                                      None

           Securities registered pursuant to Section 12(g) of the Act:
                           Common Stock: no par value

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.    Yes [X]    No [ ]

Indicate by check mark if disclosure of delinquent filer pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of 7,608,428 shares of voting stock held by non-affiliates of the Registrant, based upon the closing sale price of the Common Stock on March 14, 1997 of $1.07 U.S. per share as reported on the Toronto Stock Exchange, was $8,141,018. Shares of Common Stock held by each executive officer and director and by each person who owns 10% or more of the outstanding Common Stock have been excluded in that such persons may be deemed affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

As of March 14, 1997, the Registrant had 20,003,160 shares of Common Stock outstanding.

DOCUMENT INCORPORATED BY REFERENCE

     The information required by Part III (Items 10, 11, 12 and 13) is incorporated by reference from Registrant s definitive Proxy Statement relating to its 1997 Annual Meeting of Stockholders.

NOTE: Unless otherwise indicated, all dollar amounts in this statement are expressed in U.S. dollars. On March 17, 1997, the Wall Street Journal reported the New York interbank rate for conversion of United States dollars into Canadian dollars for March 14, 1997, was U.S. $1.00 = Cdn (or CD) $1.3653 or Cdn (or CD) $1.00 = U.S. $0.73244.

PART I.

ITEM 1. BUSINESS

History

     The principal business of Summo Minerals Corporation (the "Company"or Summo) is the acquisition, exploration and development of natural resources properties, with an emphasis on properties believed to have strong copper producing potential. The Company was incorporated on July 23, 1987 by registration of the Memorandum and Articles under the Company Act of the Province of British Columbia under the name "No. 96 Sail View Ventures Ltd." and subsequently changed its name to "East Coast Explorations Ltd." on September 11, 1987 and to "Summo Minerals Corporation" on October 15, 1993. The principal office is located at 1776 Lincoln Street, Suite 900, Denver, Colorado 80203 and the registered and records office of the Company is located at 860-625 Howe Street, Vancouver, B.C. V6C 2T6.

     In the late 1980s, the Company acquired an interest in a property in Newfoundland, Canada. The results of exploration work carried out on the property were discouraging and the property interest was abandoned. The Company was inactive between 1989 and 1993.

     The Company formed Summo USA Corporation ("Summo USA" or the "U.S. Subsidiary"), a wholly-owned subsidiary, to act as operator of its mining property interests in the United States of America. The U.S. Subsidiary was incorporated under Colorado law on October 14, 1993 and began acquiring its U.S. mining property interests shortly thereafter. Its principal office is located at 1776 Lincoln Street, Suite 900, Denver, Colorado 80203.

Overview

     Since 1993, the Company has been concentrating on the acquisition, exploration and development of base metal properties with an emphasis on copper. The Company is in the development stage and now has interests in four copper properties in various stages of development. All of the properties are situated in the western United States. The Lisbon Valley property in Utah is in the development stage and the Company has obtained an independent Feasibility Study for this property. The Champion Property, located in New Mexico, and the Cashin and Copper Spur properties, both located in Colorado are still in the exploration stage. In January 1997, the Company optioned the Cactus Gold Mines property in Kern County California. The Company intends to seek and acquire additional mining properties deemed by management to be worthy of exploration and development. The Company has no revenue-generating properties and receives only a limited amount of income from interest earned from investment of surplus cash on hand.

     Four of the Company's current projects are copper properties. The Company's profitability will be largely determined by the market price of copper, which is determined in world markets and is subject to wide fluctuations. The Company has no control or influence on the market price of copper. While the Company intends to employ a copper price hedging strategy at such time as it begins production, the ability of the Company to raise capital and to operate profitably could be impaired and development and production activities may have to cease.

     Copper is an internationally traded commodity the price of which is effectively established on terminal markets including the London Metal Exchange ("LME") and the New York Commodity Exchange ( COMEX ). Historically, the price of copper has been affected primarily by levels of production and consumption, prevailing trends of inventory levels and, to a lesser degree, inventory carrying costs (primarily interest rates and storage fees), international exchange rates and the actions of participants in the commodity markets. These factors have been of varying importance in influencing the prevailing price of copper and often have had divergent impacts on such price. The LME closing price of copper as of March 14, 1997 was $1.09 per pound.

     The primary uses of copper are in the building and construction industry, electrical and electronic products and, to a lesser extent, industrial machinery and equipment, consumer and general products and transportation. The consumption of copper for these purposes is affected by various factors, including trends in the world economy and market competition with other metals and materials.

     Once the Company begins production, it plans to enter into an offtake agreement with a metal trading company whereby such company will agree to purchase all copper produced by the Company on a property by property basis.

Royalties

     The Company must pay certain royalties on the production of minerals from two of the five properties in which it holds an interest. See "Description of Property."

Employees

     As of March 14, 1997, the Company and Summo USA, its wholly-owned subsidiary, employed seven persons on a full-time basis, five of which are officers of the Company or Summo USA.

Risk Factors

     Following is a synopsis of potential risk factors which could affect the Company.

Price of Copper

     All of the Company's current projects are copper properties. The Company's profitability will be largely determined by the market price of copper, which is determined in world markets and is subject to wide fluctuations. The Company has no control or influence on the market price of copper. While the Company intends to employ a copper price hedging strategy at such time as it begins production, in the event of a severe and prolonged decrease in the price of copper, the ability of the Company to raise capital and to operate profitably could be impaired and development and production activities may have to cease.

Financing and Expiration of Contracts

     As discussed throughout this document, the Company is developing the Lisbon Valley project. As part of this development, the Company has entered into a number of contracts for construction, mining and operating supplies. These contracts are contingent upon the Company obtaining necessary financing. If the Company is unable to complete the financing within a reasonable period of time, some of these contracts could require renegotiation resulting in possible increased costs over the life of the project.

Regulatory and Environmental Matters

     The following discussion is necessarily brief and is not intended to constitute a complete discussion of the various statutes, rules and governmental orders to which operations of the Company may be subject. All of the Company's properties are located in the United States and the Company has no present intent to acquire properties outside of the United States. Accordingly, the Company should not be subject to any environmental regulations outside of the United States. The Company's operations are and will be subject to extensive federal, state and local governmental regulations in the United States, which regulations may be revised or expanded at any time. A broad number of matters are subject to regulation.

     Generally, compliance with these regulations requires the Company to obtain permits issued by federal, state and local regulatory agencies. Certain permits require periodic renewal or review of their conditions. The Company cannot predict whether it will be able to obtain or renew such permits or whether material changes in permit conditions will be imposed. The inability to obtain or renew permits or the imposition of additional conditions could have a material adverse effect on the Company's ability to develop and operate its properties.

     A substantial portion of the Company's interests in properties is established under the US General Mining Law of 1872 (the "General Mining Law"). Under the General Mining Law, the right to extract valuable minerals discovered on federal public lands may be obtained by locating unpatented claims in the prescribed manner by filing a certificate of location in the appropriate county and federal register and paying the required recording fees. The United States Congress has previously considered a number of proposed amendments to the General Mining Law. The proposed legislation would have, among other things, changed the current patenting procedures, including the imposition of greater fees for patents, enacted new reclamation, environmental controls and restoration requirements and required the payment of a production royalty on claims. Although legislation has not been enacted, attempts to amend the General Mining Law can be expected to continue. The potential impact on the Company as a result of congressional action is difficult to predict, but would, in the case of imposed royalties, generally reduce the profitability of the Company.

     Environmental laws and regulations to which the Company is subject as it progresses from the development stage to the production stage mandate additional concerns and requirements of the Company. Failure to comply with applicable laws, regulations and permits can result in injunctive actions, damages and civil and criminal penalties. The laws and regulations applicable to the Company's activities change frequently and it is not possible to predict the potential impact on the Company from any such future changes.

     Certain of the Company's projected operations may be subject to air emission limitations required by the Clean Air Act and state implementing programs. Under the Clean Water Act, the Company will be required to obtain permits under the EPA's National Pollutant Discharge Elimination System ("NPDES") for discharges of certain pollutants into navigable waters.

Significant Developments Since December 31, 1995

     Summo continues to pursue its strategy to develop a base of low-cost copper production via open pit mining and heap leach solvent extraction electrowinning ( SX-EW ) processing. The Lisbon Valley Project is fully permitted and the Company is currently seeking financing for construction. Ground-breaking is expected to commence in June, 1997, pending completion of financing. Mining is anticipated to begin early in 1998 and initial cathode copper production is expected in the second quarter of 1998.

     The Copper Spur property has been added to our portfolio. Summo has also acquired options to purchase the Cactus Gold Mines property in southern California, a recently producing gold property which the Company believes has significant remaining exploration potential. The attraction at the Cactus property is the potential to prove a minable gold reserve on a property with substantial capital infrastructure already on site, and operating permits in place. The presence of these latter assets should facilitate a rapid re-start of mining and processing on the property if drilling and testing the current drill-indicated resource proves successful. Summo intends to either place the property in a separate company, sell the property, or bring in a joint venture partner to fund development and operations.

Lisbon Valley Project

     Pending availability of financing, the Company plans to start the construction of the Lisbon Valley mine in 1997. The Company will seek financing of approximately $45 million through a senior debt facility conditional on a new equity issue of stock in the Company for approximately $18 million. Management believes the Company has sufficient cash on hand until that point. If this capital raising is not completed, the Company may have to sell additional shares for working capital, however no assurance can be given that this capital can be raised in the existing equity market.

Permitting and Financing

     Permitting with the State of Utah was completed in January, 1997. The Final Environmental Impact Statement was issued by the U.S. Bureau of Land Management in February. At this writing the project is in the 30-day availability period before a Record of Decision is due to be announced in mid-March. ING Capital Corporation and Heller Financial, Inc., have signed a Letter of Commitment to provide a $45 million debt facility for project construction. Summo is in the process of raising the $18 million of equity to support this proposed debt facility in order to provide all the capital required for project construction and operation of the Company.

Engineering/Contracts

     Brown & Root, Inc. has agreed to provide contract mining services and to supply a new mobile equipment fleet for the project. MinCorp. and The Industrial Company (TIC) has agreed to perform detailed engineering and construction respectively on a lump-sum basis. Power for the project was arranged through PacifiCorp. on a long-term basis, and a contract was signed with Kennecott Utah Copper Corporation to provide acid for leaching for the first five years. A sales agreement is currently being negotiated with a metal trading company to purchase copper cathode FOB mine site.

     Basic engineering began in June, 1996, but was interrupted shortly thereafter as a result of a drop in copper prices due to events in the international copper market. Engineering efforts are expected to begin again in April, 1997. Long-lead equipment purchase orders are expected to be made in April, 1997, for delivery in the fall. Detailed engineering is expected to be completed in three months in anticipation of a June, 1997, construction start-up.

Construction Schedule

     Assuming the completion of project financing, construction will begin with road work, site preparation, and installation of foundations for buildings and crushers. Crushers are expected to be delivered in the fourth quarter of 1997 and fully installed and operable by the first quarter 1998. Leach pads and ponds will be installed simultaneously with the crushers. Mining is scheduled to begin early in 1998. Process facilities will follow and are expected to be complete in the second quarter 1998.

Operating Schedule

     Mining is projected to deliver 4.7 million tons of ore annually to the primary crusher. Acid leaching of crushed ore on the double-lined pad is projected to return sufficient copper in solution for production of 40 million pounds of cathode copper annually at a cash cost of $0.47/lb. The current reserves will provide a minimum mine life of 7-10 years at these production levels, depending upon copper prices.

Exploration Potential

     The ground between the Sentinel and Centennial deposits represents the prime exploration target on the Lisbon Valley property. Both deposits are contained in the same sandstone bed and are open-ended towards one another. A few drill holes already in the target area have intersected the ore zone, verifying a mineral deposit is present. The Centennial deposit is also open-ended to the southeast. The potential to substantially increase the reserves with further drilling in these areas is considered excellent. Airborne geophysical surveying over the property identified prominent resistivity anomalies associated with the three known orebodies. Similar resistivity signatures were detected at several other locations on the property and these represent attractive exploration targets which the Company intends to pursue.

Copper Spur Project

     Summo acquired the Copper Spur property through staking the prospective ground in September, 1996. The property is located in north central Colorado, and was mined intermittently from underground during the first half of the century; production grades averaged 2-4% copper. The orebody is contained in a shallow-dipping sandstone and conglomerate sequence of the Cambrian-aged Sawatch Quartzite. Underground workings cover an area of 700 feet of dip and 200 feet of strike and a minimum thickness of 10 feet. The top and bottom of the ore zone is not exposed underground. The full length of exposure is oxidized; channel sampling throughout the workings average 1.74% copper. Surface mapping reveals the outcrop expression of the ore zone has a strike length of roughly 5000 feet, and the only drill hole on the property suggests a dip length of 1200-1500 feet. A 15- hole drilling program is planned for this spring/summer to test a portion of the target area for the continuation of the high grade copper oxide zone exposed in the underground workings.

Cashin and Champion Projects

     The Cashin and Champion projects are copper oxide projects in the mid-stage of exploration. The Company intends to continue exploration of these properties once the Lisbon Valley Project is in full production.

Cashin Project

     The Cashin project is located in western Colorado, just 15 air miles from the Lisbon Valley property. Column leach tests of oxide ore crushed to -1/2 inches were completed on bulk samples from underground. Recovery of copper was 90% in 45 days, reflecting moderately fast leach kinetics. Test work this year will assess recovery at larger crush sizes. A small drilling program is planned for 1997 which will test the open eastward extension of the current deposit.

Champion Project

     The Champion Project is located in Taos County, New Mexico. Drilling in 1996 extended the known limits of copper oxide on the property. Average ore intercepts in 1996 were 77 ft. grading 0.28% copper, down from 201 feet grading 0.37% copper cut in 1995. A mineral deposit of 19 million tons grading 0.34% copper has been indicated as minable at a strip ratio of 1:1. Engineering and environmental work is planned for 1997 to determine the best approach towards permitting and development of the project.

Cactus Gold Mines Property

     In January of 1997, Summo acquired options to purchase the interests of Hecla Mining Company and Dakota Mining Corporation in the Cactus Gold Mines property located in Kern County, California. The property was first mined in the 1930's from underground workings along a high-grade vein located at the contact between volcanic rocks and underlying intrusive rocks. CoCa Mines re-opened the property in 1986 and mined oxide ore from several shallow pits. Included in these was the Shumake pit, which intersected the high-grade vein near the bottom of the pit. All open pit ore was processed by heap leach; recoveries averaged +80% for gold and 40% for silver. Overall the property has produced over 400,000 ounces of gold and more than 3 million ounces of silver.

     Deep drilling by CoCa Mines in the mid-1980's cut the high-grade vein in several holes adjacent to the Shumake pit. The vein consists of brecciated and silicified rocks enveloped in a low- grade halo which in aggregate averages about 100 feet thick. A drilling program of 12,000 feet is planned for the first quarter of 1997 to confirm the intercepts and continuity of grade in this target area. Summo s geologists believe the deep extension to the Shumake deposit is amenable to open pit mining and heap leach processing. The infrastructure present on site would provide a significant savings in capital required to develop the resource, and their presence would save on capital costs and offset the costs of pre-production stripping to access the deep resource.

ITEM 2.   DESCRIPTION OF PROPERTY

Glossary of Terms

"acid leaching": the use of acid to extract metals from rock (crushed ore).

"adit": horizontal mine opening in the ground which extends underground an undefined distance.

"air track drill": a drill mounted on a track-crawler which utilizes compressed air to power a drill bit and recovers a sample of pulverized rock by blowing the sample up the open hole created by the drill.

"alluvium": a general term for unconsolidated sediment of any size deposited during relatively recent geologic time by wind or water on a flood plain or delta or as an accumulation on the flank or at the base of a mountain or hillside.

"cathode copper": copper metal formed by plating copper out of solution on stainless steel blanks.

"channel-sampled": a term used to describe a sample taken from a surface or underground rock or soil exposure by cutting a channel in the material and collecting all the material derived from the channel.

"lode claim": a portion of mining ground held under the General Mining Law and applicable local laws. The maximum size of a mineral lode claim is 600 feet by 1,500 feet.

  "condemnation purposes": drilling which is conducted in areas where surface facilities are planned to demonstrate/insure that there are no ore reserves beneath the proposed facility sites which would be jeopardized by building the facilities at those sites.

"cyanide leach test": a wet chemical test performed to determine the amount of material soluble in a solution containing cyanide of a given strength. Generally used to determine the amount of soluble copper sulfide minerals in a sample.

"feasibility study": a report prepared by a qualified independent engineering firm which establishes the technical and financial feasibility of developing a mineral deposit as a profitable mine.

"fee title": all legal rights to the surface and subsurface of land. Fee title includes mineral rights unless such rights are specifically excluded.

"grade": a term used to described the amount of a given metal contained within a volume of rock expressed as either a percentage (as in copper) or as units per ton of rock.

"heap leach": the process of heaping rock from an open pit or underground mine on a pad or dump for the purpose of irrigating the material with a solution to extract the desired metal from the rock.

"hydrologic data": information on the water resources of the area.

"intercepts": intervals in a drill hole which contain attractive values of the metal being sought.

"large diameter core drilling": core of a diameter of 3"-6" drilled for gathering metallurgical samples.

"leach": the extraction of products from material via application of a solution.

"leach kinetics": the study of the rate at which product is leached from material, including time requirements, and recovery rate changes associated with different sizes of material.

"LME Grade A standards": London Metal Exchange purity standards for refined copper.

"makeup water requirements": the amount of water required to replace water lost to evaporation.

"metalliferous minerals": minerals yielding or containing metals.

"millsite claims": claims located on federally-administered public lands which are intended for the location of processing facilities to process rock mined from other lands or properties. The maximum size of a millsite claim is 5 acres.

"mineralization":  the presence of minerals of value in rock.

"mineralized lenses": lens-shaped volumes of rock which contain minerals of interest.

"net proceeds": the gross amount received after deducting freight and handling charges from the point of final treatment to the point of final sale.

"net smelter return": the net revenues derived from the sale of a metal product after deduction for the cost of smelting and refining (if applicable). Deductions also often include transportation to market.

"oxide mineralization": rock which contains a predominance of oxidized minerals of interest (oxides, carbonates, sulfates or other compounds containing oxygen).

"oxide zone": that portion of a mineral deposit which is characterized by a dominance of oxide minerals.

"pads": lined facilities on which crushed ore is placed and minerals extracted by a leach process.

"patented claim": a claim for which the holder has been granted fee title. Patented claims are not subject to assessment requirements.

"pit dewatering": pumping of groundwater from the vicinity of the pit areas to lower the level of groundwater to insure the working areas in the pit remain dry.

"ponds": lined facilities in which leaching solution with dissolved minerals collects.

"probable (indicated) reserves": reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites of inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

"proven (measured) reserves": reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, working or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established.

"reserve": that part of a mineral deposit which could be economically extracted or produced at the time of the determination.

"reverse circulation drilling": the process of drilling a hole in the ground with dual-tube rods which provide air to the bit face down the inner rod and bring the sample to the surface in the space between the inner rod and the outer rod via forced air or water. The sample does not come up the open hole as in air- track drilling.

"solvent extraction-electrowinning": the process of recovering metal from solution by employing the use of organic solvents to extract the metals from solution, stripping the metals from the solvents with a strong acid, then plating the metals onto starter sheets or stainless steel blanks by passing a high-density electric current through the metal-rich acid.

"sulfide mineralization": rock which contains a predominance of sulfur-bearing minerals rather than oxygen-bearing minerals.

"sulfide zone": that portion of a deposit which is predominantly characterized by minerals of interest containing sulfur instead of oxygen.

"stratigraphic mapping": the process of recording information on maps regarding the sequence (stratigraphy) and character of the sedimentary rocks of interest.

"strip ratio": the proportion of waste material to economic material within a given open pit scenario.

"tabular body": a volume of material shaped like a table-top, with two dimensions significantly longer than the third.

"ton":  2,000 pounds, dry weight basis.

"tonnage factor": a factor used to convert volume to tonnage based upon the density of the ore.

"unpatented claim": a claim located in accordance with the General Mining Law giving the holder exclusive rights to the surface and to minerals located below the surface of the claim area.

"vein": a mineralized zone having a more or less regular development in length, width and depth which clearly separates it from neighboring rock.

"waste": barren rock in a mine, or mineralized material that is too low in grade to be mined and milled at a profit.

"wet ton royalty": a fee paid based upon the weight of economic material mined, as it comes out of the ground, with its natural moisture content (as opposed to "dry tons" which are calculated free of contained moisture).

"wildcat holes": holes which are drilled in a new target area or without significant information, designed to find a new deposit suspected but not known to lie beneath the surface.


A.   LISBON VALLEY PROPERTY, SAN JUAN COUNTY, UTAH

Known Reserves

     As part of the Revised Final Feasibility dated October 23, 1996 done by Robert &Schaefer, the Company commissioned an independent consultant, Kelsey Associates, LTD. ( KEI ) of Denver, Colorado to prepare reserve estimates for the Centennial, Sentinel and GTO deposits assuming a copper commodity price of $0.90 per pound;. These reserves were then given to Gary Simmerman, an independent consulting mining engineer, to determine a Mine Production Schedule. The following table shows KEI's estimated minable ore reserves as adjusted for the Mine Plan:

At a copper price of $0.90/lb.

                                        Millions
                Ore Tons                of Lbs.       Strip
Deposit        (thousands)    Grade%    Copper        Ratio*
-------        -----------    ------    ------      ---------
Sentinel          6,716        0.312      41.9      0.55:1.00
Centennial       25,310        0.484     244.9      1.86:1.00
GTO               2,998        0.631      37.9      4.51:1.00

TOTALS           35,024        0.464     324.7      1.84:1.00

*    Tons of waste : tons of ore.

These estimates include both proven and probable reserves and are based on in-place material. The Revised Final Feasibility Study anticipates that between 5% and 10% of copper will be lost in the leaching process. The aggregate net recovery rate for the project is estimated to be 90%.

Location and Access

     The Lisbon Valley Property comprises approximately 5,940 acres and is situated in southeastern Utah, about five miles west of the Colorado border and about 45 miles southeast of the town of Moab, Utah. The Property lies within a northwesterly-trending flat-bottomed valley at an elevation of about 6,400 feet above sea level and comprises 256 unpatented lode mining claims and fractions, three State of Utah leases covering approximately 960 acres, a lease of approximately 160 acres of private land and fee ownership of approximately 400 acres of private land. Assessment rental fees of $100 per unpatented claim are required to be paid annually on or before August 31 of each year. The Lisbon Valley Property is reached by road from Moab, where most services and supplies may be obtained. Access to the various parts of the Property is by county maintained gravel road.

 Interest of the Company in the Property

     The Company's interest in the Lisbon Valley Property originated from an agreement whereby Summo USA acquired by assignment certain leases and other agreements. Since such assignment, the Company has obtained a direct interest in certain of the assigned leases and acquired rights to additional property in the region.

    Pursuant to a restated agreement (the "Agreement"), dated as of March 10, 1994, among the Company, Summo USA, St. Mary Minerals Inc., a Colorado corporation ("St. Mary") and MLP Associates Limited, a Colorado limited partnership ("MLP"), Summo USA acquired by assignment of certain underlying agreements from MLP all of MLP's interest in and to approximately 4,720 acres of the Lisbon Valley Property in consideration of the issuance of 2,400,000 common shares of the Company (the "Purchase Shares") and certain other payments and covenants. Summo USA also assumed the obligations to make all of the payments under the underlying agreements. The Purchase Shares were issued one-half upon execution of the Agreement and one-half in September 1995 following the issuance of a Feasibility Study. Prior to entering into the Agreement, the relationship between MLP and the Company was arm's length. The Company was also required to make certain cash payments to MLP until June 1995.

    The following summarizes the material terms of the agreements covering separate property parcels of land pursuant to which the Company now holds interests with ore reserves in the Lisbon Valley Property:

1. Lease dated April 20, 1988, as amended by agreement dated July 24, 1993, between MLP as lessee and Lisbon Copper Ltd.
    ("Lisbon Copper") as lessor.
    a. This is a lease for the rights of Lisbon Copper in certain unpatented load mining claims covering an aggregate of approximately 800 acres, certain fee land situated in San Juan County, Utah, covering an aggregate of 160 acres.
    b. The lease is for a primary term of ten years commencing April 20, 1988 and for so long thereafter as minerals are produced from the Leased Premises in commercial quantities.
    c. Lisbon Copper receives a production royalty based on "Net Proceeds" per pound of "Product" sold during each calendar month as follows:

         Net Proceeds per Pound               % Net Proceeds
         ----------------------               --------------
         Less than $1.00                            5.0%
         $1.00 to $1.20                             5.5%
         Over $1.20                                 6.0%

         "Net Proceeds" means the gross amount received by Summo USA after deducting freight and handling charges from the point of final treatment to the point of final sale. Summo USA may deduct the royalty payable with respect to underlying leases and subleases from the royalty due to Lisbon Copper, subject to a minimum royalty of 1.5% Net Proceeds payable to Lisbon Copper. "Product" means all mineral and/or metals mined and removed from the Leased Premises and processed and sold in any chemical, mineral or metallic form.

    d. Summo USA has been required to pay a minimum advance royalty to Lisbon Copper of $1,500 per month through June 1994, $2,500 per month through June 1995 and $3,000 per month thereafter.
    e. Lisbon Copper's entire right, title and interest may be purchased for $500,000 if the purchase is made within one year of the first sale from commercial production of minerals from the Lisbon Valley Property, which purchase price increases by $50,000 per year thereafter. Upon purchase, all of the above royalties are eliminated.
    f. A royalty of $0.15 per wet ton of ore to be mined is payable for production from claims covering a portion of the Sentinel Deposit (described hereinafter).

2. Utah State Metalliferous Lease No. 20569 dated May 28 1963, as amended August 15, 1995 ("ML20569").

    a.   This lease is for the mineral rights to approximately 480 acres.
    b. The term expires December 31, 2004, unless minerals are then being produced from the leased premises in commercial quantities.
    c.   The  annual rental is $480.
    d. A royalty of 4% of gross proceeds less refining and processing costs is payable to the State of Utah, with a minimum annual payment of $7,875 to be credited against such royalties.

3. Mining Lease dated October 15, 1973 between Tintic Uranium Company as lessee and Centennial Development Company as lessor, as amended by an agreement dated January 5, 1993.

    a. This lease is for the surface and mineral rights for approximately 160 acres of land.
    b. The term is ten years from October 15, 1973, with unlimited rights of renewal for additional ten-year terms provided minimum work requirements are satisfied. The term has been extended to October 15, 2003.
    c. A 3% royalty on net smelter returns is payable on production of non-fissionable minerals. "net smelter returns" means all sums received by Summo USA for the sale of ores or other products from the leased premises in an arm's-length transaction, less all transportation and treatment charges not deducted by the purchaser.
    d.   The minimum royalty is $1,000  per year.

4.  Utah State Lease for Metalliferous Minerals No. 17661 dated
    February 20, 1959, as amended August 15, 1995 ("ML17661").

    a.   This lease is for the mineral rights to approximately 160 acres.
    b. The term expires December 31, 2004, unless minerals are then being produced from the leased premises in commercial quantities.
    c.   The annual rental is $160.
    d. A royalty of 4% of gross proceeds less refining and processing costs is payable to the State of Utah, with a minimum annual payment of $2,625 to be credited against such royalties.

The following summarizes the material terms of the agreements covering separate parcels of land pursuant to which the Company now holds interests without ore reserves in the Lisbon Valley Property.

5. Lease dated October 26, 1992 between MLP as lessee and Steve Kosanke and Mary Lou Kosanke as lessor.

    a. This lease is for the lessor's interest in seven unpatented lode mining claims covering approximately 120 acres.
    b. The term is six years from October 26, 1992 and for so long thereafter as minerals are being produced from the leased premises in commercial quantities.
    c. Minimum advance annual royalty payments are $2,800 due on October 26, 1996 and each year thereafter.

    d.   A 2.5% royalty is payable upon the Net Proceeds of production.
    e. "Net Proceeds" means the gross amount received by Summo USA after deducting freight and handling charges from the final treatment to the point of final sale.
    f. Summo USA has an exclusive option to purchase all of the lessor's right, title and interest in and to the seven unpatented lode mining claims for $100,000 less the sum of all royalty payments made up to the date of purchase.

6.  Purchase Option Agreement dated May 1, 1995 between Summo
    USA and Lisbon Land & Livestock Company.

    a. This agreement was in the form of an option to purchase two parcels, one of which is approximately 320 acres and is being evaluated by the Company for its potential to serve as the site of a processing plant for the Lisbon Valley project and the other is approximately 80 acres and will be explored for its mineral potential along with the Company's other property in the Lisbon Valley. For $20,000 Summo USA acquired the option to purchase the two parcels together with all mineral rights, water rights and improvements, but exclusive of oil and gas rights, for an aggregate purchase price of $240,000. The option was exercised in September 1995.

    b. Lisbon Land & Livestock reserved a 1% royalty on the net returns from all ores, minerals, concentrates or other products mined and removed from the 80-acre parcel and sold or processed by Summo USA.

7.  Lease dated August 3, 1992 between MLP as lessee and J.F.
    Costanza and Joyce L. Costanza as lessor.

    a. This lease is for 43 unpatented lode mining claims covering approximately 860 acres excluding the rights to any vanadium and uranium therein.
    b. The term is six years from August 3, 1992 and for so long thereafter as minerals are being produced from the leased premises in commercial quantities.
    c.   A 2% royalty is payable upon the Net Proceeds (defined
         as above) of production.
    d. Summo USA has an exclusive option to purchase all of the lessor's right, title and interest in and to the 43 unpatented lode mining claims (including the vanadium and uranium rights thereto) for $2,000,000 less the sum of all royalty payments made up to the date of purchase.

8. Special Use Lease Agreement No. 707 dated December 15, 1986 between MLP as lessee and the State of Utah as lessor.

    a. This lease grants Summo USA the right to build a copper processing plant on approximately 55 acres located within the area leased by Summo USA under ML17661 and ML20569. The Company plans to use such land for supplemental processing facilities.
    b.   The term is 16 years from August 1, 1986.
    c.   The annual rental is $1,340.

9.  Utah State Lease  for  Metalliferous Minerals  No. 46431 dated  February 22,
    1994.

    a.   This lease is for the mineral rights to approximately 320 acres.
    b. The term is ten years from March 1, 1994 and for so long thereafter as minerals are being produced from the leased premises in commercial quantities. The State of Utah has the right to adjust the terms and conditions of the lease every ten years.
    c.   The annual rental is $320.
    d. A production royalty of 4% of gross value is payable for ores produced on the leased premises.

10. Purchase Agreement between Summo USA and Michael L. Wilcox dated February 29, 1996.

       This agreement covered the purchase by Summo for $50,000 of 200 surface acres, 160 acres of which cover mineral rights leased from Tintic Uranium.

As of December 31, 1996 all required payments had been made on these leases. A Decree Quieting Title to the entire property was filed in the Seventh District Court of San Juan County on September 4, 1996.

Present Condition of the Property

    There are four established copper deposits within the Lisbon Valley Property which have previously produced minerals as follows:


                                  Tons Mined
     Deposit                   (Approximately)
     -------                   ---------------
     Globe                         Unknown
     Centennial                    350,000
     Sentinel                      100,000
     GTO                           450,000


    The Globe deposit is now considered to be essentially mined out.

    Centennial Deposit. This is the largest known and best explored deposit in the area. The deposit is roughly rectangular in plan with dimensions of 2,600 ft. by 1,200 ft. Over 500 drill holes have defined three or four overlapping mineralized lenses in a 300-foot stratigraphic section and which dip 5 degrees to 25 degrees southwest toward the Lisbon Valley Fault. The lenses vary in thickness from about 40 to 150 feet, with the greatest thicknesses adjacent to the fault. One stratigraphic unit in particular, known as Bed 15, is up to 150 feet in thickness and is generally well mineralized.

    Sentinel Deposit. Copper mineralization occurs in the middle and upper parts of Bed 15, and the mineralized section averages 39 feet in thickness. The mineralization occurs in a tabular body dipping 10 degrees to 25 degrees to the southwest, toward the Lisbon Valley Fault. The dimensions of the deposit are 1,300 feet by 1,100 feet and it is open to the east and south.

    GTO Deposit. This is a high-grade deposit about one mile south of the Centennial deposit. Copper occurs in the Dakota sandstone.

Previous Work Undertaken

    The Lisbon Valley Property has been the site of mining exploration, development and production for almost 100 years. The most intense activity has taken place since 1969 when Keystone-Wallace Resources ("KWR") rebuilt the copper leach plant and began a systematic development and mining program.

    KWR mined and processed approximately 900,000 tons of ore from the Lisbon Valley Property: 350,000 tons of 1.25% copper from Centennial; 450,000 tons of 1.75% copper from GTO; and 100,000 tons of 0.45% copper from Sentinel.

    Between 1974 and 1992, a series of operators conducted drilling programs on the Lisbon Valley Property, principally on the Centennial Deposit. In 1988, MLP acquired a lease on the Property.

    In 1992, Kennecott Exploration ("Kennecott") optioned the Lisbon Valley Property from MLP and drilled five widely-spaced vertical holes across the lower Lisbon Valley. One hole, 700 feet deep and drilled in the Centennial pit, averaged 0.33% Copper over 530 feet and was stopped while still in mineralization. Kennecott terminated its option in 1993. Management believes that Kennecott terminated its option because the likely reserves in the Property were relatively small in comparison to the other copper production of Kennecott.

    In July 1993, St. Mary, by preliminary agreement, acquired a lease on the Lisbon Valley Property from MLP for the benefit of Summo USA, which had not at that time been incorporated. St. Mary then initiated a program of data compilation and review, reverse circulation drilling, large diameter core drilling, detailed stratigraphic mapping and additional land acquisition.

Work Completed by the Company

    Since August 1993 and through December 31, 1996, the Company has spent approximately $4,800,000 on the Lisbon Valley Property for land acquisition costs, rental payments, drilling, metallurgy, assaying, a Feasibility Study, and general and administrative expenses.

    The 1993 drilling program consisted of 29 reverse-circulation holes totaling 9,683 feet on the Centennial Deposit in locations where the spacing between earlier holes was considered to be too great. The results of the drilling showed a close correlation between the predicted thickness and grade; the average thickness of 39 intercepts was 61 feet and the actual weighted average grade was 0.49% of copper. These results do not affect the reserve calculations for the Centennial Deposit.

    The Company carried out leach tests on the drill cuttings from the 29 holes drilled in 1993. The results indicated that about 90% of the copper in the various ore types can be recovered by acid leaching. Earlier work by St. Mary on a one-ton representative sample of Lisbon Valley ore, crushed to minus four inches and leached in a 24-inch column, resulted in a 76% recovery in 45 days with low acid consumption.

    In December 1994, the Company completed an additional 68 reverse-circulation drill holes on the Lisbon Valley Property, with 48 of the holes containing visible copper over minable widths. The Company received updated reserve calculations in July 1995. See "Known Reserves." Work by the Company during 1996 is discussed under Management Discussion and Analysis of Financial Condition and Results of Operations.

    Drilling on Lisbon Valley was conducted in two phases in 1995. The first phase was completed in May 1995 and designed for condemnation purposes in the proposed waste dump area adjacent to the Centennial deposit. All ten holes confirmed no ore lies beneath the proposed waste dump site. A second phase of drilling was completed in December 1995 and designed to fill in gaps in the drill density on the periphery of the Centennial deposit. All twelve holes cut ore grade over minable widths in areas which were carried as waste in the then-current mine plan. A new ore reserve was calculated, and a new pit was designed to accommodate the additional ore intercepts in May of 1996.

    Metallurgical tests continued on drilling cores from the deeper portion of the Centennial deposit to further quantify leach kinetics for ore to be delivered to the pad during the second half of the planned mine life. The tests show recovery of approximately 90% of the total copper can be achieved by leaching of ore crushed to -1 1/2 inch size in a period of approximately 400 days.

    The Company obtained a Feasibility Study in August 1995 on the Lisbon Valley Property prepared by Roberts & Schaefer Company ( Roberts & Schafer ), an independent mining engineering and consulting firm. The Company had Roberts & Schafer complete a Final Feasibility Study ( Final Feasibility Study ) based on the ore reserves and new operating and capital costs received, which was completed June 18, 1996. The Company had Roberts & Schafer update the Final Feasibility Study based on an ore reserve using $0.90 copper prices to produce a Revised Final Feasibility dated October 23, 1996. This reduced the tons of ore but increased the grade and decreased the strip ratio, ultimately reducing cost. This Revised Final Feasibility contemplates a project wherein the Company will mine the Centennial, Sentinel and GTO deposits by open-pit methods using acid leaching and SX-EW technology. The mined ores will be processed at a processing facility designed to produce cathode copper to meet LME Grade A standards (approximately 99.99% copper). Also included with the mining and process operations will be a truck shop for servicing the mine fleet, a laboratory for maintaining control of mining and process activities and an administration building for mine management, engineering and accounting personnel. All mining equipment and mining services will be supplied to the Company through a fixed contract from Brown & Root, Inc.

    The Revised Final Feasibility Study estimates the initial capital costs for the project to be $48.4 million including all process equipment, infrastructure, engineering/construction management, working capital, pre-operating capital, installation, permits, royalty, spares and contingencies. The average cash operating costs over the life of the mine, exclusive of the cost of capital, are estimated to be $4.3 million per quarter, or $.47 per pound of copper produced. The total life of mine capital and operating costs are estimated to be $0.72 per pound of copper produced. Both capital and operating cost estimates are believed to be calculated to 5% accuracy, which reflects the fact the Company has signed letters of intent for an engineering, procurement & construction ( EPC ) contract to construct the plant and a fixed price for the mining cost, which is 50% of operating cost, and contracts for delivery of acid and power which comprise an additional 20% of operating cost.

    A series of pro forma cash flow analyses were performed as part of the Revised Final Feasibility Study using assumed copper prices ranging from $.90 per pound to $1.10 per pound. The pro forma cash flow analysis show nominal cumulative profitability over the 9-year duration of the project at an assumed copper price of $0.90 per pound and increasing profitability as the copper price increases from such level.

     The Revised Final Feasibility Study concludes that the project is economically sound, and although the risk and sensitivity analyses performed by Roberts & Schaefer disclose risks principally deriving from the variability of the market price of copper, the Revised Final Feasibility Study shows significant profit potential. Subject to the availability of capital, the Company intends to develop and mine the Lisbon Valley Property according to the recommendations and descriptions in the Revised Final Feasibility Study.

Plant and Equipment

    There is no surface plant or equipment on the Lisbon Valley Property other than a three-phase 12 kV power line which is not sufficient to support all the power requirements of the mine but which may be utilized in addition to a new 69 kV power line which will to be run approximately ten miles to the site. The initial cost to the Comapny of the new power line will be $750,000, which amount is included in the estimated initial capital costs.

Environmental Matters

    The Company has retained a consulting firm to conduct various technical and baseline studies on the Lisbon Valley Property. These include ground water quality testing and monitoring, environmental baseline studies of the flora, fauna and soils in the Lisbon Valley, and a study of the soil available for reclamation purposes.

    The environmental baseline studies undertaken regarding flora, fauna and soils do not indicate that there are any threatened or endangered species of plants or fauna which have been found or are likely to be present in the area of the Lisbon Valley Property. The soils tested to date do not indicate any deleterious chemical properties.

    Baseline hydrolic data, pump tests on groundwater for pit dewatering and makeup water requirements, and flora and fauna studies continued through 1996 as part of the permitting process on Lisbon Valley.

    Permitting for construction and operation commenced in August 1995 after completion of a positive Feasibility Study. A Notice of Intent was approved and a Memorandum of Understanding was reached between the Company, its third-party contractors, and the BLM regarding the manner and time-frame anticipated for permitting the project as described in the Notice of Intent. The Draft Environmental Impact Statement (DEIS) was completed on May 31, 1996. This document recommends development of the property as proposed by the Company with an alteration to the location of a small waste dump site. The public comment on the DEIS closed on July 15, 1996, with no significant adverse comments.
Permitting with the State of Utah was completed in January, 1997. The Final Environmental Impact Statement was issued by the U.S. Bureau of Land Management in February. At this writing the project is in the 30-day availability period before a Record of Decision is due to be announced in mid-March.

    See "Item 1. Business - Regulatory and Environmental Matters" for a discussion of other potential environmental issues which could arise with respect to the property.

COPPER SPUR PROPERTY

No Known Reserves

     The Company is in the exploration stage with respect to the Copper Spur Property and the property is without a known body of reserves. Because of the recent date of acquisition of the property the Company has not yet commissioned independent geologists and consultants to perform certain tests on the property or to make preliminary estimates of the extent of the mineral deposit(s) and the metallurgical properties of the deposit(s). Work completed by the Company is described below.

Location and Access

     The Copper Spur Property covers approximately 600 acres and is located in north-central Colorado, approximately 65 miles south of Hayden, Colorado. The property consists of 30 unpatented lode mining claims. Assessment rental fees of $100 per claim are required to be paid annually on or before August 31 of each year. The property is accessible via highways and a county maintained gravel road.

Interest of the Company in the Property

     The Company owns directly 30 unpatented lode mining claims staked in September and October, 1996 on public lands administered by the U.S. Bureau of Land Management.

Previous Work Undertaken

     The copper + lead deposit on the property was first mined in the early 1900's. Small scale underground production of high grade copper and lead occurred sporadically into the 1950's. There are no official records of production from the mine in the Company's possession, but average ore grade was reported to be +2% copper. Underground workings extend down-dip for a distance of 650 feet and cover a cross-strike width of 200 ft. Almost all of the workings are contained within the copper-bearing rock unit.

     The property was staked in 1994 by Chemical Lime Company (CLC) to cover exposures of the Leadville Limestone which overlies the copper-bearing unit. CLC drilled four diamond drill holes on the property in 1995 on a spacing of approximately one-mile centers, targeting all of the holes for the limestone unit. One of the holes was drilled in the area of the copper deposit, and it apparently intersected copper immediately below the limestone unit, where the hole was terminated. None of the other three holes penetrated the copper-bearing unit. CLC dropped their claims in August, 1996 and the Company staked the ground immediately thereafter.

Work Completed by the Company

     The Copper Spur property contains a stratabound disseminated copper oxide deposit and target area contained within the Cambrian Sawatch Quartzite. The deposit/target dips shallowly to the south at a slightly higher angle than the topographic slope. The Company completed surveying of the underground workings and channel sampled the workings on regular 50 ft. intervals. Complete back-to-floor channel samples were taken throughout the underground workings to document the copper content of the deposit/exploration target. Both back and floor remain in the copper zone. Average channel height was approximately 8 ft. The channel samples cover an area with dimensions of 700 ft. x 200 ft. The 26 full-height channel samples returned values from 0.327%Cu to 6.50%Cu, with an average of 1.74%Cu. The full thickness of the copper zone is unknown. The deposit is truncated by a fault along the eastern edge of the workings, but the displacement on this fault appears to be nominal, with the offset extension to the deposit probably lying within a vertical distance of 50 ft. or less.

     Surface geologic mapping of the property indicates the target area has dimensions of approximately 5,000 ft. x 1,500 ft., and lies at depths of less than 200 ft. A 15-20 hole drilling program for 1997 is being planned to test the extensions to the deposit throughout the target area.

Planned Exploration Program

     A preliminary drilling program is being planned for 1997 to test the potential of the known deposit and surrounding target area. The deposit/target lies at shallow depths below the surface, based on preliminary geologic mapping. The Company plans to drill 15-20 shallow (200-300 ft.) holes across an area approximately 1,500 ft. X 1,500 ft. To initially test the potential of the target area. Follow-up drilling of an additional 15-20 holes would ensue upon discovery of appreciable copper in the first phase of drilling.

     Detailed mapping and soil/rock sampling of the known ore horizon across a strike length of greater than one mile will also help quantify the full potential of the property.

Plant and Equipment

     There are no surface or underground plant or equipment on the Copper Spur Property, other than the vestigial remnants of small iron precipitation tanks and ponds which were built on the property in the 1950's. These have no value nor do they represent an impediment to development of the property.

Environmental Matters

     The Copper Spur Property is in an arid geographic location and has had a long history of exploration and mining activity. The Company has yet to undertake an environmental review of the Property and will undertake such review if and when it conducts a Feasibility Study on the Property. See "Item 1. Business Regulatory and Environmental Matters" for a discussion of potential environmental issues which could arise with respect to the property.

C.  CASHIN PROPERTY, MONTROSE COUNTY, COLORADO

No Known Reserves

    The Company is in the exploration stage with respect to the Cashin Property and the property is without a known body of reserves. The Company has performed or commissioned independent geologists and consultants to perform certain tests on the property to make preliminary estimates of the extent of the mineral deposits and the metallurgical properties of the ore located on the property.
The results of those tests are summarized below. The following information provides no information about the economic or legal feasibility of extraction of minerals on the Property and no assurance can be given that the Cashin Property contains a commercially minable mineral deposit until further close drilling is performed and a final economic Feasibility Study based upon such work is completed.

    In January, 1996, the Company received results from an independent consulting geologist of a mineral deposit estimate for the Cashin deposit based upon all available drilling results including the Company's 1994 and 1995 drilling programs. The estimated geological mineral deposits were 13,127,754 tons grading 0.496 percent copper. The mineral deposit volume was calculated to include the volume of ore contained within the drill hole patterns, but in no event further than 200 feet from a drill hole. The volume calculation was further constrained by the top and bottom of the ore host sandstone (Wingate Sandstone). A tonnage factor of 13 cubic feet per ton was used to convert volume to tonnage. This is the factor commonly used to compute tonnage for the Wingate Sandstone formation throughout the region. Grade was calculated by a weighted average of all intercepts contained within the volume of the deposit.

     Drill cuttings from the Company's 1994 drill program were tested for their metallurgical properties. A total of 296 samples were taken, representing all of the five-foot intercepts which assayed 0.1% copper or higher. 138 of the samples in the oxide zone were subjected to acid leach tests and produced average recoveries of 85.5%. 121 samples from the sulfide zone were subjected to cyanide leach tests and produced average recoveries of 83%. There was a wide range of individual recoveries, probably due to mineralogical differences.

     Because of its open-pit, heap leach potential, the primary exploration target on the Cashin Property is the Wingate Sandstone bed adjacent to the Cashin Fault and the Cliff Dweller Fault. The recent drilling and mapping indicate that, although only a small portion of the Cashin Fault zone has been explored by drilling, it has positive potential for open pittable disseminated type copper deposits.

     The Company obtained a report in February, 1995 from an independent mining engineer concerning its interest in the Property (the "Cashin Report"). The Cashin Report recommended additional drilling of the Cashin oxide zone to increase the mineral deposit base and several wildcat holes to test other veins such as the Cliff Dweller and Michigan. This program was completed in June, 1995. Nineteen additional holes were drilled and 16 of the holes intersected the deposit in the main target zone and returned an average grade of .59% copper over 134 feet including one hole which intersected 160 feet of 1.18% copper. Three holes failed to intersect significant mineralization.

Location and Access

     The Cashin Property covers approximately 2,542 acres and is located in the southwestern corner of Colorado, approximately 50 miles southeast of Moab, Utah, five miles south of Paradox, Colorado, and situated about 20 miles northeast of the Lisbon Valley Property. The Property consists of 14 patented and 122 unpatented mining claims and three millsites. Assessment rental fees of $100 per unpatented claim are required to be paid annually on or before August 31 of each year. The Property is accessible via highways and a county-maintained gravel road.

Interest of the Company in the Property

     The Company holds options to purchase the patented claims and 68 of the unpatented claims. The Company also directly holds 56 additional unpatented claims. The Company's interest in the Cashin Property originated from two underlying option agreements which were assigned to Summo USA from St. Mary in November 1993. The two agreements are as follows:

     Moretz Agreement. Pursuant to an Exploration and Purchase Option Agreement made as of September 1, 1993, (as revised March 29, 1996), Summo USA maintains an option (the "Option") to purchase a 100% ownership interest in 12 patented lode mining claims and three patented millsites containing an aggregate of approximately 102 acres on or before September 1, 2000, by paying to the owners the sum of $370,000 as follows:

         a.   $10,000  upon execution of the agreement
         b.   $20,000  on or before March 1, 1994
         c.   $20,000  on or before September 1, 1994
         d.   $50,000  on or before September 1, 1995
         h.   $50,000  on or before September 1, 1996
         i.   $50,000  on or before September 1, 1997
         j.   $50,000  on or before September 1, 1998
         k.   $50,000  on or before September 1, 1999
         l.   $70,000  on or before September 1, 2000

     As of December 31, 1996 all required payments had been made. During the term of the Option, Summo USA has the unrestricted right to conduct exploration and development operations on such claims.

     Ahlstrom/Peacock Agreement. Pursuant to an Option Agreement made as of September 27, 1993,(as revised March 29, 1996), Summo USA maintains an option to purchase an undivided two-thirds ownership interest in two patented lode claims and a 100% ownership interest in 68 unpatented lode claims containing an aggregate of approximately 1,320 acres on or before September 1, 2001, by paying to the owners the sum of $770,000 as follows:

         a.   $10,000  upon execution of the agreement
         b.   $20,000  on or before March 1, 1994
         c.   $20,000  on or before September 1, 1994
         d.   $50,000  on or before September 1, 1995
         e.   $50,000  on or before September 1, 1996
         f.   $100,000  on or before September 1, 1997
         g.   $100,000  on or before September 1, 1998
         h.   $100,000  on or before September 1, 1999
         i.   $120,000  on or before September 1, 2000
         j.   $200,000  on or before September 1, 2001

         As of December 31, 1996 all required payments had been made.


Previous Work Undertaken

     The copper-silver deposits on the Property were discovered and staked in 1895. Small scale underground production of high-grade ore by one or more unknown operators started in 1896 and continued intermittently until 1946. Official records indicate that total production from the two mines on the Property, Cashin and Cliff Dweller, was 1,835,355 pounds of copper and 427,319 ounces of silver recovered from 23,151 tons of ore. Therefore the average ore grade was about 4% copper and 18.5 ounces per ton of silver.

     Around 1969 a program of geochemical sampling and drilling was conducted on the Property by Valley Metallurgical Processing Company of Moab, Utah. A total of 4,379 feet was drilled in 43 holes on various parts of the Property, and the Company has obtained the drilling records for 40 of the holes. The Property remained inactive from 1970 to 1993, when St. Mary obtained a lease.

Work Completed by the Company

     The Company acquired the Cashin Property in November, 1993 and has spent approximately $707,000 for land acquisition costs, rental payments, drilling, metallurgy, and general and administrative expenses through December 31, 1996. In October and November, 1993 the Company undertook a 12-hole reverse-circulation drilling program totaling 3,515 feet to test the bulk tonnage copper-oxide potential of the Property. The results indicate that oxide mineralization predominates to a depth of 150-165 feet. Beneath this lies a 10-40 foot thick transition zone, below which sulfides predominate. An additional 25 holes were completed in 1995 to further define the extent of the copper mineral deposit.

     In late 1994, the Company engaged a consultant to carry out a mineral deposit estimate for the Cashin Property, which estimate was updated in January, 1996 after completion of the 1995 drilling program. The results are summarized above under "No Known Reserves."

Planned Exploration Program

     A metallurgical study is currently under way to determine potential recoveries from acid leach SX-EW extraction.

Plant and Equipment

     There is no surface or underground plant or equipment on the Cashin Property other than several old derelict buildings dating from mining operations in the 1920s and there has been no underground exploration on the property except as herein set forth.

Environmental Matters

     The Cashin Property is in an arid geographic location and has had a long history of exploration and mining activity. The Company has yet to undertake an environmental review of the Property and will undertake such review if and when it conducts a Feasibility Study on the Property. See "Item 1. Business Regulatory and Environmental Matters" for a discussion of potential environmental issues which could arise with respect to the property.

D. CHAMPION PROPERTY, TAOS COUNTY, NEW MEXICO

No Known Reserves

     The Company is in the exploration stage with respect to the Champion Property and the property is without a known body of reserves. The Company has performed or commissioned independent geologists and consultants to perform certain tests on the property to make preliminary estimates of the extent of the mineral deposits and the metallurgical properties of the ore located on the Property. The results of those tests are summarized below. The following information is preliminary and in any case can provide no information about the economic or legal feasibility of extraction of minerals on the Champion property. No assurance can be given that the Property contains a commercially minable mineral deposit until further close drilling is performed and a final economic Feasibility Study based upon such work is completed.

     In a preliminary calculation St. Mary estimated a mineral deposit of 18,000,000 tons grading 0.4% copper. The mineral deposit volume was calculated to include the volume of ore contained within the drill hole patterns, but in no event further than 200 feet from a drill hole. A tonnage factor of 12 cubic feet per ton was used to convert volume to tonnage. Grade was calculated by a weighted average of all intercepts contained within the volume of the deposit. Samples submitted for leach testing indicated that the copper was soluble in sulfuric acid. As indicated below under "Previous Work Undertaken", Bear Creek Mining Co. estimated in 1968 a preliminary mineral deposit of 20,000,000 tons grading 0.23% copper.

Location and Access

     The Champion Property is located in Taos County, New Mexico about 90 miles northeast of Albuquerque and 20 miles southwest of the town of Taos. The Property lies at about 8,000 feet above sea-level. Access to the Property may be gained by a gravel road off of a state highway. Power exists along the state highway. Interest of the Company in the Property

     The Champion Property consists of approximately 4,500 acres located in the Picuris and Copper Mountain Mining District and comprises five patented lode mining claims (approximately 123 acres), four patented millsite claims (approximately 20 acres) and 223 unpatented lode mining claims (approximately 4,200 acres). The Company holds options to acquire a 100% ownership interest in the patented claims and seven unpatented claims and acquired a 100% ownership interest in another 64 unpatented claims (approximately 4,060 acres) by staking in September, 1994 and February, 1996.

     The Company's interest in the Champion Property is derived from three underlying agreements which entitle the Company to purchase a 100% ownership interest, subject to a 1.5% net smelter return royalty, in a portion of the Property. The three agreements were assigned to Summo USA from St. Mary in consideration of the issuance of 80,000 shares of the Common Stock of the Company to St. Mary as reimbursement of the $60,000 expended by St. Mary and the payment to St. Mary of a 1.5% net smelter return royalty. The material terms of the three underlying agreements are as follows:

     Hill Agreement. Pursuant to an Exploration and Purchase Option Agreement (the "Hill Agreement") made as of August 1, 1994, the owners granted to St. Mary an option (the "Option") to purchase a 100% ownership interest in nine patented mining claims and millsites (collectively the "Patented Claims") located in the Picuris and Copper Mountain Mining District, and comprising approximately 120 acres by paying to the owners $500,000 as follows:

         a.   $5,000  upon execution of the Hill Agreement;
         b.   $5,000  on or before August 1, 1995;
         c. $10,000 on or before each of August 1, 1996; August 1, 1997; August 1, 1998 and August 1, 1999;
         d. $15,000 on or before each of August 1, 2000; August 1, 2001; August 1, 2002; August 1, 2003 and August 1, 2004;
         e. $20,000 on or before each of August 1, 2005; August 1, 2006; August 1, 2007; August 1, 2008; August 1, 2009; August 1, 2010;
               August 1, 2011; August 1, 2012; August 1, 2013 and August 1, 2014; and
         f.   $175,000 on or before August 1, 2015.

As of December 31, 1996, all required payments had been made. During the term of the Option, Summo USA has the unrestricted right to conduct exploration and development operations on the Patented Claims. Pursuant to the terms of the Hill Agreement, if the Patented Claims are placed in commercial production at any time during the term of the Hill Agreement, Summo USA must exercise the Option by providing written notice of exercise (the "Notice") to the owners. Within three years after the Notice, but no later than August 1, 2015, Summo USA must deliver the balance of the purchase price to the owners. "Commercial production" means the processing and sale of ores, concentrates, metals and other mineral products which have been mined on the Patented Claims but which does not include processing for the purpose of testing or milling by a pilot plant.

     Cook Agreement. Pursuant to an Exploration and Purchase Option Agreement (the "Cook Agreement") made as of August 1, 1994, the owners granted to St. Mary an option (the "Option") to purchase a 100% ownership interest in seven unpatented mining claims and millsites (collectively the "Unpatented Claims") located in the Picuris and Copper Mountain Mining District, and containing approximately 140 acres by paying to the owners $500,000 as follows:

         a.   $5,000  upon execution of the Cook Agreement;
         b.   $5,000  on or before August 1, 1995;
         c. $10,000 on or before each of August 1, 1996; August 1, 1997; August 1, 1998 and August 1, 1999;
         d. $15,000 on or before each of August 1, 2000; August 1, 2001; August 1, 2002; August 1, 2003 and August 1, 2004;
         e. $20,000 on or before each of August 1, 2005; August 1, 2006; August 1, 2007; August 1, 2008; August 1, 2009; August 1. 2010;
               August 1, 2011; August 1, 2012; August 1, 2013 and August 1, 2014; and
         f.   $175,000  on or before August 1, 2015.

     Purchase Agreement. Pursuant to a surface agreement (the Pacheco Agreement) dated June 10, 1996, Summo has the right to utilize 520 acres of private surface for mining facilities which overlies approximately 27 of its unpatented mining claims as follows:

         .    $8,000 signing bonus
         .    Rental of $5,600 on June 10, 1996
         .    Rental of $5,600 on December 30, 1996 & 1997
         .    Rental of $7,200 on December 30, 1998 & 1999
         .    Rental of $8,400 on December 30, 2000
         .    Permanent   Impact   Compensation  of  $625/acre  or  $325,000  on
                 December 30, 2001
         .    Rental of $12,000 on December 30, 2001, 2002 & 2003
         .    Rental of $13,600 on December 30, 2004 & 2005
         .    Rental of $22,000 on December 30, 2006
         .    Rental of $26,800 on December 30, 2007, 2008, 2009, 2010 & 2011
         .    Rental of $32,000 on December 30, 2012, 2013, 2014, 2015 & 2016
         .    Rental of $44,445 on December 30, 2017 & each year
              thereafter

     As of December 31, 1996, all required payments had been made. During the term of the Option, Summo USA has the unrestricted right to conduct exploration and development operations on the Unpatented Claims. Pursuant to the terms of the Cook Agreement, if the Unpatented Claims are placed in commercial production at any time during the term of the Cook Agreement, Summo USA must exercise the Option by providing written notice of exercise (the "Notice") to the owners. Within three years after the Notice, but no later than August 1, 2015, Summo USA must deliver the balance of the purchase price to the owners. "Commercial production" means the processing and sale of ores, concentrates, metals and other mineral products which have been mined on the Unpatented Claims but which does not include processing for the purpose of testing or milling by a pilot plant.

     Summo USA may terminate each of the above-described agreements as to all or any part of the subject property at any time. Summo USA may further assign its interest in each agreement to a third party.

     Applied Agreement. Pursuant to a finder's fee agreement made as of May 20, 1994, Summo USA is obligated to pay to Applied Geologic Studies, Inc. a finder's fee of up to $100,000 as follows:

         a.   $5,000  upon acquisition of the Champion Property;
         b. 5% of total direct exploration expenditures made for the benefit of the Champion Property, exclusive of land costs;and
         c. Any balance (up to $100,000) paid at the time of a decision to put the Champion Property into production.

Previous Work Undertaken

     The Champion Mine was developed in the early 1900s with a 310 foot adit that connected to two short shafts. The development was on a quartz vein and later sampling along the adit returned a grade of 1.17% copper over 310 feet.

     The Champion Property has been explored intermittently over the past 25 years by several major copper companies, and essentially all of the work has been drilling around the Champion adit and extending eastward toward Copper Hill. The largest program was a 59-hole program conducted in 1968 by Bear Creek Mining Co. ("Bear Creek"). The drilling was done with an air-track drill and none of the holes was longer than 200 feet and 24 were less than 100 feet in length. Based on the drilling, Bear Creek estimated a mineral deposit of 20,000,000 tons grading 0.23% copper. Bear Creek also channel-sampled the Champion adit and several cross-cuts which returned grades ranging from 0.04% to 5.0% copper.

     In succeeding years, Duval Corp, Conoco Oil Inc., Anaconda Corporation and Phelps Dodge Corporation each conducted exploration work, although Phelps Dodge appears to have been targeting gold and silver mineralization and not copper.

     In 1994, the Champion Property was acquired by St. Mary, which reassayed all the Phelps Dodge samples greater than 0.1% copper. The results returned significant grades--for example, 75 feet of 0.32% copper in one hole in the interval 50-125 feet and 50 feet of 0.607% copper in another hole in the interval 115-165 feet. St. Mary also carried out a limited orientation soil geochemical survey on the north flank of Copper Hill which outlined a weak copper anomaly open to both the east and west.

Work Completed by the Company

     The Company acquired the Champion Property in May, 1995 and has spent approximately $400,000 on the Property for land acquisition costs, rental payments, geological, drilling, and general and administrative expenses through December 31, 1996.

     The Company obtained a report in January, 1995 concerning its interest in the Property from independent mining engineers. The report recommends that an exploration program (Phase I) be carried out at an estimated cost of $145,000 comprising a drilling program to confirm the grade and size of the existing deposit and to expand its limits; a soil geochemical survey to trace the mineralization across the valley immediately east of the deposit; and prospecting, mapping and rock sampling to determine the extent and tenor of the mineralization on the claims located in the Copper Mountain area. This program was completed in 1995.

Planned Exploration Program

     The Company is currently evaluating the results of the 18 drill holes completed in 1996. An additional 10-20 drill holes may be proposed in 1997 to fill in gaps in the current drill pattern, before further exploration on the property is contemplated.

     The Company's object is to identify a drill-indicated resource in excess of 200 million pounds of copper, which would be amenable to open pit mining, heap leaching and recovery by SX-EW.

Plant and Equipment

     There is no plant or equipment on the Champion Property.

Environmental Matters

     The Champion Property is situated in a high, unpopulated pinion-juniper arid area with a long history of mining activity. The Company has yet to undertake an environmental review of the Champion Property. The Company will undertake such a review if and when it conducts a Feasibility Study on the Property. See "Item 1. Business - Regulatory and Environmental Matters" for a discussion of potential environmental issues which could arise with respect to the Property.

D.   CACTUS GOLD MINES PROPERTY, KERN COUNTY, CALIFORNIA

No Known Reserves

     The Company is in the exploration stage with respect to the Cactus Gold Mines property and the property is without a known body of reserves. Because of the recent date of option to purchase the property the Company has not received results from the independent geologists and consultants commissioned to perform certain tests on the property or to make preliminary estimates of the extent of the mineral deposit(s) and the metallurgical properties of the deposit(s).


Location and Access

     The Cactus Gold Mines Property is located in Kern County, California, in the western Mojave Desert about 60 miles north of Los Angeles and 9 miles west of the town of Mojave. Access to the property is via a paved road.


Interests of the Company in the Property

     The Company has acquired options to purchase the interests of two mining companies in the Cactus Gold Mines property, subject to the terms of the underlying leases. The Company has until July, 1997 to review the property during the option period prior to making a decision whether or not to purchase the property rights. If the Company decides to exercise its purchase options, total costs are estimated at approximately $1 million.

Previous Work Undertaken

     Gold was first mined on the property in 1894. Production increased during the Depression and was halted in 1942 by the War Order Act. CoCa Mines, Inc., reopened the property in 1986 as an open pit mine heap leach facility, and built the Shumake operation in 1988 with Compass mining Company as a minority partner. The property reached annual production of 60,000 ounces of gold in 1991. Hecla Mining Company purchased CoCa Mines and mined the existing reserves until 1992 when mine production ceased. Hecla continues to operate the property while it rinses the heaps prior to reclamation and closure. Production on the property totals approximately 400,000 ounces of gold and 3 million ounces of silver.

Planned Exploration Program

     During the six-month option period, the Company plans to drill a series of test holes to confirm continuity and grade of the anticipated mineral deposit. In addition, the Company expects to commence metallurgical tests on bulk material from the current pit wall and from cuttings to verify metallurgical behavior of the anticipated mineral deposit. The Company is in the process of completing environmental and technical due diligence to confirm that there are no obvious flaws or liabilities / obligations which could potentially discourage the Company from proceeding with the acquisition. Summo has retained a consulting firm to assess the value of the property and to recommend alternative vehicles for Summo to realize the full value of the property.

Plant and Equipment

     The Company estimates approximately $10 million worth of capital assets are included with the Cactus Gold Mines property, including operating permits, leach pads and ponds, buildings, power, water, telephone, and miscellaneous equipment. The Company estimates approximately $8 million of new capital would be required to restart operations. The property comes complete with operating permits and it is Summo's assessment that it could be placed back in production quickly.

Environmental Matters

     The Cactus Gold Mines property is nearly fully permitted for operations. See "Item 1. Business - Regulatory and Environmental Matters" for a discussion of other potential environmental issues which could arise with respect to the property.

ITEM 3. LEGAL PROCEEDINGS

     There are currently no material pending legal proceedings to which the Company or its subsidiary is a party or to which any of its properties or those of its subsidiary are subject. No material legal proceedings involving the Company are pending, or, to the knowledge of the Company, contemplated, by any governmental authority. The Company is not aware of any material events of non-compliance with environmental laws andregulations. The exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted. For a description of the type of legal and regulatory environment in which the Company does business, see Item 1. Business
- Regulatory and Environmental Matters.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year ended December 31, 1996.

PART II


ITEM 5.  MARKET  FOR THE  REGISTRANT  S COMMON  EQUITY AND  RELATED  STOCKHOLDER
         MATTERS

     The Company's Common Stock has been traded on the Toronto Stock Exchange under the symbol "SMA" since January 18, 1996. The Company's Common Stock had been traded on the Vancouver Stock Exchange from October 31, 1994 to December 31, 1996 when the Company voluntarily de-listed. The following table sets forth the high and low sale prices of the Common Stock on the Vancouver Stock Exchange for 1995 and the Toronto Stock Exchange for 1996.


       Vancouver / Toronto Stock Exchange (Cdn $)

     Quarter                   High           Low
     -------------------      -----          -----
     First Quarter 1995       $1.51          $1.10
     Second Quarter 1995      $1.30          $1.00
     Third Quarter 1995       $1.75          $1.25
     Fourth Quarter 1995      $1.37          $1.01
     First Quarter 1996       $1.28          $1.05
     Second Quarter 1996      $2.90          $1.20
     Third Quarter 1996       $2.07          $1.00
     Fourth Quarter 1996      $1.55          $0.90

     The closing price of the Common Stock on the Toronto Stock Exchange on March 14, 1997 was $1.40 Cdn.

     To date, no cash dividends have been paid by the Company and it is not anticipated that cash dividends will be paid in the foreseeable future due to the substantial capital requirements of the mining industry.

     As of March 14, 1997, 20,003,160 common shares were issued and outstanding and the Company had 57 holders of record of the Common Stock.

     As of March 14, 1997, options and warrants were issued and outstanding for the purchase of 6,244,680 shares of Common Stock at an average exercise price of $1.21 Cdn. per share.

Certain Canadian Income Tax Considerations

     The following summary is a general discussion of certain Canadian federal income tax consequences under the Income Tax Act (Canada) (the "Tax Act") relating to the acquisition, holding, and disposing of the Common Stock, subject to the qualifications, limitations and assumptions set forth below.

     The summary is restricted to residents of the United States who hold the Common Stock as "capital property" (as defined in the Tax Act), who will not use the Common Stock in carrying on a business in Canada, who deal at arm's length with the Company, and who (alone or together with non-arm's length persons) do not now, nor at any time in the five years preceding any disposition of a share of Common Stock, own 25 percent or more of the issued shares of any class of the capital stock of the Company (the "25% Threshold Ownership Requirement").

     The determination of whether a holder holds Common Stock as capital property will depend on the holder's own particular circumstances, but generally such will be considered to be capital property of the holder if the Common Stock is acquired for investment purposes and is not acquired in the course of carrying on a business of trading or dealing in securities or as part of an adventure in the nature of trade.

     A sale, exchange or other disposition of Common Stock by a holder of Common Stock will not result in Canadian tax being payable by the holder so long as the Common Stock does not constitute "taxable Canadian property" of the holder as defined in the Tax Act. The definition of taxable Canadian property would include any Common Stock of a holder if, at any time during the five-year period immediately preceding a sale, exchange or other disposition, not less than 25 percent of the issued shares of any class of the capital stock of the Company belonged to the holder, alone or together with persons with whom the holder did not deal at arm's length or to any combination thereof (referred to above as the 25% Threshold Ownership Requirement). In addition, the Common Stock will constitute taxable Canadian property if the holder of the Common Stock uses such property in carrying on a business in Canada.

     Although the Company does not anticipate paying a dividend on the Common Stock, the following rules apply should the Company decide in the future to declare a dividend. Dividends paid or credited to holders of Common Stock who are resident in the United States will be subject to Canadian withholding tax which must be withheld by the Company and paid to Revenue Canada. The rate of Canadian withholding tax under the Tax Act is 25 percent of the gross amount of dividends paid to the holder, calculated in Canadian dollars at the exchange rate prevailing at the time of payment of the dividend. That rate is reduced under the Canada-United States Income Tax Convention (the "Treaty") to 15 percent of the dividends paid, and the rate of withholding under the Treaty is further reduced to ten percent if the holder is a corporation that owns at least ten percent of the voting stock of the Company at the time the dividend is paid. A revised protocol to the Treaty which become effective November 9, 1995 reduced the ten percent withholding to seven percent in 1995, six percent in 1996 and five percent thereafter.

     This summary is of a general nature and is not intended, nor should it be construed, to be legal or tax advice to any particular shareholder. Shareholders should consult their own tax advisors as to the income and other tax consequences arising in their particular circumstances.

Certain United States Income Tax Considerations

     Passive Foreign Investment Company Rules. Under the United States Internal Revenue Code of 1986, as amended (the Code ), the Company may be classified as a passive foreign investment company (a PFC. ). U.S. shareholders of a PFC. are subject to certain adverse tax consequences, as discussed below. These consequences can be mitigated, under certain circumstances, if the U.S. shareholder makes a timely election to treat the Company as a qualified electing fund (a QEF ). All U.S. Shareholders are therefore urged to consult their own tax advisors about the advisability of making a QEF election with respect to the Company. All U.S. shareholders are also urged to consult their own tax advisors about the possibility of crediting Canadian taxes paid against U.S. tax payable.

     Definition of a PFC. A PFC. is a corporation not formed in the United States (a Non-U.S. Corporation) and either (I) 75% or more of its gross income is passive income or (ii) 50% or more of the average value (or, if the corporation elects, the adjusted basis) of its assets produce, or are held for the production of, passive income. Passive income for these purposes includes interest, dividends, and certain rents and royalties. For purposes of the foregoing tests, if a non U.S. Corporation owns at least 25% by value of the stock of another corporation, it is treated as if it instead owned its proportionate share of the other corporation s assets and received directly its proportionate share of the other corporation s income.

     Consequence of PFC. Classification if No QEF Election Made If the Company is classified as a PFC., U.S. shareholders who do not make timely QEF Elections (as discussed below) will be subject to a number of special adverse tax rules. For example, gain recognized on disposition of PFC. stock or the receipt of an excess distribution from a PFC. is (i) treated as if it were ordinary income earned ratably on each day at the highest marginal rate in effect during the period in which it was deemed earned and (ii) subject to an interest charge as if the resulting tax had actually been due in such earlier year or years. (An excess distribution is the amount of any distribution received by the U.S. shareholder during the taxable year that exceeds 125% of the immediately preceding three year average of distributions received from the corporation, subject to certain adjustments.) Proposed United States Treasury Regulations broadly define a disposition to include any transaction or event that constitutes an actual or deemed transfer of property for any purpose under the Code, including (but not limited to) a sale, exchange, gift, transfer at death, and the pledging of PFC. stock to secure a loan. If the tax described above is not imposed on a transfer at death, the recipient of the PFC. stock receives a basis in the transferred stock equal to the lesser of the fair market value or the adjusted basis of the stock in the hands of the shareholder immediately before death. Finally, the foregoing rules will continue to apply with respect to a U.S. shareholder who held the stock of the Company while the Company met the definition of a PFC. even if the Company ceases to meet the definition of a PFC.

    Consequences of PFC. Classification if QEF Election Made Most of the foregoing adverse tax consequences can be avoided if (i) the U.S. shareholder makes a timely election to treat the Company as a QEF (a QEF Election ) for the first year of the shareholder s holding period in which the Company is a PFC. (or in a year for which the Shareholder also makes the mark to market election described below) and (ii) the Company provides the U.S. shareholder with an annual information statement pursuant to Temporary Regulations issued by the Internal Revenue Service. U.S. shareholders of a PFC. who make a QEF Election, however, will be taxable currently on their pro rata share of the PFC.'s ordinary earnings and net capital gain, unless they make a further election to defer payments of tax on amounts included in income for which no distribution has been received (subject to an interest charge). Special adjustments are provided to prevent inappropriate double taxation of amounts so included in a U.S. shareholders s income upon a subsequent distribution or disposition of the stock.

     A U.S. shareholder makes a QEF Election by filing a Shareholder Section 1295 Election Statement, a PFC. Annual Information Statement, and Form 8621 with its tax return. In the case of stock owned through a U.S. entity, the election must be made at the entity level. A QEF Election must be filed by the due date (taking into account extensions) for filing the U.S. shareholder's income tax return for the taxable year for which the election is made. A copy of the Election Statement must also be filed with the Philadelphia Internal Revenue Service Center. Once made, the election is effective for the shareholder s taxable year for which it is made and all subsequent taxable years, and may not be revoked without consent of the Secretary of the Treasury. If a U.S. shareholder wishes to make a QEF Election subsequent to the first year of his holding period for stock of a Non-U.S. Corporation that is a PFC., the U.S. shareholder may further elect to recognize gain (the Mark to Market Election ) as if it had sold the QEF stock on the first day of the taxable year in which the QEF election is made if the U.S. shareholder holds stock in the PFC. on that day and the shareholder can establish the fair market value of the PFC. Stock on that day.

     Taxation of Dividends on the Company s Stock Subject to the PFC. rules described above for U.S. Federal income tax purposes, dividends paid by the Company (including any Canadian tax withheld thereon) will constitute ordinary dividend income to the extent of the Company s current or accumulated earnings and profits as determined for U.S. Federal income tax purposes, and to the extent in excess of earning and profits, will first be applied against and reduce the shareholder's basis in such holder's stock, and to the extent in excess of such basis will be treated as gain from the sale or exchange of property. Because the Company is not a U.S. corporation, dividends that it pays will not be eligible for the dividends received deduction provided for in
Section 243 of the Code. If a U.S. shareholder received a dividend payment in any currency other than U.S. dollars, the amount of the dividend payment for United States Federal income tax purposes will be the U.S. dollar value of the dividend payment (determined at the spot rate on the date of such payment) regardless of whether the payment is in fact converted into U.S. dollars. In such case, U.S. shareholders may recognize ordinary income or loss as a result of currency fluctuations during the period between the date of a dividend payment and the date such dividend payment is converted into U.S.
dollars.

     Subject to the limitations provided in the Code, the Canadian tax withheld with respect to such dividends should be eligible for the benefits of the foreign tax credit rules of the Code. A shareholder who does not elect the benefits of the foreign tax credit provisions of the Code will be entitled to a deduction for the amount of the Canadian tax withheld.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Company as of the dates and for the periods indicated. The data set forth in this table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results and Operations and the Consolidated Financial Statements and the notes thereto presented elsewhere in this report. The consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles ( GAAP ). For United States GAAP reconciliations for the years ended December 31, 1996, 1995, and 1994, see attached consolidated financial statements and notes.

              Summary of Financial Condition Data at End of Period
                (Amounts in thousands $US except per share data)


                                                For the
                                                 Three
                                                 Months      For the Year
                       For the Year Ended        Ended          Ended
                           December 31,         Dec. 31,     September 30,
                   1996      1995       1994      1993      1993       1992
                   ----      ----       ----      ----      ----       ----

Income Statement Data

Revenues             --        --         --        --        --         --

Net (Loss)
or Income         ($863)     ($501)    ($166)       $2       ($1)     $   0

Net (Loss)
or Income
Per Share        ($0.05)    ($0.04)   ($0.02)    $0.00      $0.00     $0.00

Balance Sheet Data

Working Capital   $  723    $2,774       ($9)    $  74      $  38       ($2)

Net Mineral
Properties         5,878     4,012     1,696       461          0         0

Total Assets       7,520     7,020     1,877       998         38         0

Current
Liabilities          134       217       190       464          0         2

Share-holders'
Equity             7,386     6,803      1,687      534         38        (2)


(1) In conjunction with the Company's acquisition of the Lisbon Valley and Cashin properties, the Company changed its fiscal year end to December 31.

The Company did not pay any cash dividends during the periods indicated above.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters discussed in this report, when not historical matters, are forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results.

     Such factors include, among other things, the speculative nature of mineral exploration, commodity prices, production and reserve estimates, environmental and governmental regulations, availability of financing, force majeure events, and other risk factors as described from time to time in the Company's filings with the Securities and Exchange Commission.

     The following discussion should be read in conjunction with the Company's consolidated financial statements included in this report, all monetary figures discussed are in US dollars.

Operations

     Lisbon Valley Project: The Company continued to advance Lisbon Valley permitting, receiving a Draft Environmental Impact Statement in May, 1996 and completing the process by receiving the Final Environmental Statement in February, 1997. All other permits needed for construction and operating were completed by February, 1997.

     The Company has an agreement with Brown & Root, Inc. to provide contract mining services and will supply a new mobile equipment fleet for the project. MinCorp. and The Industrial Company (TIC) have agreed to perform detailed engineering and construction respectively on a lump-sum basis. Power for the project was arranged through PacifiCorp on a long-term basis, and a contract was signed with Kennecott Utah Copper Corporation to provide acid for leaching for the first five years. A sales agreement is currently being negotiated with a metal trading company to purchase copper cathode FOB mine site.

     Basic engineering began in June, 1996, but was interrupted shortly thereafter as a result of a drop in copper prices due to events in the international copper market. Engineering efforts are expected to begin again in April, 1997. Long-lead equipment purchase orders are expected to be made in April, 1997, for delivery in the fall. Detailed engineering is expected to be completed in three months in anticipation of a June, 1997, construction start-up.


     Plans for Developing Lisbon Valley: By mid-1996 the Company had reached agreements on a senior debt facility with a major international lending institution and a group of Canadian brokerage houses to raise the capital required to put the Lisbon Valley Copper Project into production. However, as a result of the financial and regulatory problems experienced by Sumitomo, the largest trader of copper in the world, the price of copper declined precipitously. Investor confidence in the stability of copper prices faltered and these efforts had to be postponed, at least until the metal markets recovered from the emotional impacts of this event.

     ING Capital Corporation and Heller Financial have signed a Letter of Commitment to provide a $45 million debt facility for project construction. This is contingent upon Summo raising approximately $18 million of equity. This debt facility should be sufficient to provide all the capital required for project construction and operation of the Company.

     Assuming the completion of project financing, construction will begin with road work, site preparation, and installation of foundations for buildings and crushers. Crushers are expected to be delivered in the fourth quarter of 1997 and fully installed and operable by the first quarter 1998. Leach pads and ponds will be installed simultaneously with the crushers. Mining is scheduled to begin early in 1998. Process facilities will follow and are expected to be complete in the second quarter 1998.

     Mining is projected to deliver 4.7 million tons of ore annually to the primary crusher. Acid leaching of crushed ore on the double-lined pad is projected to return sufficient copper in solution for production of 40 million pounds of cathode copper annually at a cash cost of $0.47/lb. The current reserves will provide a minimum mine life of 7-10 years at these production levels, depending upon copper prices.

     Other  Projects:  The Company  did  exploration  drilling  at the  Champion
Project and continued column leach tests on Cashin. The Company also picked up the Copper Spur Project and in January 1997 took an option on the Cactus Gold Mines Property.

                              Results of Operations

     The Company reported a net loss of $0.86 million in 1996 as compared to a net loss of $0.50 million in 1995 and $0.17 in 1994. The change is due primarily to increasing general and administrative costs. Lisbon Valley and Cashin were acquired by the Company in late 1993 as part of its reorganization. During 1994, the Company focused mainly on the exploration of these two properties. During 1995, the Company began developing its general and administrative support staff, increasing salary cost. This included developing its 1994 listing on the Vancouver Stock Exchange and obtaining a listing on the Toronto Stock Exchange by January 1996. The Company also completed a Form 10-SB filing for registration with the US Securities & Exchange Commission in January, 1996. Compliance with the reporting requirements for US registered companies also caused consulting and management fees to increase in 1996. Also in 1996, the Company started to staff up for construction of Lisbon Valley by hiring a Chief Financial Officer, an Assistant Vice-President of Land & Government Affairs and a Controller.


                         Capital Resources and Liquidity

     At December 31, 1996 the Company held cash and cash equivalents of $0.85 million compared to $3.0 million at December 31, 1995. This decrease is due primarily to the investing activities at Lisbon Valley of $2.25 million. The balance as of December 31, 1994 was $0.18 million. The increase to $3.0 million at December 31, 1995 was due primarily to the private placement of stock which occurred in November 1995.

     The Company invested a total of $2.65 million in 1996 as compared to $2.34 million (including $0.28 million by issuance of shares in exchange for property) in 1995 and $1.24 million ($0.21 million) in 1994 respectively, in the acquisition, exploration and development of its mineral property interests. Of these amounts, $2.25 million , $1.9 million ($0.22 million) and $1.0 million ($0.21 million) were invested in the Lisbon Valley property for the years 1996, 1995 and 1994, respectively. The Company has invested $0.17 million , $0.25 million and $0.23 million on the Cashin property and $0.21 million , $0.16 million, and -0- on the Champion property for these same years.

     Cash provided by financing activities of $1.32 million in 1996 as compared to $5.56 million in 1995 and as compared to $0.84 million in 1994 is due to private placement shares issued for all three years and a public offering in 1994.

     Pending availability of financing, the Company plans to start the construction of the Lisbon Valley mine in 1997. The Company will seek financing of approximately $45 million through a senior debt facility conditional on a new equity issue of stock in the Company for approximately $18 million. Management believes the Company has sufficient cash on hand until that point. If this capital raising is not completed, the Company may have to sell additional shares for working capital, however no assurance can be given that this capital can be raised in the existing equity market.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


INDEX TO FINANCIAL STATEMENTS

Reports of Independent Accountants
Consolidated Balance Sheet
Consolidated Statement of Income (Loss) and Deficit
Consolidated Statement of Shareholders  Equity
Consolidated Statement of Mineral Property Costs
Consolidated Statement of Cash Flows
Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders of Summo Minerals Corporation:

We have audited the consolidated balance sheet of Summo Minerals Corporation as at December 31, 1996 and 1995 and the consolidated statements of income (loss) and deficit, shareholders equity, mineral property costs and cash flows for the two years then ended and cumulative from July 23, 1987 (inception) to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements for the period from July 23, 1987 (inception) through December 31, 1994. Those statements were audited by other auditors whose report has been furnished to us and expressed an opinion without reservation, and our opinion, insofar as it relates to the amounts included for Summo Minerals Corporation for the period from July 23, 1987 (inception) through December 31, 1994, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform the audit to obtain a reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of Summo Minerals Corporation as at December 31, 1996 and 1995, and the consolidated results of its operations and cash flows for the two years then ended and its cumulative results of operations and changes in cash flows for the period from July 23, 1987 (inception) to December 31, 1996, in conformity with generally accepted accounting principles in Canada. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding period.

The consolidated financial statements for the year ended December 31, 1994, were audited by other auditors who expressed an opinion without reservation on those statements in their report dated February 7, 1995, except as to note 3b which is as of August 15, 1995.

                                        COOPERS & LYBRAND
                                        Chartered Accountants




Vancouver B.C., Canada
March 6, 1997

COMMENTS BY THE AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING CONFLICT

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by a significant uncertainty such as that referred to in the attached consolidated balance sheet as at December 31, 1996 and as described in paragraph 3 of note 1 of the consolidated financial statements. Our report to the directors and shareholders dated March 6, 1997, is expressed in accordance with Canadian reporting standards which do not permit a reference to such an uncertainty in the auditors report when the uncertainty is adequately disclosed in the financial statements.





                                        COOPERS & LYBRAND
                                        Chartered Accountants







Vancouver B.C., Canada
March 6, 1997


AUDITORS' REPORT




To the Directors of Summo Minerals Corporation:

     We have audited the consolidated statements of shareholders' equity, income
(loss) and deficit, mineral property costs and cash flow of Summo Minerals Corporation for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


     In our opinion, these consolidated financial statements present fairly,in all material respects, the results of its operations and the changes in its cash flow for the year ended December 31, 1994, in accordance with generally accepted accounting principles in Canada. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding period.



Langley, B.C.                               STALEY, OKADA, CHANDLER & SCOTT
7 February 1995                             CHARTERED ACCOUNTANTS
(except as to Note 3b -
Utah State Lease 17661
which is as of 15 August 1995)

                           CONSOLIDATED BALANCE SHEET
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars

                                         As of December 31,
                                      1996               1995
                                  ----------          -----------

ASSETS

Current Assets
 Cash and cash equivalents        $  850,823         $  2,982,676
 Accounts receivable                     813                6,115
 Prepaid expenses                      5,600                2,492

Total current assets                  857,236           2,991,283

Mineral properties at cost          5,878,099           4,012,012

Plants, buildings and equipment
 at cost, net of accumulated
 depreciation of $19,709 and
 $1,618, respectively                  784,176             16,424

Total Assets                       $ 7,519,511        $ 7,019,719



LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued
    liabilities                    $   130,309         $   87,123
  Due to related party                   3,619            130,261

Total current liabilities              133,928            217,384


Commitments and Contingencies (Notes 1,3,5 and 7)

Shareholders' equity
  Preferred shares, no par value,
     100,000,000 authorized and none
     issued
  Common shares, no par value,
     500,000,000 authorized,
     19,623,160 and 17,575,980
     issued at December 31, 1996
     and 1995, respectively           9,011,388         7,565,416
  Deficit-accumulated during
    development stage               (1,625,805)         (763,081)

Total shareholders' equity            7,385,583         6,802,335

Total liabilities and
     shareholders' equity          $  7,519,511       $ 7,019,719


ON BEHALF OF THE BOARD               /s/ Gregory A. Hahn
                                    ---------------------------------
                                         Gregory A. Hahn , Director

                                    /s/ Mark A. Hellerstein
                                    ---------------------------------
                                        Mark A. Hellerstein, Director

The accompanying notes are an integral part of the consolidated financial statements.

              CONSOLIDATED STATEMENT OF INCOME (LOSS) AND DEFICIT
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars


                              Cumulative
                              from
                              Inception Year Ended Year Ended Year Ended to December December December December
                              31, 1996      31, 1996      31, 1995      31, 1994
                              --------    -----------   -----------     --------

Expenses

Legal, accounting and audit   $  310,327   $  173,980    $   68,647    $  60,587
Travel and promotion             273,591      116,808       119,274       34,446
Salaries                         342,956      188,736       132,707       19,711
Foreign exchange loss              6,840          365         1,918       10,519
Listing and filing fees           80,534       47,155        25,385        7,777
Office and miscellaneous         257,469      210,594       38,597         7,323
Shareholders information          55,899       39,854        9,203         6,842
Consulting                       202,679      126,960       71,085         4,634
Transfer agent                     6,705            -        2,799         3,906
Management fees                   73,339            -       57,200        12,831
Depreciation and Amortization     25,323       18,091        7,232             -
Exploration expense               66,849       21,216       45,633             -
Interest and bank charges, net  (163,602)     (81,035)     (78,773)      (2,792)

Loss before the following     (1,538,909)    (862,724)    (500,907)    (165,784)

Impairment of mineral
 property cost                   (91,466)           -            -             -
Gain on sale of mineral
 property                          4,550            -            -             -

Net loss for the
 period                       (1,625,805)    (862,724)     (500,907)   (165,784)

Deficit- beginning of
 period                                -     (763,081)     (262,174)    (96,390)

Deficit - end of
 period                      $(1,625,805) $(1,625,805)    $(763,081)  $(262,174)


Net loss per share                $(0.05)      $(0.04)       $(0.02)


The accompanying notes are an integral part of the consolidated financial statements.



                CONSOLIDATED STATEMENT OF MINERAL PROPERTY COSTS
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars

                                      Cumulative from      Year         Year         Year
                                       Inception to        Ended        Ended        Ended
                                       December 31,       December     December     December
                                          1996            31, 1996     31, 1995     31, 1994
                                      ---------------     --------     --------     --------

DIRECT
Lisbon Valley, Utah, USA
  Land costs                             1,299,779               -       906,794     341,905
  Geophysical,
   geological and engineering              219,815               -        92,884      76,885
  Drilling                                 483,671          35,066       126,602     186,516
  Metallurgy                               334,511          42,540       154,797     108,001
  Feasibility                              488,612         303,030       185,582           -
  Legal                                     68,048               -        24,751      17,740
  Taxes, licenses and insurance             14,072               -             -         211
  Assaying                                  13,064               -             -           -
  Permitting                             1,274,083         921,916       206,109     146,058
  Support, accommodation and
    general costs                          580,917         167,658       203,559     130,224

                                         4,776,572       1,470,210     1,901,078   1,007,540
Cashin, CO, USA
 Land costs                                410,722         118,749       129,701     123,764
 Geophysical, geological and
  engineering                               50,247             -          18,344      26,409
 Drilling                                  146,805        22,447          84,909      39,449
 Metallurgy                                 24,370        18,862           5,508           -
 Legal                                      15,574             -             757       6,241
 Taxes,
  licenses and insurance                       609             -               -         161
 Permitting                                 20,438         6,696           5,633       8,109
 Support,
  accommodation and general costs           38,731             -           5,303      23,578

                                           707,496       166,754         250,155     227,711
Champion, NM, USA
 Land costs                                183,326       104,196          79,130           -
 Geophysical, geological and
  engineering                               22,342         3,821          18,521           -
 Drilling                                  166,657       101,548          65,109           -
 Metallurgy                                  5,344         5,344               -           -
 Permitting                                     69            69               -           -
 Support,
  accommodation and general costs            2,148             -           2,148           -

                                           379,886       214,978         164,908           -
Copper Spur, CO, USA
 Land costs                                  8,436         8,436               -           -
 Geophysical, geological and
  engineering                                5,155         5,155               -           -
 Support, accommodation and
  general costs                                554           554               -           -

                                            14,145        14,145               -           -
Jonathan's
 Pond property (Newfoundland)               91,446             -               -           -

Costs for the period                     5,969,545     1,866,087       2,316,141   1,235,251
Balance beginning of period                      -     4,012,012       1,695,871     460,620
Less: write-off  of mineral property       (91,446)            -               -           -

Balance - end of period                   5,878,099     5,878,099      4,012,012    1,695,871


The accompanying notes are an integral part of the consolidated financial statements.



                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars

                                                            Shares
                                                Common      Fully
                                                Issued &    Paid
                                                Issued      Amount      Deficit       Total
                                             -----------  ---------    ---------    --------
Balance July 23, 1987                                0            0          0             0
Issuance of shares(1) at $.18/share            481,996       85,900                   85,900
Issuance of shares(1)
 at nominal/share                              749,995        5,346                    5,346
Net income for the year                                         824        824

Balance September 30, 1988                   1,231,991       91,246        824        92,070
Issuance of shares(1) at $.18/share             23,989        4,275                    4,275
Net loss for the year                                                   (3,913)       (3,913)

Balance September 30, 1989                   1,255,980       95,521     (3,089)       92,432
Net loss for the year                                                  (93,150)      (93,150)

Balance September 30, 1990                   1,255,980       95,521    (96,239)         (718)
Net loss for the year                                                   (1,203)       (1,203)

Balance September 30, 1991                   1,255,980       95,521    (97,442)       (1,921)
Net loss for the year                                                      (61)          (61)

Balance September 30, 1992                   1,255,980       95,521    (97,503)       (1,982)
Issuance of shares(1) at $.18/share            225,000       40,098                   40,098
Net loss for the year                                                     (521)         (521)

Balance September 30, 1993                   1,480,980      135,619    (98,024)       37,595
Issuance of shares(1) at $.18/share          2,725,000      485,636          0       485,636
Contributed surplus                              9,859                    9,859
Net income for the period                                                 1,634        1,634

Balance December 31, 1993                    4,205,980      631,114    (96,390)      534,724
Issuance of shares(1) at $.18/share          2,400,000      427,716                  427,716
Issuance of shares(2) at $.39/share          1,500,000      588,110                  588,110
Issuance of shares(3) at $.39/share            225,000       88,216                   88,216
Issuance of shares(4) at $.18/share to
acquire Lisbon Valley                        1,200,000      213,858                  213,858
Net loss for the year                                                 (165,784)     (165,784)

Balance December 31, 1994                    9,530,980    1,949,014   (262,174)    1,686,840
Issuance of shares(1) at $.86/share, net
 of share issue costs                        2,670,000    2,309,280                2,309,280
Issuance of shares(4) at $.73/share to
 acquire Champion                               80,000       58,369                   58,369
Issuance of shares(3) at $.44/share            165,000       72,623                   72,623
Issuance of shares(3) at $.45/share            250,000      111,599                  111,599
Issuance of shares(4) at $.19/share to
 acquire Lisbon Valley                       1,200,000      223,564                  223,564
Issuance of shares(1)at $.77/share           3,680,000    2,840,967                2,840,967
Net loss for the year                                                (500,907)      (500,907)

Balance December 31, 1995                   17,575,980    7,565,416  (763,081)     6,802,335
Issuance of shares(3)at $.44/share             665,000     293,411                   293,411
Issuance of shares(3) at $.89/share            150,000     132,775                   132,775
Issuance of shares(1) at $.81/share          1,232,180   1,000,000                 1,000,000
Contributed surplus                                         19,786                    19,786
Net loss for the year                                                (862,724)     (862,724)

Balance December 31, 1996                   19,623,160   9,011,388  (1,625,805)    7,385,583

NOTES:

(1)  For Cash Private Placement
(2)  For Cash Public Offering
(3)  For Cash Warrants or Share Options
(4)  For Mineral Property - determined in arm's length negotiation with vendor



The accompanying notes are an integral part of the consolidated financial statements.



        CONSOLIDATED STATEMENT OF CASH FLOWS Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars



                                     Cumulative from      Year         Year              Year
                                     Inception to         Ended        Ended            Ended
                                     December 31,         December     December        December
                                         1996             31, 1996     31, 1995        31, 1994
                                     ------------        ---------    ----------      ---------
Operating
Activities
 Net Loss                            (1,625,805)         (862,724)      (500,907)     (165,784)
Items Not Affecting Cash:
 Depreciation and amortization           19,709            18,091          1,618             -
 Impairment of mineral properties
  at cost                                91,446                 -              -             -

                                     (1,514,650)         (844,633)      (499,289)     (165,784)

Change in Current Assets and Liabilities
 Accounts receivable                      (813)            5,302          (2,164)       (2,900)
 Prepaid expenses                       (5,600)           (3,108)         (2,267)         (225)
 Accounts payable and accrued
  liabilities                           76,036            43,186          24,911        (6,608)
Net Cash Used in Operating
 Activities                         (1,445,027)         (799,253)       (478,809)      (175,517)

Investing Activities
 Mineral property costs             (5,969,545)       (1,866,087)     (2,316,141)    (1,235,251)
 Increase in accounts payable           54,273                 -          54,273              -
 Plant, buildings and equipment       (803,885)         (785,843)        (18,042)             -
Net Cash Used In Investing
 Activities                         (6,719,157)       (2,651,930)     (2,279,910)    (1,235,251)

Financing Activities
 Issuance of share capital
  (net of issue costs)               9,011,388         1,445,972       5,616,402      1,317,900
 Proceeds of loan from
  related party                        285,144                 -               -        285,144
 Payments on loan from
  related party                       (285,144)                -               -       (285,144)
 Due to related party - net              3,619          (126,642)        (51,968)      (266,766)
Net Cash Provided by
Financing Activities                 9,015,007         1,319,330       5,564,434      1,051,134

Net Increase (decrease)
 in Cash and Cash Equivalents          850,823        (2,131,853)      2,805,715       (359,634)

Cash and cash equivalents -
 beginning of period                         -         2,982,676         176,961        536,595

Cash and cash equivalents -
 end of period                         850,823           850,823       2,982,676        176,961


The accompanying notes are an integral part of the consolidated financial statements.

1.   INCORPORATION AND NATURE OF OPERATIONS

The Company was incorporated in British Columbia as No. 96 Sail View Ventures Ltd. on July 23, 1987 and subsequently changed its name to East Coast Explorations Ltd. on September 11, 1987 and then to Summo Minerals Corporation on October 15, 1993. As discussed in Notes 3 and 5, the Company has entered into numerous transactions and agreements with its majority shareholder, St. Mary Land & Exploration Company ( St. Mary ), an approximate 49% and 51% shareholder at December 31, 1996 and 1995.

The Company is in the process of exploring its mineral properties and, with the exception of Lisbon Valley, has not yet determined whether the remaining properties contain reserves that are economically recoverable. The recoverability of the amounts shown for those remaining mineral properties and related deferred costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development, and upon future profitable production.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue to operate as a going concern. The Company requires additional funds to continue operations and complete the exploration and development of its mineral properties and to meet its obligations. The Company is in the process of raising the necessary funds to develop and put into production its Lisbon Valley project.

These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. See note 9b.

2.   SIGNIFICANT ACCOUNTING POLICIES

a) General. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. In all material respects, they conform with accounting principles generally accepted in the United States, except as described in Note 8. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In 1995, the Company changed its functional currency from Canadian dollars to US dollars to reflect the changes in status of its US mineral property base. All prior year amounts have been restated in US dollars using the translation of convenience. Canadian currency is reflected in these financial statements as Cdn.

b) Basis of Consolidation. These financial statements include the accounts of the Company and its wholly owned subsidiary, Summo USA Corporation, which was incorporated by the Company in the state of Colorado, USA on October 14, 1993. These financial statements include operations of the subsidiary from its date of incorporation.

c) Cash and Cash Equivalents. Cash equivalents include highly liquid instruments which, on acquisition, have a term to maturity of three months or less, and are not subject to significant risk from changes in interest rates. Cash and cash equivalents of the Company consist primarily of United States and Canadian variable income commercial paper, which are capable of reasonably prompt liquidation, and are stated at amortized cost, which approximates market value. The Company restricts investment of temporary cash balances to financial institutions with high credit standing. The Company strives to minimize its credit risk through diversification of investment and financial institutions. To date, these concentrations of credit risk have not had a significant effect on the Company's financial position or results of operations.

d)  Mineral Properties

     i) Capitalization: The Company capitalizes costs for its mineral properties. Mineral exploration and development costs are capitalized on an individual prospect basis until such time as the economics of an ore body are defined. If production commences, these costs are amortized on the units-of-production method based on the estimated life of the ore reserves.

          Unrecoverable costs for prospects determined to be commercially not feasible are expensed in the year in which the determination is made. The costs of exploration programs not anticipated to result in additions to the Company's reserves are expensed as incurred.

     ii) Carrying Values: The recoverability of amounts capitalized for undeveloped mineral properties is subject to review by Company geologists and/or engineers and is dependent upon the determination of economically recoverable ore reserves, confirmation of the Company's interest in the underlying mineral claims, the ability to obtain the necessary financing to complete their development, and future profitable production or proceeds from the disposition thereof. The carried amounts represent costs to be charged to operations in the future and do not necessarily reflect the present or future values of the mineral properties. A Feasibility Study was completed in August 1995 for the Lisbon Valley property which confirmed the existence of economically recoverable ore reserves. A determination of economically recoverable ore reserves has not yet been completed for the Champion, Cashin or Copper Spur properties.


e) Foreign Currency Translation. The integrated Canadian operations of the Company are translated into US dollars using the temporal method, which translates monetary assets and liabilities at the year-end exchange rate and translates revenue and expenses at average exchange rates. Nonmonetary assets and liabilities are translated at the rates of exchange prevailing when the assets were acquired or the liabilities were assumed. Translation gains or losses are included in the determination of net income for the period

f) Net Loss Per Share. Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Common share equivalents are not included as the effect would be non-dilutive.

g) Presentation. Certain prior year account balances have been reclassified to conform to the 1996 presentation. This reclassification had no effect on total assets, liabilities or net loss.

3.   MINERAL PROPERTY COSTS

     a) Capitalized costs of the properties, all of which are in the United States, are as follows:

                         December 31, 1996   December 31, 1995
                         -----------------   -----------------
Lisbon Valley, Utah          $4,776,572          $3,306,362
Cashin, Colorado                707,496             540,742
Champion, New Mexico            379,886             164,908
Copper Spur, Colorado            14,145                  --

                             $5,878,099          $4,012,012



     b) Lisbon Valley, Utah. The Lisbon Valley Property consists of land and federal leases comprising 5,940 acres. The Property comprises 256 unpatented lode mining claims and fractions, three State of Utah leases covering approximately 960 acres, a lease of approximately 160 acres of private land and fee ownership of approximately 400 acres of private land. Summarized details of the underlying subleases, leases and agreements which have minable reserves are as follows:


Property:           Lisbon Copper Ltd.

Date:               April 20, 1988

Purchase Price:     $500,000 if option is exercised within
                    one year from first sale of commercial
                    production.  The option increases by
                    $50,000/year thereafter.

Expiry: April 20, 1988 unless commercial production commences.

Royalties &         Between 5% anf 6% with minimum payments of
Rental              between $1500 and $3000/month. (2) $0.15 /wet
Payments(1):        ton royalty on the Sentinel deposit (3).



Property:           Utah State Lease #ML20569

Date:               May 28, 1963, amended August 15, 1995

Purchase Price:     N/A

Expiry: Dec. 31, 2004 unless minerals are then being produced in commercial quantities

Royalties &         4% of gross proceeds with a minimum annual
Rental              payment of $7,875 to be credited against
Payments(1):        royalties



Property:           TINTIC

Date:               Oct. 15, 1973,amended January 5, 1993

Purchase Price:     N/A

Expiry: Oct. 15, 2003 with unlmited additional ten year terms subject to minimum work requirements

Royalties &
Rental              3% net smelter returns with a minimum
Payments (1):       payments of $1,000/per year




Property:           Utah State Lease #ML17661

Date:               Feb. 20, 1959, amended August 15, 1995

Purchase Price:     N/A

Expiry: Dec. 31, 2004 unless minerals are then being produced in commercial quantities

Royalties &         4% of gross proceeds with a minimum annual
Rental              payment of $2,625 to be credited against
Payments(1):        royalties

Table Notes:

     (1) All minimum royalties have been paid to date. Each agreement covers a distinct parcel of land and the royalties are not cumulative except where noted.

     (2) Should the Company exercise the purchase price above, all royalties from Lisbon Copper Ltd, except the wet ton royalty at Sentinel due to Brinton and Knowles, are eliminated.

     (3) $0.15/wet ton royalty is due the Brinton and Knowles estate in addition to obligations to Lisbon Copper Ltd.

          The Company has five additional underlying subleases, leases and agreements which do not currently have minable reserves. Pending availability of financing, the Company plans to start the final engineering and construction of the Lisbon Valley mine in early 1997. The Company intends to seek financing of approximately $63 million through a combination of a senior debt facility and a new equity issue of stock in the Company, or a sale of equity in the project. See note 9b.

          The Company has entered into a number of agreements necessary to commence production subject to successful financing of the Lisbon Valley mine. These agreements are summarized as follows:

          i) Engineering, Procurement and Construction Contract - The Company has signed a letter of intent with The Industrial Company ( TIC ) to design, engineer and construct the facilities on the Lisbon Valley Property on a fixed lump-sum basis. The full contract price is approximately $34 million with approximately $500,000 paid through December 31, 1996.

          ii) Contract Mining Agreement - The Company is in final negotiations with Brown & Root, a contract mining firm (the Contractor) to provide services including excavation, removal and hauling services throughout the expected mine life. The Contractor will provide all necessary personnel, equipment, facilities and skills. Compensation to the Contractor will be determined on a monthly progress-to-date basis.

          iii) Master Electrical Service Agreement - The Company has entered into a Master Electrical Service Agreement with PacifiCorp, a provider of retail energy and power. Under the terms of the Agreement, the Company has no financial obligation to PacifiCorp until the Company gives PacifiCorp notice of completion of permitting and financing of the Lisbon Valley Project. The Company paid PacifiCorp $35,000 upon execution of this Agreement.

          iv) Byproduct Purchase Contract - The Company has entered into a contract with Kennecott Utah Copper Corporation to purchase the sulfuric acid necessary for heap leach operations. Under the terms of the Contract, the Company has no financial obligation to Kennecott Utah Copper Corporation until delivery commences.

               If the Company is unable to complete the financing within a reasonable period of time, some of these contracts could require renegotiation resulting in possible increased costs over the life of the project.

c) Champion Property. The Champion Property consists of five patented lode mining claims (approximately 100 acres), four patented millsite claims (approximately 20 acres) and 223 unpatented lode mining claims (approximately 4,200 acres). The Company holds options to acquire a 100% ownership interest in the patented claims and seven unpatented claims, and acquired a 100% ownership interest in another 216 unpatented claims (approximately 4,060 acres) by staking in September 1994 and February 1996. The Company is in the exploration stage with respect to the Champion Property and the property is without a known body of reserves.

     The Company entered into an agreement dated November 15, 1994 with St. Mary to acquire St. Mary's interest in this property for 80,000 shares of common stock at $0.73 per share which represents market value at date of issuance, a 1.5% net smelter return and future payments totalling $960,000 to be made as follows:

                                   Annual
                                   Amount
                                 ----------
     August 1, 1997-1999         $20,000/yr.
     August 1, 2000-2004         $30,000/yr.
     August 1, 2005-2014         $40,000/yr.
     August 1, 2015             $350,000/yr.

                                $960,000


Summo may drop the property and thereby discontinue payments at any time.

The Company must also pay a finder's fee of $100,000 to a non-related Company, payable as follows:

 i)  $5,000 at the time of land acquisition.
ii) 5% of total direct exploration expenditures annually on the prospect up to a maximum of $95,000, of which $4,085 has been paid through December 31, 1996.

     Pursuant to a surface agreement dated June 10, 1996, Summo has the right to utilize 520 acres of private surface for mining facilities which overlies approximately 27 of its unpatented mining claims in exchange for future payments as follows:

                                     Annual
                                     Amount
                                  -----------

     30 December 1997             $  5,600
     December 30, 1998-1999          7,200/yr.
     30 December 2000                8,400
     30 December 2001              337,000
     December 30, 2002-2003         12,000/yr.
     December 30, 2004-2005         13,600/yr.
     30 December 2006               22,000
     December 30, 2007-2011         26,800/yr.
     December 30, 2012-2016         32,000/yr.
     Thereafter                     44,445/yr.

                                  $777,045

d) Cashin Property, Colorado. The Cashin Property consists of 14 patented and 122 unpatented mining claims and three millsites (approximately 2,542 acres). Assessment rental fees of $100 per unpatented claim are required to be paid annually on or before August 31 of each year. The Company is in the exploration stage with respect to the Cashin Property and the property is without a known body of reserves.

     By agreements with St. Mary on November 2, 1993, the Company was granted the option to acquire a 100% interest in certain patented and unpatented mineral claims. In order to earn the interest, the Company will complete the terms of two prior acquisition agreements whereby St. Mary acquired the right to earn a 100% interest in the properties. These acquisition agreements call for future payments to be made as follows:

                                    Annual
                                    Amount
                                   --------
     1 September 1997              $100,000
     1 September 1998              $100,000
     1 September 1999              $100,000
     1 September 2000              $120,000
     1 September 2001              $200,000

                                   $620,000


e) Copper Spur Property, Colorado. The Copper Spur Property consists of 30 unpatented lode mining claims (approximately 600 acres). Assessment rental fees of $100 per unpatented claim are required to be paid annually on or before August 31 of each year. The Company is in the exploration stage with respect to the Cashin Property and the property is without a known body of reserves.

4. SHARE CAPITAL

a) Escrow. At December 31, 1996 the Toronto Stock Exchange (TSE) held in escrow 8,519,987 shares. One-third of these shares are to be released at the end of each anniversary date after January 18, 1996. These escrow agreements were part of the listing requirements for the exchange.


b) Issued Shares. A total of 954,000 shares of the 8,045,000 shares issued during 1995 were to three companies of which two directors and one director's relative have controlling interests and 5,725,000 were to St. Mary. In 1996, the Company issued 616,090 shares to St. Mary.

c) Stock Option Plan. The Company maintains an Incentive Stock Option Plan (the "Plan") which was approved by the shareholders on May 26, 1996. The Plan is a successor plan to the Incentive Stock Option Plan authorized under the laws of British Columbia and is administered in accordance with the policies of the TSE. Under the terms of the Plan, the maximum aggregate number of shares of common stock of the Company under option at any specific time to any one optionee will not exceed five percent of the issued and outstanding common stock of the Company. Options may be exercised no later than 10 years after the date on which the option was granted. A total of 2,000,000 shares of the Company's common stock were reserved for issuance under the Plan and the Predecessor Plan at December 31, 1996. The Plan requires the use of fair market value at the date of grant as the basis for determining the exercise price for all options issued to date.

     Data for outstanding options under the Plan is summarized as follows:

                                    Avg. Option
                         Number of Shares     Price $Cdn
                         ----------------     ----------
Outstanding
January 1, 1994*                      0           $0.00
    Granted                     830,000             .60


Outstanding
December 31, 1994               830,000
    Granted                     390,000            1.20
    Exercised                  (165,000)            .60

Outstanding
December 31, 1995             1,055,000
   Granted                      510,000            1.20
                                360,000            1.10
                                  7,500            1.75
                                150,000            1.51
                                150,000            1.40
                                 50,000            2.10
                                 20,000            1.90
                                 20,000            1.50
                                  5,000            1.40
    Exercised                  (665,000)            .60
                               (150,000)           1.20

Outstanding
December 31, 1996             1,512,500


  *   None issued prior to 1994

d) Warrants. In conjunction with the 1994 initial public offering of the Company's common stock, the Company issued warrants to purchase 250,000 shares of the Company's common stock at $0.60 Cdn per share to the underwriter of the offering. The warrants were exercised in 1995.

     As a result of a private placement during February 1995, warrants to purchase 2,670,000 shares of common stock were issued. For each share of the Company's common stock purchased in the private placement, the purchaser received one warrant to purchase one share of the Company's common stock, at an exercise price of $1.38 Cdn, exercisable until January 31, 1997. No warrants had been exercised through December 31,1996. Subsequent to December 31,1996, 100,000 warrants were exercised at $1.38 Cdn and the remaining warrants expired on January 31, 1997.

     As a result of a private placement during November 1995, warrants to purchase 3,680,000 shares of common stock were issued. For each share of the Company's common stock purchased in the private placement, the purchaser received one warrant to purchase one share of the Company's common stock, at an exercise price of $1.21 Cdn, exercisable until October 17, 1997. No warrants had been exercised through December 31, 1996. Subsequent to December 31, 1996, 280,000 warrants were exercised at $1.21 Cdn.

     As a result of a private placement during October 1996, warrants to purchase 1,232,180 shares of common stock were issued. For each share of the Company's common stock purchased in the private placement, the purchaser received one warrant to purchase one share of the Company's common stock, at an exercise price of $1.10 Cdn per share. No warrants have been exercised through December 31, 1996. The Company used market value at the date of issuance as the basis for determining the exercise price for all warrants issued during 1996.

5.  RELATED PARTY TRANSACTIONS

By agreement dated April 1, 1994, effective July 29, 1993 and terminated June 30, 1995, St. Mary was engaged to provide all management and staff services required for the property management activities of Summo USA Corporation. For providing such management and services, St. Mary received reimbursement of all out-of-pocket costs, a 5% fee on all charges by other contractors on contracts in excess of $20,000 and a 7.5% fee on such charges less than or equal to $20,000. By verbal agreement effective for the period from July 1, 1995 to December 31, 1995, the Company agreed to pay St. Mary a fee equal to 35% of the base salary of the Denver, Colorado employees of the Company.

Effective January 1, 1996, the Company and St. Mary mutually agreed to replace this management agreement with a verbal arrangement wherein St. Mary provides the services outlined in the previous St. Mary Agreement on an as needed basis and is reimburse by the Company for out-of-pocket costs and a pro rata allocation of the salaries and benefits paid to St. Mary employees who perform services on behalf of the Company.

The Company incurred management fee expenses relating to these agreements of $87,636 in 1995, and $63,886 in 1994. The corporate office was moved to Denver in July 1995. As part of this move, the management agreement was modified (see discussion above) to cover only corporate overhead support.

At the end of 1995, the Company was indebted to St. Mary Land for Company compensation expenses and management fees incurred relating to the agreement which terminated on December 31, 1995 in the amount of $130,261 which was paid in 1996.

6.   INCOME TAXES

The Company has certain income tax losses available for deduction against future income:

      Year NOL Expires           Amount
    ------------------        -----------
         1997                       1,000
         1998                          --
         1999                       1,000
         2000                          --
    2001 and later             $2,271,000

    Total                      $2,273,000

The Company has incurred certain resource related expenditures of approximately $4,000,000 which may be carried forward and used to reduce prescribed taxable income in future years. The potential future tax benefits of these expenditures and income tax losses have not been recognized in the accounts of the Company.

7.   COMMITMENTS

The Company has entered into executive employment agreements with three of its officers, which allow for the named employee to receive an amount equal to one year's annual compensation or salary if the officer is terminated without cause. The Company has also entered into similar agreements with two of its employees which allow for the named employees to receive an amount equal to one-half year's annual compensation or salary if the employee is terminated without cause. The total potential commitment resulting from these agreements equals $470,000 in the aggregate at December 31, 1996.

8.   DIFFERENCES   BETWEEN  CANADIAN  AND  UNITED  STATES   GENERALLY   ACCEPTED
     ACCOUNTING PRINCIPLES

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States. Differences which affect these financial statements are:

a) Contingent Shares. Under U.S. general accepted accounting principles, the contingently cancellable escrow shares would not be reflected as issued and outstanding and would be excluded from loss per share calculations.

                        Financial Statement   Presentation
                           December 31,        December 31,
                               1995                1994
                            ----------          ---------
  Weighted average number
  of shares
  - Canadian basis          12,733,717          6,473,480
  - U.S. basis              12,358,719          5,723,485

  Income (loss) per share
  - U.S. basis               $   (0.04)        $    (0.02)


b) Tax Disclosure. Statement of Financial Accounting Standards ( SFAS ) No. 109 requires deferred income taxes to be computed under the asset and liability method and to be adjusted to and maintained thereafter at statutory rates in effect when the taxes are expected to be paid. SFAS No. 109 has no effect on these US GAAP financial statements as the Company has concluded that a full valuation allowance must be applied to the deferred tax asset resulting primarily from the Company's net operating loss carryforwards. The net change in the valuation allowance for the year ended December 31, 1996 is $329,785. Significant components of the Company's deferred tax liabilities and assets for US GAAP under SFAS 109 compared to Canadian GAAP would have been:

                         December 31, 1996   31 December 1995
                              US$                 US$
                         -----------------   -----------------
Deferred Tax Liabilities:
Mineral property
deductions over
book depreciation and
depletion                  $  316,381           $ 490,172
Other deferred tax
liabilities                     7,191               7,191
Total deferred tax
liabilities                   323,572             497,363

Deferred Tax Assets:
Net operating loss
carryforwards                (939,294)           (783,300)
Less valuation allowance      615,722             285,937
Total deferred tax assets    (323,572)           (497,363)
Net Deferred Tax
Liabilities                $       --           $      --



c) For Canadian GAAP financial statements the consolidated statement of cash flows presents non-cash items. US GAAP allows only supplemental disclosure of non-cash items. For US GAAP purposes, the investing and financing portion of the consolidated cash flow statement would present mineral property costs and the shares issued for property.



                                  Cumulative
                                     From
                                   Inception        Year        Year       Year
                                       to          Ended       Ended       Ended
                                    Dec. 31       Dec. 31     Dec. 31     Dec. 31
                                     1996          1996         1995        1994
                                   ---------      -------     -------     -------
Supplemental Schedule of
 Non-cash Transactions
  Shares issued for property        $495,792            -    $281,934    $213,858

Supplemental Schedule of
 Cash Paid For:
  Interest                          $  4,095            -           -    $  4,027
  Income Taxes                             -            -           -           -



d) In October 1995, the FASB issued SFAS No. 123 Accounting for Stock-Based Compensation. This standard establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company adopted this standard in 1996 through compliance with the disclosure requirements set forth in SFAS No. 123. The adoption of this standard did not have a material impact on the financial position or results of operations of the Company. However, the standard requires that the following disclosures be made to comply with US generally accepted accounting principles:

The Company has elected to account for grants of stock options under APB No. 25. No compensation cost has been recognized in the consolidated statements of income (loss) and deficit through December 31, 1996. If compensation expense for grants of stock options had been determined consistent with Statement on Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation , the Company's net loss and loss per share would have been increased to the following pro-forma amounts:
                                 1996          1995
                              ---------      -------
Net Loss       As reported      862,724      500,907
               Pro forma      1,176,787      593,508

Loss per       As reported       ($.05)       ($.04)
share          Pro forma         ($.06)       ($.05)


Due to the requirements of Statement No. 123, the calculated compensation expense in 1996 and 1995 as adjusted in the pro forma statements above, may not be representative of compensation expense to be calculated in future years. The pro forma adjustment is calculated using an estimate of the fair value of each option and warrant on the date of grant. The Company used the following assumptions within the Black- Scholes pricing model to estimate the fair value of stock option grants in 1996 and 1995:


  Weighted average remaining life            4.08 years
  Risk-free interest rate                    5.94% to 6.08%
  Expected dividend yield                    0%
  Expected lives                             5 years
  Expected volatility                        21% to 54%


9.  SUBSEQUENT EVENTS

a.) Option to Purchase Cactus Gold Mines Property - The Company has acquired options to purchase the interests of two mining companies in the Cactus Gold Mines property located in the western Mojave Desert, about 60 miles north of Los Angeles and 9 miles west of the town of Mojave, in Kern County, California. The Company has until July 1997 to review the property during the option period prior to making a decision whether or not to purchase the property rights. If the Company decides to exercise its purchase option, total costs are estimated at approximately $1 million. Through February 28, 1997, the Company has made payments of $41,667 to the two mining companies involved.

b.) Firm Commitment on Debt Facility - The Company has received a Firm Commitment by two financial institutions to provide financing of up to $45 million through a senior debt facility conditional on a new equity issue of stock in the Company for approximately $18 million. Under the terms of this facility, the underwriters will be compensated in part through a 13.5% cash flow participation after debt service on the first 382 million pounds of copper sold from the project. This cash flow participation is after operating cost, on-going capital, interest payments and debt service.

ITEM 9. CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective January 25, 1996, the Company engaged Coopers & Lybrand, L.L.P. as the Company's new auditors for the period ending December 31, 1995 and on a going forward basis. At approximately the same time, the Company informed its previous auditors, Staley, Okada, Chandler & Scott, Chartered Accountants, that they would not be retained as the Company's auditors for fiscal 1995 and future periods. The change in auditors was not brought about as the result of any disagreement with the Company's former auditors, or as a result of any adverse opinion or disclaimer of opinion as there were none. There also has not been any disagreement with the former auditors relative to any uncertainty, audit scope or accounting principles. The sole reason for the change was the apparent preference of potential investors in the Company that the Company retain an auditing firm with a substantial United States and international reputation. The change was recommended and approved by the Board of Directors as a whole.


                                    PART III


ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by this Item is incorporated by reference from the Company's Proxy Statement.

ITEM 11. EXECUTIVE COMPENSATION

The information required by this Item is incorporated by reference from the Company's Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this Item is incorporated by reference from the Company's Proxy Statement.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this Item is incorporated by reference from the Company's Proxy Statement.


                                     PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)(1) and (a)(2)   Financial Statements and Financial Statement Schedules

Pg. 35 Report of Independent Accountants of Coopers & Lybrand chartered accountants for the period ending December 31, 1996.

Pg. 36 Auditor's Report of Staley, Okada, Chandler & Scott concerning the period ending December 31, 1994.


Pg. 37    Consolidated Balance Sheets as  of  December 31, 1996 and December 31,
          1995.

Pg. 38 Consolidated Statement of Income (Loss) and Deficit for the periods ended December 31, 1996; December 31, 1995; December 31, 1994; and cumulative from July 23, 1987 to December 31, 1996.

Pg. 39 Consolidated Statement of Shareholder's Equity for the periods ended December 31, 1996; December 31, 1995; December 31, 1994; December 31, 1993; September 30, 1993; September 30, 1992; September 30, 1991; September 30, 1990; September 30, 1989; and September 30, 1988.

Pg. 40 Consolidated Statement of Mineral Property Costs for the periods ended December 31, 1996; December 31, 1995; December 31, 1994; and cumulative from July 23, 1987 to December 31, 1996.

Pg. 41    Consolidated   Statement of Cash  Flow for  the periods ended December
          31, 1996; December 31, 1995; December 31, 1994; and cumulative from July 23, 1987 to December 31, 1996.

Pgs.42-52 Notes  to  Consolidated  Financial  Statements  including  Significant
          Accounting Policies.

All other schedules are omitted because the required information is not applicable or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the Consolidated Financial Statements and Notes thereto.

(b) Reports on Form 8-K.

The Company filed a report on Form 8-K on November 22, 1996 reporting the completion of a private placement of 1,232,180 units consisting of one share of common stock and one common stock purchase warrant. The net proceeds to the Company were approximately $995,000.

(c) Exhibits

The following exhibits are to be filed with this Report by amendment:

Exhibit
Number

(3)      Charter and By-laws

3.1 Memorandum of No. 96 Sail View Ventures Ltd. dated July 20, 1987, filed July 23, 1987.
3.2 Certificate of Incorporation for No. 96 Sail View Ventures Ltd. dated July 23, 1987.
3.3       Articles of  No. 96  Sail  View  Ventures Ltd.  dated  July 20,  1987.
3.4       Special Resolution dated September 9, 1987, filed September 11,  1987.
3.5       Certificate dated September 11, 1987.
3.6       Special Resolution dated September 29, 1993, filed October 15, 1993.
3.7       Certificate of Change of Name dated October 15, 1993.
3.8       Special Resolution dated April 24, 1995, filed May 26, 1995.

(10)     Material Contracts

10.1 Termination of Existing Minerals Lease, Bill of Sale, and New Minerals Lease dated April 20, 1988, among Lisbon Copper Ltd.("Lisbon Copper"), Kelmine Corporation and MLP, as amended July 24, 1993.

10.2      Option Agreement dated April 20, 1988 between Lisbon Copper and MLP.

10.3 Utah State Lease for Metalliferous Minerals No. 20569 dated May 28, 1963, as assigned to Summo USA by assignment dated May 23, 1995, as amended by Amendment dated August 15, 1995.

10.4 Utah State Lease for Metalliferous Minerals No. 17661 dated February 20, 1959 ("ML17661"), as assigned to Summo USA by assignment dated June 7, 1995, as amended by Amendment dated August 15, 1995.

10.5 Mineral Lease dated October 26, 1992 between Steve and Mary Lou Kosanke and MLP.

10.6 Mineral Lease dated August 3, 1992 between J.F. and Joyce L. Costanza and MLP.

10.7      Special Use Lease Agreement No. 707 dated December 15, 1986.

10.8 Mining Lease dated October 15, 1973 between Tintic Uranium Company and Centennial Development Company, as ratified and amended by Ratification and Amendment dated January 5, 1993 between Tintic and MLP.

10.9 Utah State Lease for Metalliferous Minerals No. 46431 dated February 22, 1994.

10.10 Purchase Option Agreement dated May 1, 1995 between Lisbon Land & Livestock Co. and Summo USA and related Escrow Agreement of even date therewith.

10.11 Exploration and Purchase Option Agreement dated September 1, 1993 between Moretz, et al. and St.Mary, as amended April 18, 1996.

10.12 Option Agreement dated September 27, 1993 between Wanda H. Ahlstrom and Max J. Peacock as optionors and St. Mary as optionee, as amended April 17, 1996.

10.13 Exploration and Purchase Option Agreement dated August 1, 1994 between Hill, et al. and St. Mary.

10.14 Exploration and Purchase Option Agreement dated August 1, 1994 between Cook, et al. and St. Mary.

10.15 Acquisition Agreement dated November 16, 1994 among Summo, Summo USA and St. Mary and Assignment and Quitclaim Deed of even date therewith whereby St. Mary assigns its interest under the foregoing two agreements to Summo USA.

10.16 Letter Agreement dated May 20, 1994 between Applied Geologic Studies, Inc. and St. Mary setting forth the finder's fee agreement for the Champion Property.

10.17 Stock Option Agreement dated February 23, 1995 granting an option to John Ivany for 250,000 shares at an exercize price of $1.20 Cdn. per share.

10.18 Stock Option Agreements dated April 24, 1995 granting options to the following individuals at an exercise price of $1.20 Cdn. per share.

          a.   J. Douglas Little for 40,000 shares.
          b.   Robert A. Prescott for 100,000 shares.

10.19 Employment Letter Agreement dated April 5, 1995 from the Company to Robert Prescott.

10.20 Employment Agreement dated December 31, 1995 between the Company and Gregory A. Hahn.

10.21     Employee Incentive Stock Option Plan of the Company.

10.22 Escrow Agreement dated January 18, 1996 providing for the escrow and staged release of 8,519,987 shares of Common Stock.

10.23 Form of Stock Option Agreement dated February 1, 1996 granting options to the following individuals at an exercise price of $1.20 Cdn. per share.

          a.   Gregory A. Hahn for 100,000 shares
          b.   James D. Frank for 100,000 shares
          c.   Mark A. Hellerstein for 150,000 shares
          d.   J. Douglas Little for 110,000 shares
          e.   Frank E. Shanley for 50,000 shares

10.24 Employment Letter Agreement dated January 29, 1996 between the Company and James D. Frank.

10.25 Master Electric Service Agreement dated October 31, 1996, between Pacificorp and Summo USA Corporation.

10.26 By-Product Sales Agreement dated December 31, 1996, between Kennecott Utah Copper Corporation and Summo USA Corporation.

10.27 Purchase Agreement dated February 29, 1996, between Michael L. Wilcox and Summo USA Corporation.

10.28 Surface Lease Agreement dated June 10, 1996 between Nelson Pacheco et al. and Summo USA Corporation.

10.29 Form of Stock Option Agreements dated March 26, 1996 granting options to the following individuals at an exercise price of $1.10 Cdn. per share.

          a.   Gregory A. Hahn for 120,000 shares
          b.   James D. Frank for 120,000 shares
          c.   Robert A. Precott for 120,000 shares

10.30 Stock Option Agreement dated April 30, 1996 granting 67,500 options to Matthew J. Mason at an exercise price of $1.51 Cdn. per share.

10.31 Stock Option Agreement dated April 30, 1996 granting 82,500 options to Matthew J. Mason at an exercise price of $1.51 Cdn. per share.

10.32 Stock Option Agreement dated April 30, 1996 granting 50,000 options to Gregory A. Hahn at an exercise price of $2.10 Cdn. per share.

10.33 Stock Option Agreement dated December 24, 1996 granting 150,000 options to John Robins at an exercise price of $1.41 Cdn. per share.

10.34* Loan Commitment Agreements between the Company and ING (U.S.) Capital Corporation and Heller Financial, Inc. dated March 4, 1997 and March 5, 1997, respectively.

21.1      Subsidiaries of the Registrant

* Confidential treatment requested for portions of this exhibit.



                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, effective March 25, 1997.

SUMMO MINERALS CORPORATION


By: /s/ Gregory A. Hahn                    By: /s/ James D. Frank
    -------------------                        ---------------------------------
    Gregory A. Hahn                            James D. Frank
    President and Chief                         Vice President - Finance and CFO
     Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934 this report has been signed below by the following persons in counterpart which taken together shall constitute execution on behalf of the registrant on the dates indicated.



Date:     March 25, 1997           By:  /s/ Mark A. Hellerstein
                                        -------------------------
                                        Mark A. Hellerstein,
                                         Chairman of the Board


Date:     March 25, 1997           By:  /s/ Gregory A. Hahn
                                        -------------------------
                                        Gregory A. Hahn, Director


Date:     March 25, 1997           By:  /s/ John E. Robins
                                        -------------------------
                                        John E. Robins, Director


Date:     March 25, 1997           By:  /s/ Robert Mason
                                        -------------------------
                                        Robert Mason, Director


Date:     March 25, 1997           By:   /s/ John W. Ivany
                                        -------------------------
                                        John W. Ivany, Director


Date:     March 25, 1997           By:  /s/ J. Douglas Little
                                        J. Douglas Little,
                                        Director


Date:     March 25, 1997           By:  /s/ Frank E. Shanley
                                        -------------------------
                                        Frank E. Shanley,Director

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                                     of 1934

                      For the Quarter Ended March 31, 1997

                         Commission File Number 0-27272

                           SUMMO MINERALS CORPORATION
                       (incorporated in British Columbia)

                         1776 Lincoln Street, Suite 1100
                             Denver, Colorado 80203
                                 (303) 861-5400

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X] No [ ]


Indicate the number of shares outstanding of each of the Registrant s classes of common stock, as of the latest practicable date.

As of May 2, 1997, the Registrant had 20,003,160 shares of Common Stock outstanding.

                             TABLE OF CONTENTS

                                                                            PAGE

PART I - FINANCIAL INFORMATION

Item 1 -  Financial Statements

          Consolidated Balance Sheet
               March 31, 1997 and December 31, 1996............................1

          Consolidated Condensed Statement of Income
          (Loss) and Deficit
               Three Months Ended March 31, 1997
               and 1996........................................................2

          Consolidated Statement of Mineral Property Costs
               Three Months Ended March 31, 1997
               and 1996........................................................3

          Consolidated Statement of Cash Flow
               Three Months Ended March 31, 1997
               and 1996........................................................4


Item 2 -  Management s Discussion and Analysis of
          Financial Condition and Results of Operations........................7


PART II - OTHER INFORMATION


Item 6 -  Exhibits and Reports on Form 8-K.....................................8

                           CONSOLIDATED BALANCE SHEET
                           Summo Minerals Corporation
                         (A Development Stage Company)
                             US Dollars (Unaudited)


                                     As of            As of
                                   March 31,       December 31,
                                     1997             1996
                                   ---------       -----------
ASSETS
Current Assets

  Cash                             $ 138,897      $  214,481
  Short term investments             360,537         636,342
  Accounts receivable                  2,145             813
  Prepaid expenses                     5,600           5,600

Total current assets                 507,179         857,236

Mineral property at cost           6,160,361       5,878,099

Plants, buildings and equipment
 at cost, net of accumulated
 depreciation of $21,330 and
 $19,709 respectively                956,799         784,176

Total assets                     $ 7,624,339     $ 7,519,511


LIABILITIES & SHAREHOLDERS EQUITY

Current Liabilities

  Accounts payable and
   accrued liabilities           $   130,111     $  130,309

  Due to related party                     0          3,619

Total current liabilities        $   130,111     $  133,928


Shareholders equity

  Preferred shares, without
   par value 100,000,000
   authorized and none issued             --             --

  Common shares, without par
   value 500,000,000 authorized,
   20,003,160 and 19,623,160
   issued and net of share
   issuance costs of $12,519 and
   $0 at March 31, 1997 and
   December 31, 1996,
   respectively.                   9,352,581      9,011,388

  Deficit- accumulated during
   development stage              (1,858,353)    (1,625,805)

Total shareholder's equity         7,494,228      7,385,583

Total liabilities &
shareholder's equity            $  7,624,339  $   7,519,511


                             See Accompanying Notes

         CONSOLIDATED CONDENSED STATEMENT OF INCOME (LOSS) AND DEFICIT
                           Summo Minerals Corporation
                         (A Development Stage Company)
                             US Dollars (Unaudited)


                                   For the Three Months Ending
                              -------------------------------------
                              Cumulative
                              from           March 31,    March 31,
                              Inception        1997          1996
                              ---------     ---------     ---------

Expenses

  General and admini-
   stration                   $1,846,434    $ 236,095     $ 179,539
  Depreciation and
   amortization                   30,663        5,340         2,466
  Exploration expense             66,849            0         9,114
  Interest and bank
   charges, net                 (172,489)      (8,887)      (32,536)

Income (Loss) before the
following                     (1,771,457)    (232,548)     (158,583)

 Impairment of mineral
  property cost                  (91,446)          --            --
 Gain on sale of mineral
  property                         4,550           --            --

Net Income (Loss) for
the period                    (1,858,353)    (232,548)     (158,583)

 Deficit-Beginning of
  period                              --   (1,625,805)      (763,081)
 Deficit- End of
  period                     (1,858,353)   (1,858,353)      (921,664)

Earnings (Loss) per Share                  $    (0.01)   $     (0.01)


                             See Accompanying Notes

                CONSOLIDATED STATEMENT OF MINERAL PROPERTY COSTS
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars


                                            For the      For the
                                            Quarter      Quarter
                                             Ended        Ended
                              Cumulative     March        March
                              from            31,          31,
                              Inception      1997         1996
                              ----------    -------      -------
DIRECT

Lisbon Valley, Utah, USA

  Land costs              $   1,310,933     $ 11,154     $ 95,449
  Geophysical,
   geological and
   engineering                  220,898        1,083       15,282
  Drilling                      483,671           --        3,256
  Metallurgy                    349,729       15,218       18,344
  Feasibility                   488,612           --           --
  Legal                          68,048           --           --
  Taxes, licenses and
   insurance                     14,072           --           --
  Assaying                       13,064           --           --
  Permitting                  1,372,131       98,048        1,400
  Support, accommo-
   dation and general
   costs                        636,868       55,951      221,470

                              4,958,026      181,454      355,201

Cashin, Colorado, USA

  Land costs                    411,485          763        3,998
  Geophysical, geolo-
   gical and engineering         50,347          100        2,674
  Drilling                      146,805           --           --
  Metallurgy                     24,370           --          628
  Legal                          15,574           --           --
  Taxes, licenses and
   insurance                        609           --           --
  Permitting                     20,438           --           --
  Support, accommodation
   and general costs             38,731           --        6,735

                                708,359          863       14,035

Champion, New Mexico, USA

  Land costs                    186,042        2,716       31,190
  Geophysical, geolo-
   gical and engineering         23,366        1,024        4,726
  Drilling                      166,657           --           --
  Metallurgy                      5,657          313        2,808
  Permitting                         69           --           --
  Support, accommodation
   and general costs              2,223           75       (6,010)

                                384,014        4,128       32,714

Other, USA                      201,408       95,817           --

Costs for the period          6,251,807      282,262      401,950

Balance-beginning of
 period                             --     5,878,099    4,012,012

Less: write-off of
 mineral property              (91,446)           --           --

Balance - end of
 period                      $6,160,361   $6,160,361   $4,413,962


                             See Accompanying Notes

                      CONSOLIDATED STATEMENT OF CASH FLOW
                           Summo Minerals Corporation
                                 (A Development
                                 Stage Company)
                             US Dollars (Unaudited)

                                 For the Three Months Ending
                          ------------------------------------------
                           Cumulative          March        March
                              from              31,           31,
                            Inception          1997          1996
                          --------------    -----------    ---------

Operating Activities

  Net income (loss)        $ (1,858,353)    $ (232,548)    $(158,583)

Reconciliation of net
  income (loss) to net cash:

  Depreciation and amorti-
   zation                        30,663          5,340         2,466
  Impairment of mineral
   properties at cost            91,446             --            --

  Change in  current assets
   & liabilities
   - accounts receivable        (2,145)         (1,332)        2,698
   - prepaid expenses           (5,600)             --         2,492
   - accounts payable           75,838            (198)      (64,331)

Net cash used in operating
activities                  (1,668,151)       (228,738)     (215,258)

Investing Activities

  Mineral property cost     (6,257,421)       (282,262)     (403,353)
  Less shares issued for
   property                    495,792              --            --
  Increase in accounts
   payable                      54,273              --            --
  Plant, buildings and
   equipment                  (981,848)       (177,963)      (12,074)

Net cash used in
investing activities        (6,689,204)       (460,225)     (415,427)

Financing Activities

  Issuance of share
   capital (net of
   issue costs)              8,856,789          341,193           --
  Due to related party
   - net                            --           (3,619)    (119,777)

Net cash (used in)
provided by financing
activities                   8,856,789          337,574     (119,777)

Net Increase (decrease)
in Cash                        499,434         (351,389)    (750,462)

Cash and cash equivalents
 - beginning of period                          850,823    2,982,676

Cash and Cash Equivalents
 - end of period           $   499,434       $  499,434   $2,232,214


                          See Accompanying Notes

1. GENERAL

The Company, which is organized in British Columbia, presents all financial statements in U.S. dollars unless otherwise indicated in Canadian (Cdn.) dollars under accounting principles generally accepted in Canada.

Except as disclosed herein, there has been no material change in the information disclosed in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K of Summo Minerals Corporation and Subsidiary (the Company) for the year ended December 31, 1996. In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

The accounting policies followed by the Company are set forth in Note 2 to the Company s financial statements in Form 10-K for the year ended December 31, 1996. It is suggested that these financial statements be read in conjunction with the financial statements and notes included in the Form 10-K.

2. MINERAL PROPERTY COSTS

Lisbon Valley, Utah

The Company received a Letter of Commitment from ING Capital and Heller Financial, Inc. to provide a $45 million loan for Lisbon Valley Project subject to the Company providing $13.2 million of equity to the project and an additional $3 million of equity in the Company.

The Company received the Final Environmental Impact Statement from the BLM, which means the Company could now start construction, if the financing were complete.

Cactus Property, California

The Company signed a six month Option to Purchase the Cactus Gold Mine Property in California in January 1997. Current exploration activity on this property includes title and environmental review and exploration drilling.

3. COMMITMENTS

Common Shares Issuable

At March 31, 1997, a total of 6,244,680 shares of authorized Common Shares were reserved for the following:

               Stock Options             1,612,500
               Warrants                  4,632,180
                                         6,244,680

On January 29, 1997, 280,000 warrants were exercised at a price of $1.21 Cdn.

On February 3, 1997, 100,000 warrants were exercised at a price of $1.10 Cdn.


4. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. The U.S. Securities and Exchange Commission ( SEC ) requires that financial statements of certain foreign companies contain a reconciliation presenting the statements on the basis of accounting principles generally accepted in the United States. For SEC purposes the Company is in the development stage as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises. For periods prior to January 1, 1995, the Company s reporting currency was the Canadian dollar. As a result of the change in status of its US mineral property base, the reporting currency was changed to the US dollar. The Company s financial statements were translated into US dollars using a translation of convenience. US GAAP requires translation in accordance with the current rate method. The Company s restatement of the prior year accounts is not materially different from the translation of convenience. Any other differences in accounting principles as they pertain to the accompanying consolidated financial statements are not material except as follows:

a) Contingent Shares. Under U.S. generally accepted accounting principles, the contingently cancelable escrow shares which existed at March 31, 1996 would not be reflected as issued and outstanding and would be excluded from loss per share calculations. No contingently cancelable escrow shares existed at March 31, 1997.

                        FINANCIAL STATEMENT PRESENTATION

                                 March 31, 1996

Weighted Average Number of Shares
          Canadian Basis                17,575,980
          U.S. Basis                    17,200,982

Income (Loss) Per Share
          U.S. Basis                          (.01)

b) Tax Disclosure. Federal income tax expense differs from the amount that would be provided by applying the statutory rate primarily due to a full valuation allowance for net operating loss carry-overs.

c)   Cash  Flow.  For  Canadian  GAAP  financial   statements  the  consolidated
     statement of cash flows presents non-cash items. US GAAP allows only supplemental disclosure of non-cash items. For US GAAP purposes, the investing portion of the consolidated cash flow statement would present mineral property costs net of the shares issued for property.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters discussed in this report, when not historical matters, are forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results.

Such factors include, among other things, the speculative nature of mineral exploration, commodity prices, production and reserve estimates, environmental and governmental regulations, availability of financing, force majeure events, and other risk factors as described from time to time in the Company's filings with the Securities and Exchange Commission.

The following discussion should be read in conjunction with the Company's consolidated financial statements included in this report. All monetary figures discussed are in U.S. dollars.

Results of Operations

The Company reported a net loss of $0.23 million for the first quarter 1997 as compared to a net loss of $0.16 million in 1996.

Expenses

General and administrative expenses increased $0.06 million to $0.24 million for the first quarter 1997 compared to $0.18 million in 1996 due primarily to increased salary expenses ($0.03 million) in addition to increased general office and professional expenses ($0.03 million).

Interest income decreased $0.024 million to $0.009 million for the first quarter 1997 as compared to $0.03 million for 1996 reflecting the use of the Company's interest earning assets in daily operations.

Capital Resources and Liquidity

Cash Flow - The Company s net cash used in operating activities increased $0.02 million to $0.23 million in the first quarter 1997 as compared to $0.21 million in 1996 due to the use of cash to decrease accounts payable and other accrued liability balances.

Net cash used in investing activities increased $0.04 million to $0.46 million in the first quarter 1997 compared to $0.42 million in 1996. The difference is due to decreased development activity on the Lisbon Valley property (down $0.22 million); the addition of new exploration activity on the Cactus Gold property ($0.09 million) and increased capitalized investment in the Lisbon Valley Property; ($0.17 million).

Net cash provided by financing activities was $0.34 million in the first quarter 1997 compared to cash used in financing activities of $0.12 million in 1996. This was due to the exercise of warrants in the amount of approximately $0.25 million and the exercise of options for $0.10 million. These increases were offset by share issuance costs of approximately $0.01 million.

The Company had $0.50 million in cash and cash equivalents and working capital of $0.38 million as of March 31, 1997 compared to $0.85 million of cash and cash equivalents and working capital of $0.72 million at December 31, 1996.

Outlook

The Company is continuing efforts to establish a financing package which will allow the Company to proceed with the final engineering and construction of the Lisbon Valley project. This package may entail relinquishing part of the project in return for a commitment to supply capital in the project. Pending successful completion of the Company s financing efforts, the Company plans to start the construction of the Lisbon Valley mine later in 1997. The Company has insufficient cash on hand to meet its operating requirements if this capital raising is not completed. In such a circumstance, the Company may have to sell additional shares for working capital, however no assurance can be given that this capital can be raised in the existing equity market.

PART II - OTHER INFORMATION

Item 6.   Exhibits filed with the Form 10-Q

          None

          Exhibits and Reports on Form 8-K

          None




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, effective May 10, 1996.


Date: May 15, 1997            SUMMO MINERALS CORPORATION


                              By: /s/ Gregory A. Hahn
                                  ------------------------------
                                   Gregory A. Hahn, President
                                   and Chief Executive Officer

                              By: /s/ James D. Frank
                                  ------------------------------
                                   Frank D. Frank, Vice-
                                   President of Finance
                                   and Chief Financial Officer

                                  SCHEDULE "F"

     FORMAL VALUATION AND FAIRNESS OPINION OF CANACCORD CAPITAL CORPORATION


                         [CANACCORD CAPITAL LETTERHEAD]


July 8, 1997

PRIVATE AND CONFIDENTIAL

The Special Committee of The Board of Directors of
Summo Minerals Corporation (the "Special Committee")
900 Denver Center Building
1776 Lincoln St.
Denver, CO 80203 USA

Dear Sirs:

Proposed Plan of Arrangement with St. Mary Land & Exploration Company


I.  INTRODUCTION

Canaccord Capital Corporation ("Canaccord" "we" or other pronouns indicating Canaccord) understands that Summo Minerals Corporation (the "Company" or "Summo") and St. Mary Land and Exploration Company ("St. Mary") are considering a business combination pursuant to a plan of arrangement or similar type of transaction (the "Proposed Transaction") whereby a single purpose company, Lisbon Valley Mining Company LLC ("LVM"), will be created to operate the Lisbon Valley Copper Project ("Lisbon Project"). Under the terms of the Proposed Transaction, Summo will contribute to LVM its entire property interests in the Lisbon Valley Project, including all project permits and contracts, its entire property interests in the Champion property, US$3,200,000 in cash and a US$45,000,000 senior loan facility provided by ING Capital and Heller Financial and guaranteed until project completion by Summo USA Corporation (a wholly owned subsidiary of Summo) and Summo Minerals Corporation. St. Mary will contribute to LVM US$4,000,000 in cash, US$8,600,000 in letters of credit to support the bank loan and 9,924,093 shares of Summo. The 9,924,093 shares of Summo are to be returned to the treasury of Summo and cancelled. LVM will be owned by St. Mary and Summo as to 55% and 45% respectively and Summo will have an option to increase its interest in LVM to 50.1% for one year. We also understand that a special committee has been established by the Board of Directors of Summo comprised of independent members of the Board (the "Special Committee") for the purpose of considering and reporting to the Board on the fairness and valuation of the Proposed Transaction to the shareholders of the Company.

We further understand that the Proposed Transaction will constitute a "related party transaction" within the meaning of the Ontario Securities Commission Policy 9.1 ("Policy 9.1") and that a formal valuation and a fairness opinion (together the "Opinions") will be required to determine whether the Proposed Transaction is fair from a financial point of view to the shareholders of Summo other than those shares presently owned by St. Mary, its affiliates, associates and insiders. We further understand that the Opinions will be included in the information circular (the "Information Circular") to be sent to the holders of common shares of Summo in connection with the Proposed Transaction.

We consent, subject to the terms of the engagement agreement, to the inclusion of the Opinions in the Information Circular and to the filing thereof with the securities commission or similar regulatory authority in each of the provinces of Canada.

ENGAGEMENT OF CANACCORD

The Company first contacted Canaccord regarding the Proposed Transaction with St. Mary on May 28, 1997 to provide a valuation and fairness opinion as defined under Policy 9.1 of the Ontario Securities Commission. Canaccord was engaged effective June 3, 1997 to prepare an opinion;

i)   as to the value of the subject  matter of the Proposed  Transaction,  i.e.:
     LVM;

ii) as to the relative contributions being made by Summo and St. Mary in creating LVM (the "Valuation"); and

iii) as to whether the terms of the Proposed Transaction are fair, from a financial point of view, to the Summo Shareholders other than those shares presently owned by St. Mary, its affiliates, associates and insiders (the "Fairness Opinion").

Under the terms of our engagement, Canaccord will receive a fee of $112,500 for the preparation of the Opinions. Additionally, Summo has agreed to reimburse Canaccord for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, related to this engagement and to indemnify Canaccord in certain circumstances. The fees payable to Canaccord are not contingent in whole or in part upon the approval or completion of the Proposed Transaction nor dependent upon the conclusion reached by Canaccord in the Opinions.

INDEPENDENCE OF CANACCORD

Canaccord is not an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of either Summo or St. Mary or their associates or affiliates (collectively the "Interested Parties"). Except as advisor to the Special Committee of Summo, neither Canaccord nor any of its associates or affiliates is an advisor to any of the Interested Parties in respect of the Proposed Transaction.


Canaccord represents and warrants to the Special Committee that we have, to the best of our knowledge, disclosed to the Special Committee all material facts relevant to our position as financial advisor to the Special Committee and, in our view, we are independent of Summo, St. Mary and LMV.

Canaccord acts as a trader and dealer, both as principal and agent, in all Canadian financial markets and, in such capacity, may have or in the future may have positions in the securities of the Interested Parties and, from time to time, may have executed and may in the future execute transactions on behalf of the Interested Parties or other clients for which it receives compensation. In addition, as an investment dealer, Canaccord conducts research on securities and may, in the ordinary course of business, be expected to provide research reports and investment advice to its clients on issues and investment matters including research and advice on one or more of the Interested Parties.

Canaccord does not have any agreements, commitments or understandings in respect of any future business involving any of the Interested Parties. However, Canaccord may, from time to time in the future, seek or be provided with assignments from one or more of the Interested Parties.

CREDENTIALS OF CANACCORD

Canaccord is one of Canada's largest independently owned investment banking firms. Canaccord employs approximately 650 people and has offices in Vancouver, Toronto, Calgary, Winnipeg, Kelowna, Whitehorse, Prince George and Bermuda and in Europe, India and the United States through its affiliates. Canaccord provides a wide range of services including corporate finance, mergers and acquisitions, financial advisory services, institutional and retail equity sales and trading and investment research. Canaccord and its principals have prepared numerous valuations and fairness opinions and have participated in a significant number and variety of transactions involving private and publicly traded companies.

The Opinions expressed herein are the opinion of Canaccord and the form and content hereof have been approved for release by a committee of its officers and directors, each of whom is experienced in the preparation of fairness opinions and merger, acquisition, divestiture and valuation matters.

SCOPE OF REVIEW

In  preparing  these  Opinions,   Canaccord   reviewed  and,  where   considered
appropriate, relied upon the following:


With respect to Summo Minerals Corporation:

i. "Executive Report of the Final Feasibility Study for the Lisbon Valley Copper Project located in Lisbon Valley, Utah prepared for Summo Minerals Corporation," by Roberts & Schaefer Company, October 23, 1996;

ii. "Executive Report of the Revision to the Final Feasibility Study for the Lisbon Valley Copper Project located in Lisbon Valley, Utah prepared for Summo Minerals Corporation," by Roberts & Schaefer Company, October 23, 1996;

iii. "Feasibility Study for the Lisbon Valley Copper Project located near Monticello, Utah prepared for Summo USA Corporation," by Roberts & Schaefer Company, August 4, 1995.

iv. "Review of the Lisbon Valley Copper Project," by The Winters Company, February 1997.

V.   Subscription   Agreement  and   Undertaking   for  the  private   placement
     transaction of Summo common stock announced on May 16, 1997;

vi. form 10-K Annual Report of Summo for the fiscal year ending December 31, 1996;

vii. audited financial statements of Summo for the fiscal year ended December 31, 1996;

viii.unaudited quarterly financial statements of Summo for the three months ended March 31, 1997;

ix.  discussions with Summo corporate counsel;

X.   corporate presentation conducted by the management of Summo; and

xi. other public information pertaining to Summo including historical quarterly and annual financials, press releases and research reports.

With respect to the Proposed Transaction:

i. press release No. 97-12 announcing Summo's Financing Arrangements and the proposed Plan of Arrangement with St. Mary, dated May 16, 1996;

ii. unaudited pro forma financial statements prepared by Summo dated May 1, 1997;

iii. draft report describing the Lisbon Valley Mining Co. LLC by Summo dated May 30, 1996;

iv. letter agreement between St. Mary and Summo outlining the proposed transaction dated May 15, 1996;

V. "Summo Minerals Corporation, Notice of Extraordinary General Meeting of Members and Management Information Circular, Plan of Arrangement," dated July 8, 1997.

vi. letter from the President of Summo to the Chief Financial Officer of Summo summarizing attempts by Summo to sell the Lisbon Valley property dated June 2, 1997;

vii. discussions with the Chief Financial Officer of Summo regarding Summo's attempts to sell the Lisbon Valley property;

viii.internal cash flow models and earnings per share models prepared by Summo dated February 3, 1997;

ix. letter agreements to provide Summo with the required financing for the Lisbon Project prepared by ING & Heller dated March 4, 1997;

X. monthly reports to the Board of Directors of Summo outlining the efforts of raising capital for the Lisbon Valley property, the investigation of possible mergers and the potential sale of the Lisbon Valley property; and

xi. certificate of representation by the Special Committee to Canaccord confirming that there are no material facts or circumstances relating to the Company not disclosed to Canaccord which would materially affect the Valuation and Fairness Opinion.

ASSUMPTIONS AND LIMITATIONS

Pursuant to our engagement, and with the approval of the Special Committee, Canaccord has relied upon and has assumed the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public sources or provided to it by Summo and their respective subsidiaries, affiliates and advisors, or otherwise pursuant to our engagement. Canaccord has assumed that the feasibility studies, financial estimates and projections provided to it by the management of Summo represent their best estimates of the most probable results for the Company or specific projects the Company intends to undertake for the periods presented therein and that such estimates and projections are justifiable. Further, Canaccord has reviewed the term sheet of the ING Capital/Heller bank loan and assumed that all of the pre-conditions to the Company being able to drawdown the senior secured loan, announced by Summo on May 16, 1997, will be met. It is explicitly understood that the Lisbon Project and its estimated US$58,200,000 capital cost will not be realized without the drawdowns of the senior loan facility of US$45,000,000 provided by ING Capital/Heller. The loan will not be committed unless, among other conditions being satisfied, the equity contribution of US$13,200,000 is met by Summo. We have been informed by senior management of Summo that the Company was unsuccessful on at least two occasions in raising the required equity financing, on terms and conditions satisfactory to the Company, to secure this loan and was therefore of the view that the only courses of action available to Summo were to pursue the Proposed Transaction with St. Mary or to sell the project to a third party.

Moreover, Canaccord has reviewed the subscription agreement for the Private Placement, announced by Summo on May 16, 1997, and understands that 5,740,329 units were sold at a price of Cdn$1.00 per unit and 833,000 units were sold at a price of Cdn$1.20 per unit. Each unit comprises one share and one share purchase warrant entitling the holder to purchase one further share of the Company at Cdn$1.25 per share for a period of two years from May 16, 1997. The aforementioned securities are subject to a hold period until May 16, 1998.

The Company's profitability "will be largely determined by the market price of copper, which is determined in world markets and is subject to fluctuations. While the Company intends to employ a copper price hedging strategy at such time it begins production, in the event of a severe and prolonged decrease in the price of copper, the ability of the Company to raise additional capital and to operate profitably could be considerably impaired.

Should any of the conditions of either the bank loan or the Private Placement not be met, Canaccord has the right to amend or withdraw its Opinions. Subject to the exercise of our professional judgment and except as expressly described herein, Canaccord has not attempted to verify independently the accuracy or completeness of any of such information, data, advice, opinions, representations, business plans, forecasts and projections.

Summo has represented to Canaccord, in certificates dated as at the date hereof, amongst other things, that the information, data and other material provided to Canaccord were at the date provided, complete, true and correct in all material respects and did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances in which such statements were made. Summo has represented to Canaccord that since the date that any information, data or other material were provided to Canaccord, except as disclosed in writing to us, to the best of their knowledge, information and belief after reasonable inquiry there has been no material change, financial or otherwise, in the business, operations or prospects of Summo, or any of their subsidiaries not disclosed to Canaccord which would reasonably be expected to have a material effect on the Opinions. Further it was represented to Canaccord, with respect to any portions of the information that constitute forecasts, projections or estimates; such forecasts, projections or estimates were prepared using the assumptions identified therein, which in the reasonable belief of Summo are reasonable in the circumstances, and are not misleading in any material respect.

The Opinions are rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Summo as it was reflected in the information and documents reviewed by Canaccord and as it was represented to us in our discussions with the management.

In our analysis and in connection with the preparation of the Opinions, Canaccord reviewed financial projections provided by Summo, and their advisors, which reflect numerous assumptions regarding the impact of general economic and industry conditions and political and other conditions on the future financial results of each of these companies. While Canaccord believes the assumptions used are appropriate in the circumstances, many are beyond the control of any party involved with the Proposed Transaction. The Opinions are not intended to be and do not constitute a recommendation to any shareholder of Summo as to whether or not such shareholder should vote in favour of the Proposed Transaction, but rather represents Canaccord's assessment of the fairness, from a financial point of view, of the Proposed Transaction to the Summo Shareholders other than St. Mary, its affiliates, associates and insiders.

Our analysis must be considered as a whole. Selecting portions of our analysis and of the factors considered, without considering all factors and analysis in connection with the preparation of the Opinions, could create a misleading view of the processes underlying the Opinions. The preparation of a valuation is a complex process and is not susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. In our analysis we have made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.


II. BUSINESS OVERVIEW

Summo was incorporated under the laws of British Columbia on July 23, 1987. The registered office of Summo is located at Suite 860 - 625 Howe Street, Vancouver, B.C., V6C 2T6, Canada, telephone: (604) 331-2267.

The Company owns the Lisbon Valley property, located 45 miles southeast of Moab, Utah, plus additional properties in Colorado and New Mexico. The Lisbon Valley property, the Company's principal asset, comprises approximately 5,940 acres and has proven and probable ore reserves of 46,500,000 tons grading 0.424% copper. A 12,000-ton-per-day open pit heap leach mining operation is planned, designed to produce 40,000,000 lbs. of cathode copper per annum over the life of the Lisbon Project, estimated to be 7 to 10 years. Capital required for construction has been estimated at US$58,200,000. In March 1997, US$45,000,000 in senior debt project financing was arranged subject to, among other conditions, an additional US$13,200,000 being committed into a project fund. In the event that the Proposed Transaction takes place, we are of the view that the financial requirements necessary to proceed with the Lisbon Project will be met.

On June 16, 1997 the U.S. Interior Board of Land Appeals issued a Partial Stay which is limited to actual mining operations on the project. The Company has indicated that the Partial Stay should be resolved well in advance of the scheduled commencement of mining. For the purposes of the Opinions, we have assumed that the Partial Stay will be resolved in a manner that does not impose any significant additional costs to the Lisbon Project.

The Company also owns the Cashin copper-silver property, near the Lisbon Valley property in Montrose county, Colorado, with a drill-indicated resource of over 13,000,000 tons grading 0.50% copper; and the Champion property, located in Taos County, New Mexico with an indicated resource of 19,000,000 tons grading 0.34% copper.

The Company acquired the Copper Spur property located in north central Colorado in September 1996. A 15 hole drilling program is planned for the summer of 1997 to test a portion of the target area for the continuation of the high grade copper oxide zone exposed in the underground workings. The Company has also acquired an option to acquire the Cactus Gold Mines property, 60 miles north of Los Angeles, California.


III. BASIS OF VALUATION

DEFINITION OF FAIR MARKET VALUE

For the purpose of the Valuation, fair market value is defined as the highest price that a willing and informed buyer would pay in an open and unrestricted market to a willing and informed seller, each acting at arm's length, with neither party being under any compulsion to enter into the transaction, expressed in terms of money or money's worth and without any adjustment for a non-controlling interest.

APPROACH TO VALUATION

In order for us to value of the Proposed Transaction, it was necessary to value the relative contributions being made by Summo and St. Mary in creating LVM. The principal component that St. Mary is proposing to contribute is the 9,924,093 shares of Summo it currently owns. These shares are to be returned to the treasury of Summo by LVM and cancelled. Therefore we valued 100% of Summo in order to arrive at a conclusion as to the value of St. Mary's 9,924,093 shares of Summo which represent 49.6% of the Company prior to the recently announced Private Placement and 37.3% after the Private Placement.

We have not adjusted our valuation conclusions either upward or downward with respect to the liquidity of Summo shares or the controlling interest St. Mary currently has in Summo.

A major component being contributed to LVM is the Lisbon Project. It also represents Summo's major asset. We valued this asset on a going concern basis i.e.; assuming the Lisbon Project would be put into production. Summo, on its own, was not successful in raising the funding necessary to proceed with the Lisbon Project. The Proposed Transaction, in our view, would provide the financial requirements necessary to proceed with the Lisbon Project.

For the purposes of the Opinions, Canaccord primarily relied on a net asset value approach whereby estimates of value for the assets and liabilities of Summo are determined in the aggregate using assumptions which we believe to be consistent and appropriate in the circumstances.

In rendering our Opinions to the Special Committee, Canaccord reviewed, considered and performed a variety of financial and comparative analyses. The preparation of the Opinions involved various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such Opinions are not necessarily susceptible to partial analysis or summary description. No specific weightings were assigned to any of the various methodologies employed. Instead, qualitative judgments were made based on our experience in rendering valuations and opinions and on circumstances then prevailing as to the significance and relevance of each analysis and factor. Any attempt to select portions of our analysis or of the factors considered, without considering all factors and analysis employed would create an incomplete and misleading view of the process underlying the Opinions.

The scope of our analyses encompassed the following:

i. an analysis of the aggregate value of Summo including: a) an analysis of the net asset values for the properties of Summo; b) an analysis of Summo's historical stock market trading prices and market capitalization-, and c) an analysis of a recent equity financing being arranged by Summo, involving a private placement of shares to primarily arm's length parties;

ii. an analysis of the net asset value for the Lisbon Project by implementing a discounted cash flow model; and

iii. consideration of the valuation of the Proposed Transaction with respect to St. Mary's and Summo's respective contributions to LVM.

We have also completed such other analysis and investigations as were considered by Canaccord to be appropriate in the circumstances for the purposes of arriving at an opinion as to whether the transaction is fair, from a financial point of view, to the Summo shareholders other than those shares owned by St. Mary, its affiliates, associates and insiders.

                            III. VALUATION OF SUMMO

NET ASSET VALUE

The net asset value approach allows for the separate valuation of each of the individual assets and liabilities using the most appropriate valuation methodology for the individual asset. In arriving at our overall conclusions as to the value of Summo, we utilized the net asset value as the primary methodology.

Lisbon Project
The Proposed Transaction involves the formation of LVM, a single purpose company created to operate the Lisbon Project. In our view, there is sufficient information to utilize a discounted cash flow approach ("DCF") in determining the valuation of the Lisbon Project. To calculate the DCF, we relied primarily on the Feasibility Study for the Project including the revision to this study prepared by Roberts & Schaefer. In our view, the study's assumptions on ore reserves, production schedules and operating costs were reasonable ones.

The Lisbon Project's projected cash flows were discounted back to the valuation date to arrive at a net present value ("NPV"). The after tax discount rates that were selected, in our opinion, represent reasonable returns given the nature of risk inherent with such a development project. Average yields on Government of Canada bonds having maturities of 10 years currently yield approximately 6.50%. Risk factors such as the fluctuating world price of copper, regulatory and environmental matters, and other business risks dictate that the following range of discount rates be implemented for consideration:

         a) a 3.5% risk premium for a discount rate of 10%; and,

         b) a 5.5% risk premium for a discount rate of 12%.

Canaccord's DCF model was based on an after tax debt and equity basis using the aforementioned discount rates. The value of debt invested in the Lisbon Project is assumed to be US$45,000,000 and the equity requirement in the Lisbon Project is assumed to be US$13,200,000 for a combined capital cost of approximately US$58,200,000.

Based on a survey of the London Metal Exchange ("LME") annual and three month averages of the price of high grade copper over the last ten years, we have assumed for our valuation purposes the average price of copper at US$1.00/lb. over the life of the Lisbon Project. The ten year survey of the LME three month average for the period 1987 to June of 1997 indicates a mid point closing price of US$ 1.00/lb. for high-grade copper.

Based upon the aforementioned assumptions, our DCF analysis resulted in a range of Net Present Values for the Lisbon Project between US$21,500,000 and US$24,500,000 which we have concluded to be a reasonable estimate of its fair market value.

Summo's Other Assets
In arriving at a Net Asset Value for Summo's other properties we individually analyzed each property and applied what we considered to be the most appropriate valuation method. Given that none of Summo's other properties are advanced to the point of being able to complete a DCF model, we relied primarily on book values.

Copper Spur Project
The Company has only recently staked this property and given the early stage of it's development, we are of the view, that the Company's costs to date in this property represent a reasonable estimate of fair market value of US$20,000.

Cashin Project
Located in Western Colorado, the Company has completed a number of drill holes on this property. A potential problem is the property's close proximity to a proposed study area identified by the Bureau of Land Management creating a land conflict on the east end of the site. The Company's costs to date in this property are approximately US$700,000 and given the potential problems with the site, we believe a fair market value for this property is US$700,000.

Cactus Gold Mines
Summo has recently acquired options to purchase the Cactus Gold Mines property located in Kern County, California. The Company's costs to date on this property are approximately US$190,000 which we concluded to be a reasonable estimate of the fair market value of the property. The Company is currently drilling this property and the results of this program are as yet unknown. The Company is also negotiating with a third party a potential joint venture arrangement on this property.

Champion Property
Recently there have been a number of issues raised with respect to the permitting of this New Mexico property. The Company's costs to date in this property are approximately US$380,000 and given the potential problems with the site, we believe a fair market value for this property is US$380,000. It is proposed that this property will be contributed into LVM.

Working Capital Considerations
As of May 1, 1997 Summo's unaudited pro forma financial statements recorded current assets of US$197,416 and current liabilities of US$129,528 for a net working capital position of approximately US$70,000. This net working capital portion was included into the Net Asset Value of Summo at its current cash value.

Remaining Assets And Liabilities
As of May 1, 1997 Summo's unaudited pro forma financial statements indicate that the Company does not have any current or long term debt obligations. The only remaining non-property assets are plant and equipment assets that were considered in valuing the aforementioned Lisbon Project. US$4,900,000 raised through the private placement was included into the Net Asset Valuation at its current cash value.

Total Net Asset Value

        Table 1: Summary of Net Asset Value Analysis of Summo (US$000's)

Description                                  Aggregate               Value of Summo shares other than
                                          Fair market value          those held by St. Mary (62.7%)[1]

Lisbon Project [1]                       $21,500 - 24,500                      13,481-15,362
Copper Spur Project                             $20                                 $13
Cashin Project                                 $700                                $439
Cactus Gold Mines                              $190                                $119
Champion Property                              $380                                $238
Working Capital                                 $70                                 $44
Private Placement funds (2)                  $4,900                              $3,072
                          Total:         $27,760 - 30,760                    $17,406 - $19,287

[1] Value based upon an assumption that the Lisbon Project will proceed

[2] The value of non St. Mary shareholders is based upon the completion of the recently announced private placement which effectively increases Summo's total shares outstanding from 20,003,160 to 26,576,489 shares and reduces St. Mary's ownership in Summo from 49.6% to 37.3%.

MARKET TRADING ANALYSIS

We performed a detailed analyses of Summo's historical stock market trading prices and market capitalization with consideration being given to the relative liquidity of the common shares. Summo is listed on the Toronto Stock Exchange. We reviewed the average daily volume as a percentage of total shares outstanding, average daily volume as a percentage of the float, daily value of trading and approximate daily block trading volume, for the 30 day, 60 day, 90 day, 120 day and one year periods to date.

From this analysis we concluded that as a valuation technique the market trading approach for Summo could be given some consideration in determining value although the trading in the Company's stock was relatively illiquid.





                                Table 2: Summary of Summo's Market Trading Analysis
                                    (US$000's except per share values)


                                        Weighted              Market       Adjusted      Value of Summo shares
                                         average          capitalization  mkt. cap.[2]   other than those held by
                                      market price[1]                                       St. Mary (62.7%)[3]
                                      ---------------     --------------  ------------   ------------------------

Closing price as at May 16, 1997          $0.86               $17,200        $22,100               $13,857
30 days prior to May 16, 1997             $0.87               $17,400        $22,300               $13,982
60 days prior to May 16, 1997             $0.99               $19,800        $24,700               $15,487
90 days prior to May 16, 1997             $0.96               $19,204        $24,104               $15,113
120 days prior to May 16, 1997            $0.96               $19,204        $24,104               $15,113


[1] Canadian dollar market prices have been converted at a rate of Cdn$0.72 per US$1.00.
[2] Includes the value of the recent Private Placement transaction of US$4,900, 000.
[3]  After the completion of the recently announcement Private Placement.

Based on upon this methodology, our view of the fair market value of Summo ranges from US$22,100,000 - $24,700,000 and the fair market value of Summo shares other than those held by St. Mary ranges from $13,857,000 to $15,487,000. We utilized this methodology as a secondary approach to our overall conclusions as to value.

PRIVATE PLACEMENT

We utilized the terms of a recent private placement financing announced by Summo on May 16, 1997 as a tertiary approach in arriving at our overall conclusions as to value. The private placement financing arrangement involves the placement of 6,573,329 units with several arm's length parties and 14.7% of the placement being to a non-arm's length party. Most of the units consisted of one common share priced at Cdn$1.00 per share and a Purchase Warrant to buy one share of Summo stock at Cdn$1.25 per share for two years. 833,000 units were priced at Cdn$1.20 per unit with the same Purchase Warrant terms. The total value raised in the private placement financing was approximately US$4,900,000. The aggregate fair market value of Summo based on the terms of the private placement at Cdn$1.00 per common share is approximately US$19,000,000.

It is not unusual for private placements to be priced at a discount to market prices, primarily due to the subsequent trading restrictions pertaining to private placements. Furthermore, it is our view that it was essential for this private placement to close in order for Summo to have sufficient funds to contribute to LVM.

OTHER CONSIDERATIONS

We attempted to analyze Summo in comparison to other publicly traded companies, based on several criteria including property locations, relative reserve development of those properties, and the timing and magnitude of future production.

There was considerable difficulty in identifying companies that have properties in similar geographic locations and that were in equivalent stages of feasibility and reserve development. As a result, it is our opinion that a quantitative comparable company analysis was not particularly meaningful and, accordingly, was not a determinant in arriving at our conclusions as to the value of Summo.

VALUATION INDICATORS

Table 3 summarizes the results of our valuation of Summo based on the three aforementioned valuation methods:



                                Table 3: Summary of Valuation Indicators (US$000's)

                                                                              Value of Summo shares other than
Valuation Methodology                   Aggregate value of Summo              those held by St. Mary (62.7%)[1]
------------------------------          ------------------------              ---------------------------------
Net Asset Value                              $27,760 - 30,760                         $17,406 - $19,287
Adjusted Market Capitalization               $22,100 - 24,700                         $13,857 - 15,487
Private Placement Value                          $19,000                                   $11,913


[1] After the completion of the recently announcement Private Placement.



Based upon the foregoing we are of the view that a reasonable fair market value of the interest of the Summo shareholders, other than St. Mary, should be based primarily on the Net Asset Value methodology. Thus, we conclude that the aggregate fair market value of Summo ranges from US$27.8 to $30.8 million and the value of Summo shares other than those held by St. Mary ranges from US$17.4 million to $19.3 million.

IV. VALUATION OF THE PROPOSED TRANSACTION

St. Mary, which currently owns 37.3% (after the private placement) of Summo has proposed a financing arrangement whereby St. Mary will convert most of their interest in Summo for a direct ownership in the Lisbon Project and the Champion property. Pursuant to the Plan of Arrangement, Summo and St. Mary will form LVM, a single purpose, U.S. domiciled, limited liability company, to operate the Lisbon Project. Summo will be responsible for overall management of the Lisbon Project. The proposed ownership interests in LVM are 55% to St. Mary and 45% to Summo.

Summo's Contribution to LVM.

1. Summo will contribute all rights it presently owns to the Lisbon Project to LVM, including the associated Lisbon Project contracts, permits and commitments from ING Capital Corporation and Heller Financial Inc. (the "Banks") for a US$45,000,000 senior debt facility (the "Project Loan").
2.   Summo will provide a corporate guarantee of the Project Loan.
3.   Summo will contribute US$3,200,000 in cash to LVM.
4. Summo will contribute all rights it presently owns to the Champion property to LVM.


St.  Mary's Controbution to LVM:
1. St. Mary will contribute 9,924,093 of Summo common shares to LVM, which will be returned to Summo for cancellation.
2.   St. Mary will contribute US$4,000,000 in cash to LVM.
3. St. Mary will contribute a US$5,000,000 letter of credit for the benefit of the Banks in satisfaction of the Bank's requirement that LVM maintain a US$5,000,000 cash Reserve Account for the life of the Project Loan. St. Mary will also provide a US$3,600,000 letter of credit for the benefit of the Banks in satisfaction of the Bank's requirement that LVM maintain a US$3,600,000 Project Construction Cost Overrun Reserve Account through completion of the Project. If a letter of credit provided by St. Mary is drawn upon by the Banks, the amount of such draw shall be treated as a capital contribution by St. Mary and will be subject to a dilution formula whereby additional contributions will receive credit equal to 125% of each contribution to LVM. Summo will have the option to contribute their pro rata share of an any additional capital requirement without further dilution.
4.   St. Mary will contribute its 1.5% NSR in the Champion property to LVM.

Canaccord has reviewed the letter agreement with respect to the Proposed Transaction between Summo and St. Mary and has considered the valuation of the respective contributions to LVM. The following table summarizes the values we attributed to the respective contributions by each party:



        Table 4: Summary of Contribution to the Lisbon Project (US$000's)

Value of St. Mary's Contribution to LVM:

      Description                        Value                              Explanation
-------------------------           ----------------      --------------------------------------------------

Cash                                    $4,000            cash contributed to LVM
Letters of Credit                       $1,600            net present value of bank fees and charges
9.9 million common shares           $10,350 - 11,480      37.3% of fair market value of Summo
1.5% NSR in Champion                         -            no value attributed (non-producing property which
property                                                  will likely be swapped)

    Total net contribution:         $15,950 - 17,080



Value of Summo Shareholder's Contribution to LVM:

      Description                        Value                              Explanation
-----------------------------       ----------------      --------------------------------------------------
Cash                                    $3,200            cash contributed to LVM
100% of the Lisbon Project          $21,500 - 24,500      net asset value range of the Lisbon Project
100% of the Champion property           380               book value of Champion property
Up to $1.5 million note if                  -             no value attributed as our DCF model of the
needed                                                    Lisbon Project concludes that this will not likely
                                                          be drawn upon

less: cancellation of shares        $10,350 - 11,480      fair market value of St. Mary's 9.9 million shares
      remaining assets                   2,200            (37.3%) value gained back in remaining assets other
                                                          than the Lisbon Project and Champion properties
                                                          (including private placement proceeds).

    Total net contribution:         $12,530 - 14,400


Assuming LVM is created and the various contributions listed above are added to LVM, we have concluded that the fair market value of LVM would be between US$21.5 million and $24.5 million for the Lisbon Valley property and US$380,000 for the Champion property for an aggregate fair market value of US$21.9 million
- $24.9 million. We did not attribute any additional value to LVM from the other contributions such as the cash or letters of credit as these assets will be utilized to develop the Lisbon Project and create the value we attributed to this project.

As such, by valuing the Lisbon Project on an ongoing basis, any additional value to LVM from these other contributions has, in our view, already been accounted for in the DCF model.


V. VALUATION CONCLUSION

In arriving at this conclusion we valued Summo's principal asset, the Lisbon Valley property, at US$21.5 million to $24.5 million and the balance of the assets (net of liabilities) at US$6.3 million. Therefore, based upon our analysis, we have concluded that the shares of Summo have a fair market value of US$27.8 million to $30.8 million.

The essence of the Proposed Transaction is that St. Mary will relinquish its 37.3% ownership interest in Summo which we have valued at US$ 1 0.4 million to $11.5 million to take a direct 55% interest in a newly created special purpose company, LVM.

Summo will be relinquishing 100% of their interests in both the Lisbon Project and the Champion property, which we have valued at US$21.9 million to $24.9 million. It will receive, for cancellation, 37.3% of its shares outstanding, 45% of the Lisbon Project and Champion properties and 37.3% of Summo's remaining assets other than the Lisbon Project and the Champion property which we have valued at a total of US$22.6 to $25.0 million.

The major assumption, in arriving at our valuation conclusions is that the Lisbon Project proceeds. Over an extended period of time, Summo has been unable, on its own, to raise the funding necessary to put the Lisbon Project into development. Without St. Mary's contribution to LVM the Lisbon Project is not likely to proceed.

The Company is of the view that the failure to go forward with the development of the Lisbon Project under the Proposed Transaction (or on similar financial terms) would require Summo to sell the Lisbon Project. We believe this view is a realistic one.

Given the relatively small size of this property and its location, we believe there would be a limited list of seriously interested prospective purchasers.

By St. Mary agreeing to contribute sufficient financial support to enable Summo to finalize the financial package required to put the Lisbon Project into development, material additional value should be realized by all Summo shareholders. We have valued the Lisbon Project on an ongoing basis at US$21.5 to $24.5 million. Our analysis demonstrates that shareholders of Summo should realize a higher value with the Proposed Transaction than they would if the Company sold the property at its present stage of development. Summo's interest in the Project with debt/equity financing in place has considerably more value than on a stand alone basis. On a pro forma basis and subject to the Proposed Transaction being approved, Summo's 45% interest in LVM represents a fair market value ranging from US$9.9 - $11.2 million. Without proceeding with the Proposed Transaction Summo's interest in the Lisbon Valley property is worth considerably less.

We also considered the fact that Summo will retain ongoing management of the Lisbon Project which will be of benefit to the Summo shareholders, although we have not attributed any value to this in arriving at our conclusions.

VI. FAIRNESS OPINION

The primary methodology utilized in arriving at our valuation conclusions, was the Net Asset Value approach with the major assumption being that the Lisbon Project would proceed. To a lesser extent, we utilized the market trading approach and as a tertiary analysis, we considered the recently announced private placement.

Our analysis of the various contributions to LVM being proposed and the benefits to be derived by the Summo shareholders, other than St. Mary, its affiliates, associates and insiders, leads us to conclude that the value of the contributions by St. Mary exceeds the value of the interest in LVM which St. Mary will receive after the Proposed Transaction.

In addition we are of the view that St. Mary's proposed contributions will allow Summo to develop the Lisbon Project which should create significant additional value to Summo shareholders.

Based upon and subject to the foregoing, Canaccord is of the view that the Proposed Transaction is fair, from a financial point of view, to Summo Shareholders other than St. Mary, its affiliates, associates and insiders, as of the date hereof.

We have assumed, without independent verification, that all of the opinions, advice and statements contained in the information circular provided to the Summo Shareholders and delivered in connection with the transaction are correct including, without limitation, the opinions and statements contained therein relating to taxation matters. To the extent that such opinions, advice or statements are subject to any assumptions, evaluations or limitations, this opinion is deemed subject to the same assumptions, qualifications and limitations.

This opinion has been provided for the use of the Special Committee and may not be used or relied upon by any other person without the express prior written consent of Canaccord. We hereby consent to the appending of this opinion, in its entirety, to the Summo Information Circular. Canaccord is providing this opinion as of the date hereof and disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to Canaccord's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting this opinion after the date hereof, Canaccord reserves the right to change, modify or withdraw this opinion.

Yours truly,

CANACCORD CAPITAL CORPORATION

                                  SCHEDULE "G"

           FINANCIAL STATEMENTS OF SUMMO MINERALS CORPORATION FOR THE
                      FISCAL YEAR ENDING DECEMBER 31, 1996,
                      AND THE QUARTER ENDING MARCH 31,1997

INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of Summo Minerals Corporation:

We have audited the consolidated balance sheet of Summo Minerals Corporation as at December 31, 1996 and 1995 and the consolidated statements of income (loss) and deficit, shareholders' equity, mineral property costs and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of Summo Minerals Corporation as at December 31, 1996 and 1995, and the consolidated results of its operations and cash flows for the two years then ended, in conformity with generally accepted accounting principles in Canada. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding period.

                                                        COOPERS & LYBRAND
Vancouver B.C., Canada                              Chartered Accountants
March 6, 1997



  COMMENTS BY THE AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING CONFLICT

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by a significant uncertainty such as that referred to in the attached consolidated balance sheet as at December 31, 1996 and as described in paragraph 3 of note 1 of the consolidated financial statements. Our report to the directors and shareholders dated March 6, 1997, is expressed in accordance with Canadian reporting standards which do not permit a reference to such an uncertainty in the auditors' report when the uncertainty is adequately disclosed in the financial statements.
                                                       COOPERS & LYBRAND
Vancouver B.C., Canada                             Chartered Accountants
March 6, 1997





To the Directors of Summo Minerals Corporation:

We have reviewed the balance sheet of Summo Minerals Corporation as at March 31, 1997, and the statements of income (loss) and deficit, mineral property costs and cash flows for the three months ended March 31, 1997 and 1996. Our review was made in accordance with generally accepted standards for review engagements and, accordingly, consisted primarily of inquiry, analytical procedures and discussion related to information supplied to us by the Company.

A review does not constitute an audit and consequently, we do not express an audit opinion on these financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with generally accepted accounting principles.


                                                        Coopers & Lybrand
                                                    Chartered Accountants
Vancouver, Canada
June 27, 1997







AUDITORS' REPORT




To the Directors of Summo Minerals Corporation:

     We have audited the consolidated statements of shareholders' equity, income
     (loss) and deficit, mineral property costs and cash flow of Summo Minerals Corporation for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the results of its operations and the changes in its cash flow for the year ended December 31, 1994, in accordance with generally accepted accounting principles in Canada. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding period.

     Langley, B.C.                           STALEY, OKADA, CHANDLER & SCOTT
     7 February 1995                                   CHARTERED ACCOUNTANTS
     (except as to Note 3b -
     Utah State Lease 17661
     which is as of 15 August 1995)




AUDITORS' REPORT


To the Directors of Summo Minerals Corporation:

          We have audited the consolidated statements of shareholders' equity, income (loss) and deficit and cashflow of Summo Minerals Corporation for the periods ended December 31, 1993, September 30, 1993 and December 31, 1992. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

          In our opinion, these consolidated financial statements present fairly, in all material respects, results of its operations and changes in its cashflow for the periods ended December 31, 1993, September 30, 1993, and September 30, 1992, in accordance with generally accepted accounting principles in Canada. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding period.

                                                      SMITH, FLYNN, STALEY
                                                     Chartered Accountants
          Burnaby, BC
           23 February 1994





                           CONSOLIDATED BALANCE SHEET
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars

                                                                                              As of December 31,
 ASSETS                                                                   March 31, 1997      1996          1995
                                                                           (Unaudited)
                                                                           -----------    -----------    -----------
Current assets
  Cash and cash equivalents ............................................   $   499,434    $   850,823    $ 2,982,676
  Accounts receivable ..................................................         2,145            813          6,115
  Prepaid expenses .....................................................         5,600          5,600          2,492
                                                                           -----------    -----------    -----------
Total current assets ...................................................       507,179        857,236      2,991,283

Mineral properties at cost .............................................     6,160,361      5,878,099      4,012,012

Plants, buildings and equipment at cost,................................
accumulated depreciation of $21,330, $19,709............................
and $1,618, respectively ...............................................       956,799        784,176         16,424
                                                                           -----------    -----------    -----------
Total assets ...........................................................   $ 7,624,339    $ 7,519,511    $ 7,019,719
                                                                           -----------    -----------    -----------
          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Accounts payable and accrued liabilities ............................   $   130,111    $   130,309    $    87,123
   Due to related party ................................................            --          3,619        130,261
                                                                           -----------    -----------    -----------
Total current liabilities ..............................................       130,111        133,928        217,384
Shareholders' equity
   Preferred shares, no par value, 100,000,000
      authorized and none  issued ......................................            --             --             --
   Common shares, no par value, 500,000,000
      authorized, 20,003,160, 19,623,160 and
     17,575,980 issued at March 31, 1997,
     December 31, 1996 and 1995, respectively ..........................     9,352,581      9,011,388      7,565,416
   Deficit- accumulated during development stage .......................    (1,858,353)    (1,625,805)      (763,081)
                                                                           -----------    -----------      ---------
Total shareholders' equity .............................................   $ 7,494,228      7,385,583      6,802,335
                                                                           -----------    -----------    -----------
Total liabilities and shareholders' equity .............................   $ 7,624,339    $ 7,519,511    $ 7,019,719
                                                                           -----------    -----------    -----------


ON BEHALF OF THE BOARD:

/s/ Gregory A. Hahn                                /s/ Mark A. Hellerstein
-------------------                                -----------------------
    Gregory A. Hahn                                    Mark A. Hellerstein




              CONSOLIDATED STATEMENT OF INCOME (LOSS) AND DEFICIT
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars


                                 Cumulative      Three         Three                                              Three
                               from Inception    Months       Months       Year        Year          Year Ended   Months
                                to March  31, Ended March  Ended March   Ended        Ended           December    Ended
                                    1997       31, 1997      31, 1996     December    December       31,1994     December
                                (Unaudited)   (Unaudited)  (Unaudited)    31, 1996    31, 1995                   31, 1993
                                -----------   ----------- ------------- -----------  ----------- ------------- ------------
Expenses
  Legal, accounting and audit   $  325,505   $  15,178     $  20,067    $ 173,980    $  68,647     $  60,587   $        0
  Travel and promotion             287,332      13,741        23,234      116,808      119,274        34,446        3,063
  Salaries                         438,614      95,658        77,446      188,736      132,707        19,711        1,802
  Foreign exchange loss /
    (gain)                           6,401        (439)            -          365        1,918        10,519      (5,962)
  Listing and filing fees           91,996      11,462             -       47,155       25,385         7,777          217
  Office and miscellaneous         301,630      44,161        26,008      210,594       38,597         7,323          586
  Shareholders information          60,268       4,369        19,372       39,854        9,203         6,842            -
  Consulting                       254,644      51,965        13,412      126,960       71,085         4,634            -
  Transfer agent                     6,705           -             -            -        2,799         3,906            -
  Management fees                   73,339           -             -            -       57,200        12,831            -
  Depreciation and
     amortization                   30,663       5,340         2,466       18,091        7,232             -            -
  Exploration expense               66,849           -         9,114       21,216       45,633             -            -
  Interest and bank charges,
    net                           (172,489)     (8,887)      (32,536)     (81,035)     (78,773)       (2,792)      (1,340)
                              ------------- ---------- -------------  -----------  ----------- ------------- ------------

Loss before the following       (1,771,457)   (232,548)     (158,583)    (862,724)    (500,907)     (165,784)        1,634
 Impairment of mineral
    property cost                  (91,446)          -             -            -            -             -            -
Gain on sale of mineral
   property                          4,550           -             -            -            -             -            -
                             ------------- ----------- ------------- ------------   ---------- ------------- ------------
Net loss for the period         (1,858,353)   (232,548)     (158,583)    (862,724)    (500,907)     (165,784)        1,634
 Deficit-beginning of period             -  (1,625,805)     (763,081)    (763,081)    (262,174)      (96,390)     (98,024)
                             ------------- ----------- ------------- ------------   ---------- ------------- ------------

Deficit- end of period        $(1,858,353) $(1,858,353)  $  (921,664)  $(1,625,805)  $(763,081)  $ (262,174)   $  (96,390)
                            ------------- ------------ -------------  ------------  ---------- ------------- ------------

Net loss per share                              $(0.01)       $(0.01)       $(0.05)  $   (0.04)  $    (0.02)   $    (0.02)





 Year Ended    Year Ended
  September     September
   30, 1993     30, 1992

 ------------ ------------
    $   453       $    0
          -            -
          -            -

          -            -
          -            -
          -            -
          -            -
          -            -
          -            -
          -            -

          -            -
          -            -

         68           61
 ----------   ----------

       (521)         (61)

          -            -

          -            -
 ----------   ----------
       (521)         (61)
    (97,503)     (97,442)
 ----------   ----------

 $  (98,024)  $  (97,503)
 ----------   ----------

 $    (0.02)  $     0.00
 -----------  -----------






                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars




                                                             Common             Shares
                                                            Issued &         Fully-Paid
                                                             Issued            Amount           Deficit         Total
                                                       ----------------- ------------------ --------------- --------------
Balance July 23, 1987                                                 -       $          0   $           0  $           0
Issuance of shares (1) at $0.18/share                           481,996             85,900                         85,900
Issuance of shares (1) at nominal/share                         749,995              5,346                          5,346
Income for the year                                                                                    824            824

                                                       ----------------- ------------------ --------------- --------------
Balance September 30, 1988                                    1,231,991             91,246             824         92,070
Issuance of shares (1) at $0.18/share                            23,989              4,275                          4,275
Loss for the year                                                                                  (3,913)        (3,913)
                                                       ----------------- ------------------ --------------- --------------
Balance September 30, 1989                                    1,255,980             95,521         (3,089)         92,432
Loss for the year                                                                                 (93,150)       (93,150)
                                                       ----------------- ------------------ --------------- --------------
Balance September 30, 1990                                    1,255,980             95,521        (96,239)          (718)
Loss for the year                                                                                  (1,203)        (1,203)
                                                       ----------------- ------------------ --------------- --------------
Balance  September 30, 1991                                   1,255,980             95,521        (97,442)        (1,921)
Loss for the year                                                                                     (61)           (61)

                                                       ----------------- ------------------ --------------- --------------
Balance September 30, 1992                                    1,255,980             95,521        (97,503)        (1,982)
Issuance of shares (1) at $0.18/share                           225,000             40,098                         40,098
Loss for the year                                                                                    (521)          (521)

                                                       ----------------- ------------------ --------------- --------------
Balance  September 30, 1993                                   1,480,980            135,619        (98,024)         37,595
Issuance of shares (1) at $0.18/share                         2,725,000            485,636               0        485,636
Contributed surplus                                                                  9,859                          9,859
Net income for the period                                                                            1,634          1,634
                                                       ----------------- ------------------ --------------- --------------
Balance December 31, 1993                                     4,205,980            631,114        (96,390)        534,724
Issuance of shares (1) at $0.18/share                         2,400,000            427,716                        427,716
Issuance of shares (2) at $0.39/share                         1,500,000            588,110                        588,110
Issuance of shares (3) at $0.39/share                           225,000             88,216                         88,216
Issuance of shares (4)$0.18/ share Lisbon Valley              1,200,000            213,858                        213,858
Loss for the year                                                                                (165,784)      (165,784)
                                                       ----------------- ------------------ --------------- --------------
Balance  December 31, 1994                                    9,530,980          1,949,014       (262,174)      1,686,840
Issuance  of shares (1) at  $0.86/share  net of share         2,670,000          2,309,280                      2,309,280
issue costs
Issuance of shares for mineral property-  Champion at            80,000             58,369                         58,369
$0.73 per share
Issuance of shares (3) at $0.44/share                           165,000             72,623                         72,623
Issuance of shares (3) at $0.45/share                           250,000            111,599                        111,599
Issuance of shares (4) $0.19/share Lisbon Valley              1,200,000            223,564                        223,564
Issuance of shares (1) at $0.77/ share                        3,680,000          2,840,967                      2,840,967
Loss for the year                                                                                (500,907)      (500,907)
                                                       ----------------- ------------------ --------------- --------------
Balance December 31, 1995                                    17,575,980  $       7,565,416  $    (763,081)  $   6,802,335
Issuance of shares (3) at $0.44/share                           665,000            293,411                        293,411
Issuance of shares (3) at $0.89/share                           150,000            132,775                        132,775
Issuance of shares (1) at $0.81/share                         1,232,180          1,000,000                      1,000,000
Contributed surplus                                                                 19,786                         19,786
Loss for the year                                                                                (862,724)      (862,724)

                                                       ----------------- ------------------ --------------- --------------
Balance December 31, 1996                                    19,623,160  $       9,011,388  $  (1,625,805)   $  7,385,583
Issuance of shares (3) at $0.90/share (unaudited)               280,000            250,962                        250,962
Issuance of shares (3) at $1.03/share (unaudited)               100,000            102,740                        102,740
Issuance costs (unaudited)                                                         (12,509)                       (12,509)
Loss for the period (unaudited)                                                                  (232,548)      (232,548)

                                                       ----------------- ------------------ --------------- --------------
Balance March 31, 1997 (unaudited)
                                                             20,003,160  $       9,352,581  $  (1,858,353)   $  7,494,228


Notes:

(1)  For Cash Private Placement

(2)  For Cash Public Offering

(3)  For Cash Warrants or Share Options

(4)  For Mineral Property - determined in arm's length negotiation with vendor






                CONSOLIDATED STATEMENT OF MINERAL PROPERTY COSTS
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars

                                  Cumulative from         Three Months
                                     Inception           Ended March 31,
                                 to March 31, 1997            1997             Year Ended       Year Ended
                                    (Unaudited)           (Unaudited)         December 31,   December 31, 1995
                                                                                 1996
                                  -----------------      ---------------      ------------    -----------------

DIRECT
  Lisbon Valley, Utah, USA
    Land Costs                    $       1,310,933      $      11,154       $         0     $      906,794
    Geophysical / Geological                220,898              1,083                 -             92,884
    Drilling                                483,671                  -            35,066            126,602
    Metallurgy                              349,729             15,218            42,540            154,797
    Project Permitting                    1,372,131             98,048           921,916            206,109
    Feasibility Study                       488,612                  -           303,030            185,582
    Project Management                      732,052             55,951           167,658            228,310
                                  -----------------      ---------------      ------------    -------------
                                          4,958,026            181,454         1,470,210          1,901,078
                                  -----------------      ---------------      ------------    -------------
 Cashin, Colorado, USA
    Land Costs                              411,485                763           118,749            129,701
    Geophysical / Geological                 50,347                100                               18,344
    Drilling                                146,805                  0            22,447             84,909
    Metallurgy                               24,370                  0            18,862              5,508
    Project Permitting                       20,438                  0             6,696              5,633
    Project Management                       54,914                  0                 -              6,060
                                  -----------------      ---------------      ------------    -------------
                                            708,359                863           166,754            250,155
                                  -----------------      ---------------      ------------    -------------
 Champion, New Mexico, USA
    Land costs                              186,042              2,717           104,196             79,130
    Geophysical / Geological                 23,366              1,024             3,821             18,521
    Drilling                                166,657                  0           101,548             65,109
    Metallurgy                                5,657                313             5,344                  -
    Project Permitting                           69                  0                69                  -
    Project Management                        2,223                 75                 -              2,148
                                  -----------------      ---------------      ------------    -------------
                                            384,014              4,129           214,978            164,908
                                  -----------------      ---------------      ------------    -------------
 Copper Spur,Colorado,USA
    Land costs                                8,511                 75             8,436                  -
    Geophysical /Geological                   7,368              2,212             5,155                  -
    Project Management                          554                  0               554                  -
                                  -----------------      ---------------      ------------    -------------
                                             16,433              2,287            14,145
                                  -----------------      ---------------      ------------    -------------
 Cactus Gold, California, USA
    Land costs                               48,290             48,290                 -                  -
    Geophysical, geological                  12,342             12,342                 -                  -
    and engineering
    Drilling                                 18,854             18,854                 -                  -
    Environmental studies                     4,324              4,324                 -                  -
Support, accommodation and                    9,719              9,719                 -                  -
general costs
                                  -----------------      ---------------      ------------    -------------
                                             93,529             93,529                 -
                                  -----------------      ---------------      ------------    -------------
Jonathan's Pond property                     91,446                  -                 -                  -
Newfoundland
Cost for the period                       6,251,807            282,262         1,866,087          2,316,141
Balance-beginning of period                       -          5,878,099         4,012,012          1,695,871
Less:   Write-off   of   mineral           (91,446)                  -                 -                  -
property                          -----------------      ---------------      ------------    -------------
Balance - End of Period           $       6,160,361     $    6,160,361       $ 5,878,099      $   4,012,012
                                  -----------------      ---------------      ------------    -------------





                      CONSOLIDATED STATEMENT OF CASH FLOW
                           Summo Minerals Corporation
                         (A Development Stage Company)
                                   US Dollars


                                           Cumulative
                                              from        Three Months     Three
                                           Inception      Ended March     Months          Year       Ended Year     Ended Year
                                            to March       31, 1997     Ended March     December      December       December 31,
                                            31, 1997      (Unaudited)    31, 1996       31, 1996      31, 1995         1994
                                           (Unaudited)                  (Unaudited)
                                           ------------- -------------- ------------- ------------- ------------- --------------
Operating Activities
   Net income (loss)                       $(1,858,353)  $  (232,548)   $  (158,583)  $  (862,724)  $  (500,907)  $  (165,784)
Reconciliation  of net  income  (loss) to
net cash:
   Depreciation and amortization                 30,663          5,340         2,466        18,091         1,618              -
   Impairment  of mineral  properties  at        91,446              -             -             -             -              -
cost
   Change in current assets &
liabilities
    - accounts receivable                       (2,145)        (1,332)         2,698         5,302       (2,164)        (2,900)
    - prepaid expenses                          (5,600)              -         2,492       (3,108)       (2,267)          (225)
    - accounts payable                           75,838          (198)      (64,331)        43,186        24,911        (6,608)
                                           ------------- -------------- ------------- ------------- ------------- --------------
Net cash used in operating activities       (1,668,151)      (228,738)     (215,258)     (799,253)     (478,809)      (175,517)
                                           ------------- -------------- ------------- ------------- ------------- --------------

Investing Activities
   Mineral property cost                    (6,257,421)      (282,262)     (403,353)   (1,866,087)   (2,316,141)    (1,235,251)
   Increase in accounts payable                  54,273              0             -             -        54,273              -
   Plant, buildings and equipment             (981,848)      (177,963)      (12,074)     (785,843)      (18,042)              -
                                           ------------- -------------- ------------- ------------- ------------- --------------
Net cash used in investing activities       (7,184,996)      (460,225)     (415,427)   (2,651,930)   (2,279,910)    (1,235,251)
                                           ------------- -------------- ------------- ------------- ------------- --------------

Financing Activities
    Issuance  of  share   capital(net  of     9,352,581        341,193                   1,445,972     5,616,402      1,317,900
issue costs)
    Due to related party - net                        -        (3,619)     (119,777)     (126,642)      (51,968)      (266,766)
                                           ------------- -------------- ------------- ------------- ------------- --------------
Net cash provided by financing activities     9,352,581        337,574     (119,777)     1,319,330     5,564,434      1,051,134
                                           ------------- -------------- ------------- ------------- ------------- --------------



Net Increase (decrease) in Cash                 499,434      (351,389)     (750,462)   (2,131,853)     2,805,715      (359,634)
Cash  and  cash  equivalents   -beginning             -        850,823     2,982,676     2,982,676       176,961        536,595
of   period
                                           ------------- -------------- ------------- ------------- ------------- --------------
Cash and Cash Equivalents-end of period    $    499,434  $   499,434    $  2,232,214  $   850,823   $  2,982,676  $    176,961




     Three
  Ended Months     Year     Ended Year
    Ended        September     Ended
   December      30, 1993    September
   31, 1993                  30, 1992
------------- ------------- -----------

 $      1,634  $      (521)  $       0


           -             -           -
           -             -           -



     (1,006)          (45)           -
           -             -           -
      12,692         (189)           -
------------- ------------- -----------
      13,320         (755)           -
------------- ------------- -----------


   (460,620)             -           -
           -             -           -
           -             -           -
------------- ------------- -----------
   (460,620)             -           -
------------- ------------- -----------


     495,494        40,099

     448,995             -           -
------------- ------------- -----------
     944,489        40,099           -
------------- ------------- -----------



     497,189        39,344           -
      39,406            62          62

------------- ------------- -----------
$    536,595  $     39,406  $       62


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of March 31, 1997 and 1996 and for the
            three months ended March 31, 1997 and 1996 is unaudited)

1.      INCORPORATION AND NATURE OF OPERATIONS

The Company was incorporated in British Columbia as No. 96 Sail View Ventures Ltd. on July 23, 1987 and subsequently changed its name to East Coast Explorations Ltd. on September 11, 1987 and then to Summo Minerals Corporation on October 15, 1993. As discussed in Notes 3 and 5, the Company has entered into numerous transactions and agreements with its majority shareholder, St. Mary Land & Exploration Company ("St. Mary"), an approximate 49% and 51% shareholder at December 31, 1996 and 1995.

The Company is in the process of exploring its mineral properties and, with the exception of Lisbon Valley, has not yet determined whether the remaining properties contain reserves that are economically recoverable. The recoverability of the amounts shown for those remaining mineral properties and related deferred costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development, and upon future profitable production.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue to operate as a going concern. The Company requires additional funds to continue operations and complete the exploration and development of its mineral properties and to meet its obligations. The Company is in the process of raising the necessary funds to develop and put into production its Lisbon Valley project. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. See note 9b.

2.  SIGNIFICANT ACCOUNTING POLICIES

a) General. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. In all material respects, they conform with accounting principles generally accepted in the United States, except as described in Note 8. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In 1995, the Company changed its functional currency from Canadian dollars to US dollars to reflect the changes in status of its US mineral property base. All prior year amounts have been restated in US dollars using the translation of convenience based on a rate of exchange of 1.4028 at December 31, 1994. Canadian currency is reflected in these financial statements as Cdn.

b) Basis of Consolidation. These financial statements include the accounts of the Company and its wholly owned subsidiary, Summo USA Corporation, which was incorporated by the Company in the state of Colorado, USA on October 14, 1993. These financial statements include operations of the subsidiary from its date of incorporation.

c) Cash and Cash Equivalents. Cash equivalents include highly liquid instruments which, on acquisition, have a term to maturity of three months or less, and are not subject to significant risk from changes in interest rates. Cash and cash equivalents of the Company consist primarily of United States and Canadian variable income commercial paper, which are capable of reasonably prompt liquidation, and are stated at amortized cost, which approximates market value. The Company restricts investment of temporary cash balances to financial institutions with high credit standing. The Company strives to minimize its credit risk through diversification of investment and financial institutions. To date, these concentrations of credit risk have not had a significant effect on the Company's financial position or results of operations.

d)   Mineral Properties

     i) Capitalization: The Company capitalizes costs for its mineral properties. Mineral exploration and development costs are capitalized on an individual prospect basis until such time as the economics of an ore body are defined. If production commences, these costs are amortized on the units-of-production method based on the estimated life of the ore reserves. Unrecoverable costs for prospects determined to be commercially not feasible are expensed in the year in which the determination is made. The costs of exploration programs not anticipated to result in additions to the Company's reserves are expensed as incurred.

     ii) Carrying Values. The recoverability of amounts capitalized for undeveloped mineral properties is subject to review by Company geologists and/or engineers and is dependent upon the determination of economically recoverable ore reserves, confirmation of the Company's interest in the underlying mineral claims, the ability to obtain the necessary financing to complete their development, and future profitable production or proceeds from the disposition thereof. The carried amounts represent costs to be charged to operations in the future and do not necessarily reflect the present or future values of the mineral properties. A Feasibility Study was completed in August 1995 for the Lisbon Valley property which confirmed the existence of economically recoverable ore reserves. A determination of economically recoverable ore reserves has not yet been completed for the Champion, Cashin or Copper Spur properties.

e) Foreign Currency Translation. The integrated Canadian operations of the Company are translated into US dollars using the temporal method, which translates monetary assets and liabilities at the year-end exchange rate and translates revenue and expenses at average exchange rates. Nonmonetary assets and liabilities are translated at the rates of exchange prevailing when the assets were acquired or the liabilities were assumed. Translation gains or losses are included in the determination of net income for the period.

f) Net Loss Per Share. Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Common share equivalents are not included as the effect would be non-dilutive.

g) Presentation. Certain prior year account balances have been reclassified to conform to the 1996 presentation. This reclassification had no effect on total assets, liabilities or net loss.

h) Unaudited Interim Financial information. The consolidated balance sheet at March 31, 1997, the consolidated statements of income (loss) and deficit, property cost, and cash flows for the three month interim periods ended March 31, 1997 and 1996 and the consolidated statement of shareholders' equity for the three month interim period ended March 31, 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the interim financial information have been made. The results of operations for interim periods are not necessarily indicative of the operating results of a full year or future years.

3.   MINERAL PROPERTY COSTS

a) Capitalized costs of the properties, all of which are in the United States, are as follows:


                                            March 31, 1997
                                               (Unaudited)        December 31, 1996        December 31, 1995
---------------------------------           --------------        -----------------        -----------------

Lisbon Valley, Utah                             $4,958,026               $4,776,572               $3,306,362
Cashin, Colorado                                   708,359                  707,496                  540,742
Champion, New Mexico                               384,014                  379,886                  164,908
Copper Spur, Colorado                               16,433                   14,145                        -
Cactus Gold, California                             93,529                        -                        -
                                             -------------              -----------               ----------
                                             $   6,160,361              $ 5,878,099               $4,012,012

b) Lisbon Valley, Utah. The Lisbon Valley Property consists of land and federal leases comprising 5,940 acres. The Property comprises 256 unpatented lode mining claims and fractions, three State of Utah leases covering approximately 960 acres, a lease of approximately 160 acres of private land and fee ownership of approximately 400 acres of private land.







Summarized details of the underlying subleases, leases and agreements which have minable reserves are as follows:



    PROPERTY           DATE            PURCHASE PRICE                    EXPIRY               ROYALTIES & RENTAL PAYMENTS (1)
-------------      ----------     -----------------------------     ---------------------     -------------------------------

LISBON COPPER      April 20,      $500,000 if option is             April 20, 1998 unless      Between 5% and 6% with minimum
Ltd.               1988           exercised within one year         commercial payments.       of between $1500 and
                                  from first sale of production     commences                  $3000/month. 2) $0.15 /
                                  commercial production.                                       wet ton royalty on the Sentinel
                                  The option increases by                                      deposit  (3)
                                  $50,000/year thereafter.

UTAH STATE LEASE   May 28, 1963   N/A                               Dec. 31, 2004 unless       4%  of  gross proceeds with  a
#ML20569           amended                                          minerals are               then minimum annual payment of
                   August 15,                                       being  produced in         $7,875 to be credited against
                   1995                                             commercial quantities      royalties.

TINTIC             Oct. 15,       N/A                               Oct. 15, 2003 with         3%  net  smelter   returns  with
                   1973 amended                                     unlimited additional       minimum payments of $1,000/year.
                   Jan. 5, 1993                                     ten year terms
                                                                    subject to minimum
                                                                    work requirements

UTAH STATE LEASE   Feb. 20,       N/A                               Dec. 31, 2004 unless       4% of gross  proceeds with a
#ML17661           1959 amended                                     minerals are               then  minimum annual payment of
                   Aug.15, 1995                                     being produced in          $2,625 to be credited against
                                                                    commercial quantities      royalties

Table Notes:

(1) All minimum royalties have been paid to date. Each agreement covers a distinct parcel of land and the royalties are not cumulative except where noted.

(2) Should the Company exercise the purchase price above, all royalties from Lisbon Copper Ltd, except the wet ton royalty at Sentinel due to Brinton and Knowles, are eliminated. (3) $0.15/wet ton royalty is due the Brinton and Knowles estate in addition to obligations to Lisbon Copper Ltd.



The Company has five additional underlying subleases, leases and agreements which do not currently have minable reserves.

Pending availability of financing, the Company plans to start the final engineering and construction of the Lisbon Valley mine in early 1997. The Company intends to seek financing of approximately $63 million through a combination of a senior debt facility and a new equity issue of stock in the Company, or a sale of equity in the project. See note 9b.

The Company has entered into a number of agreements necessary to commence production subject to successful financing of the Lisbon Valley mine. These agreements are summarized as follows:

     i) Engineering, Procurement and Construction Contract - The Company has signed a letter of intent with The Industrial Company ("TIC") to design, engineer and construct the facilities on the Lisbon Valley Property on a fixed lump-sum basis. The full contract price is approximately $34 million with approximately $500,000 paid through December 31, 1996.

     ii.) Contract Mining Agreement - The Company is in final negotiations with Brown & Root, a contract mining firm ( the "Contractor") to provide services including excavation, removal and hauling services throughout the expected mine life. The Contractor will provide all necessary personnel, equipment, facilities and skills. Compensation to the Contractor will be determined on a monthly progress-to-date basis.

     iii) Master  Electrical  Service Agreement - The Company has entered into a
          Master Electrical Service Agreement with PacifiCorp, a provider of retail energy and power. Under the terms of the Agreement, the Company has no financial obligation to PacifiCorp until the Company gives PacifiCorp notice of completion of permitting and financing of the Lisbon Valley Project. The Company paid PacifiCorp $35,000 upon execution of this Agreement.

     iv) Byproduct Purchase Contract - The Company has entered into a contract with Kennecott Utah Copper Corporation to purchase the sulfuric acid necessary for heap leach operations. Under the terms of the Contract, the Company has no financial obligation to Kennecott Utah Copper Corporation until delivery commences.

If the Company is unable to complete the financing within a reasonable period of time, some of these contracts could require renegotiation resulting in possible increased costs over the life of the project.

c) Champion Property. The Champion Property consists of five patented lode mining claims (approximately 100 acres), four patented millsite claims (approximately 20 acres) and 223 unpatented lode mining claims (approximately 4,200 acres). The Company holds options to acquire a 100% ownership interest in the patented claims and seven unpatented claims, and acquired a 100% ownership interest in another 216 unpatented claims (approximately 4,060 acres) by staking in September 1994 and February 1996. The Company is in the exploration stage with respect to the Champion Property and the property is without a known body of reserves.







The Company entered into an agreement dated November 15, 1994 with St. Mary to acquire St. Mary's interest in this property for 80,000 shares of common stock at $0.73 per share which represents market value at date of issuance, a 1.5% net smelter return and future payments totaling $960,000 to be made as follows:

                                           Annual Amount
                                           -------------
August 1, 1997 - 1999                     $ 20,000 /yr.
August 1, 2000 - 2004                       30,000 /yr.
August 1, 2005 - 2014                       40,000 /yr.
August 1, 2015                                 350,000

                                              $960,000


Summo may drop the property and thereby discontinue payments at any time.

The Company must also pay a finder's fee of $100,000 to a non-related Company, payable as follows:

i)   $5,000 at the time of land acquisition.

ii) 5% of total direct exploration expenditures annually on the prospect up to a maximum of $95,000, of which $4,085 has been paid through December 31, 1996.

Pursuant to a surface agreement dated June 10, 1996, Summo has the right to utilize 520 acres of private surface for mining facilities which overlies approximately 27 of its unpatented mining claims in exchange for future payments as follows:


                                          Annual Amount
                                          -------------
December 30, 1997                          $     5,600
December 30, 1998 - 1999                     7,200 /yr.
December 30, 2000                                8,400
December 30, 2001                              337,000
December 30, 2002 - 2003                    12,000 /yr.
December 30, 2004 - 2005                    13,600 /yr.
December 30, 2006                               22,000
December 30, 2007 - 2011                    26,800 /yr.
December 30, 2012 - 2016                    32,000 /yr.
Thereafter                                  44,445 /yr.

                                             $  777,045



d) Cashin Property, Colorado. The Cashin Property consists of 14 patented and 122 unpatented mining claims and three millsites (approximately 2,542 acres). Assessment rental fees of $100 per unpatented claim are required to be paid annually on or before August 31 of each year. The Company is in the exploration stage with respect to the Cashin Property and the property is without a known body of reserves.

By agreements with St. Mary on November 2, 1993, the Company was granted the option to acquire a 100% interest in certain patented and unpatented mineral claims. In order to earn the interest, the Company will complete the terms of two prior acquisition agreements, as amended, whereby St. Mary acquired the right to earn a 100% interest in the properties. These acquisition agreements call for future payments to be made as follows:



                                                  Annual Amount
                                                  -------------
September 1, 1997                                 $     100,000
September 1, 1998                                       100,000
September 1, 1999                                       100,000
September 1, 2000                                       120,000
September 1, 2001                                       200,000

                                                    $   620,000

e) Copper Spur Property, Colorado. The Copper Spur Property consists of 30 unpatented lode mining claims (approximately 600 acres). Assessment rental fees of $100 per unpatented claim are required to be paid annually on or before August 31 of each year. The Company is in the exploration stage with respect to the Cashin Property and the property is without a known body of reserves.

4.   SHARE CAPITAL

a) Escrow. At December 31, 1996 the Toronto Stock Exchange (TSE) held in escrow 8,519,987 shares. One-third of these shares are to be released at the end of each anniversary date after January 18, 1996. These escrow agreements were part of the listing requirements for the exchange. At March 31, 1997, TSE held in escrow 5,679,991 shares.

b) Issued Shares. A total of 954,000 shares of the 8,045,000 shares issued during 1995 were to three companies of which two directors and one director's relative have controlling interests and 5,725,000 were to St. Mary. In 1996, the Company issued 616,090 shares to St. Mary.


c) Stock Option Plan. The Company maintains an Incentive Stock Option Plan (the "Plan") which was approved by the shareholders on May 26, 1996. The Plan is a successor plan to the Incentive Stock Option Plan authorized under the laws of British Columbia and is administered in accordance with the policies of the TSE. Under the terms of the Plan, the maximum aggregate number of shares of common stock of the Company under option at any specific time to any one optionee will not exceed five percent of the issued and outstanding common stock of the Company. Options may be exercised no later than 10 years after the date on which the option was granted. A total of 2,000,000 shares of the Company's common stock were reserved for issuance under the Plan and the Predecessor Plan at December 31, 1995. The Plan requires the use of fair market value at the date of grant as the basis for determining the exercise price for all options issued to date.

Data for outstanding options under the Plan is summarized as follows:


                                                            Ave. Option
                                                       Number of Shares                Price $Cdn
                                                       ----------------                ----------

        Outstanding January 1, 1994*                                 0                    $     0
                                                            ----------
                  Granted                                      830,000                        .60
                                                            ----------
        Outstanding December 31, 1994                          830,000
                                                            ----------
                  Granted                                      390,000                       1.20
                  Exercised                                   (165,000)                       .60
                                                            ----------
        Outstanding December 31, 1995                        1,055,000
                                                            ----------
                  Granted                                      510,000                       1.20
                                                               360,000                       1.10
                                                                 7,500                       1.75
                                                               150,000                       1.51
                                                               150,000                       1.40
                                                                50,000                       2.10
                                                                20,000                       1.90
                                                                20,000                       1.50
                                                                 5,000                       1.40
                  Exercised                                   (665,000)                       .60
                                                              (150,000)                                       1.20
                                                            -----------
        Outstanding December 31, 1996                        1,512,500
                                                            ----------
                  Granted (Unaudited)                          100,000                       1.20
        Outstanding March 31, 1997 (Unaudited)               1,612,500
                                                             ---------
        *   None issued prior to 1994







d) Warrants. In conjunction with the 1994 initial public offering of the Company's common stock, the Company issued warrants to purchase 250,000 shares of the Company's common stock at $0.60 Cdn per share to the underwriter of the offering. The warrants were exercised in 1995.

     As a result of a private placement during February 1995, warrants to purchase 2,670,000 shares of common stock were issued. For each share of the Company's common stock purchased in the private placement, the purchaser received one warrant to purchase one share of the Company's common stock, at an exercise price of $1.38 Cdn, exercisable until January 31, 1997. No warrants had been exercised through December 31,1996. Subsequent to December 31, 1996, 100,000 warrants were exercised at $1.38 Cdn and the remaining warrants expired on January 31, 1997.

     As a result of a private placement during November 1995, warrants to purchase 3,680,000 shares of common stock were issued. For each share of the Company's common stock purchased in the private placement, the purchaser received one warrant to purchase one share of the Company's common stock, at an exercise price of $1.21 Cdn, exercisable until October 17, 1997. No warrants had been exercised through December 31, 1996. During the first quarter of 1997, 280,000 warrants were exercised at $1.21 Cdn.

     As a result of a private placement during October 1996, warrants to purchase 1,232,180 shares of common stock were issued. For each share of the Company's common stock purchased in the private placement, the purchaser received one warrant to purchase one share of the Company's common stock, at an exercise price of $1.10 Cdn per share. No warrants have been exercised through March 31, 1997. The Company used market value at the date of issuance as the basis for determining the exercise price for all warrants issued during 1996.

     As of May 31, 1997, there were 11,205,509 warrants outstanding.

e) Private Placement. In May, 1997, the Company completed a private placement for $4,900,000 (6,573,329 shares and warrants).

5.      RELATED PARTY TRANSACTIONS

By agreement dated April 1, 1994, effective July 29, 1993 and terminated June 30, 1995, St. Mary was engaged to provide all management and staff services required for the property management activities of Summo USA Corporation. For providing such management and services, St. Mary received reimbursement of all out-of-pocket costs, a 5% fee on all charges by other contractors on contracts in excess of $20,000 and a 7.5% fee on such charges less than or equal to $20,000. By verbal agreement effective for the period from July 1, 1995 to December 31, 1995, the Company agreed to pay St. Mary a fee equal to 35% of the base salary of the Denver, Colorado employees of the Company. Effective January 1, 1996, the Company and St. Mary mutually agreed to replace this management agreement with a verbal arrangement wherein St. Mary provides the services outlined in the previous St. Mary Agreement on an as needed basis and is reimbursed by the Company for out-of-pocket costs and a pro rata allocation of the salaries and benefits paid to St. Mary employees who perform services on behalf of the Company.





The Company incurred management fee expenses relating to these agreements of $87,636 in 1995, and $63,886 in 1994. The corporate office was moved to Denver in July 1995. As part of this move, the management agreement was modified (see discussion above) to cover only corporate overhead support.

At the end of 1995, the Company was indebted to St. Mary Land for Company compensation expenses and management fees incurred relating to the agreement which terminated on December 31, 1995 in the amount of $130,261 which was paid in 1996.

6.  INCOME TAXES

The Company has certain income tax losses available for deduction against future income:

        Year NOL Expires                    Amount
        ----------------                    ------
              1997                           1,000
              1998                              --
              1999                           1,000
              2000                              --
         2001 and later                 $2,271,000
                                        ----------
         Total                          $2,273,000

The Company has incurred certain resource related expenditures of approximately $4,000,000 which may be carried forward and used to reduce prescribed taxable income in future years. The potential future tax benefits of these expenditures and income tax losses have not been recognized in the accounts of the Company.


7.      COMMITMENTS

The Company has entered into executive employment agreements with three of its officers, which allow for the named employee to receive an amount equal to one year's annual compensation or salary if the officer is terminated without cause
 . The Company has also entered into similar agreements with two of its employees which allow for the named employees to receive an amount equal to one-half year's annual compensation or salary if the employee is terminated without cause. The total potential commitment resulting from these agreements equals $470,000 in the aggregate at December 31, 1996 and March 31, 1997.







8. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States.
Differences which affect these financial statements are:

a) Contingent Shares. Under U.S. general accepted accounting principles, the contingently cancellable escrow shares would not be reflected as issued and outstanding and would be excluded from loss per share calculations.

                        Financial Statement Presentation

                                            December 31,      December 31,
                                               1995               1994
                                            ----------        ------------
        Weighted average number of shares
        - Canadian basis                    12,733,717          6,473,480
        - U.S. basis                        12,358,719          5,723,485
                                            ----------        ------------
        Income (loss) per share
        - U.S. basis                        $    (0.04)         $   (0.02)


Subsequent to December 31, 1995, these contingently cancellable escrow shares were released from escrow.

b) Tax Disclosure. Statement of Financial Accounting Standards ("SFAS") No. 109 requires deferred income taxes to be computed under the asset and liability method and to be adjusted to and maintained thereafter at statutory rates in effect when the taxes are expected to be paid. SFAS No. 109 has no effect on these US GAAP financial statements as the Company has concluded that a full valuation allowance must be applied to the deferred tax asset resulting primarily from the Company's net operating loss carryforwards. The net change in the valuation allowance for the year ended December 31, 1996 is $329,785. Significant components of the Company's deferred tax liabilities and assets for US GAAP under SFAS 109 compared to Canadian GAAP would have been:

                                     DECEMBER 31, 1996          31 December 1995
                                            US $                      US $
                                     -----------------          ----------------
Deferred Tax Liabilities:
Mineral property deductions over
book depreciation and depletion.           $316,381                   $490,172
Other deferred tax liabilities                7,191                      7,191
                                        -----------                -------------
Total Deferred tax Liabilities              323,572                    497,363


Deferred Tax Assets:                       (939,294)                  (783,300)

Net Operating Loss Carryforwards            615,722                    285,937

Less Valuation Allowance                   (323,572)                  (497,363)

Total Deferred Tax Assets               $        --                $        --

Net Deferred Tax Liabilities

c) For Canadian GAAP financial statements the consolidated statement of cash flows presents non-cash items. US GAAP allows only supplemental disclosure of non-cash items. For US GAAP purposes, the investing and financing portion of the consolidated cash flow statement would present mineral property costs and the shares issued for property.



                                                         Cumulative from
                                                           Inception to     Year Ended      Year Ended      Year Ended
                                                            December 31,   December 31,    December 31,     December 31,
                                                              1996              1996           1995            1994
                                                        ----------------- --------------- --------------- --------------
Supplemental Schedule of Non-cash Transactions
    Shares issued for property                          $       495,792                -  $     281,934   $     213,858
Supplemental Schedule of Cash Paid for:
   Interest                                             $         4,095                -               -  $       4,027
   Income Taxes                                                        -               -               -              -


d) In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." This standard establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company adopted this standard in 1996 through compliance with the disclosure requirements set forth in SFAS No. 123. The adoption of this standard did not have a material impact on the financial position or results of operations of the Company. However, the standard requires that the following disclosures be made to comply with US generally accepted accounting principle:

     The Company has elected to account for grants of stock options under APB No. 25. No compensation cost has been recognized in the consolidated statements of income (loss) and deficit through December 31, 1996. If compensation expense for grants of stock options had been determined consistent with Statement on Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", the Company's net loss and loss per share would have been increased to the following pro-forma amounts:







                                                  1996                1995
                                             -------------         --------
Net Loss              As reported                862,724            500,907
                         Pro forma             1,176,787            593,508

Loss per share     As reported                     ($.05)            ($.04)
                         Pro forma                 ($.06)            ($.05)


Due to the requirements of Statement No. 123, the calculated compensation expense in 1996 and 1995 as adjusted in the pro forma statements above, may not be representative of compensation expense to be calculated in future years. The pro forma adjustment is calculated using an estimate of the fair value of each option and warrant on the date of grant. The Company used the following assumptions within the Black-Scholes pricing model to estimate the fair value of stock option grants in 1996 and 1995;

        Weighted average remaining life                    4.08 years
        Risk-free interest rate                            5.94% to 6.08%
        Expected dividend yield                            0%
        Expected lives                                     5 years
        Expected volatility                                21% to 54%

9.  SUBSEQUENT EVENTS

a.) Option to Purchase Cactus Gold Mines Property - The Company has acquired options to purchase the interests of two mining companies in the Cactus Gold Mines property located in the western Mojave Desert, about 60 miles north of Los Angeles and 9 miles west of the town of Mojave, in Kern County, California. The Company has until July 1997 to review the property during the option period prior to making a decision whether or not to purchase the property rights. If the Company decides to exercise its purchase option, total costs are estimated at approximately $1 million. Through March 31, 1997, the Company has made payments of $41,667 to the two mining companies involved.

b.) Firm Commitment on Debt Facility - As of February 28, 1997, the Company has received a Firm Commitment by two financial institutions to provide financing of up to $45 million through a senior debt facility conditional on a new equity issue of stock in the Company for approximately $18 million. Under the terms of this facility, the underwriters will be compensated in part through a 13.5% cash flow participation after debt service on the first 382 million pounds of copper sold from the project. This cash flow participation is after operating cost, on-going capital, interest payments and debt service.







                                  SCHEDULE "H"

                            PRO FORMA BALANCE SHEET


                           SUMMO MINERALS CORPORATION
                          (a development stage company)

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENT


                              as at March 31, 1997


                                  (Unaudited)



                               COMPILATION REPORT




To the Board of Directors
Summo Minerals Corporation:

We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of Summo Minerals Corporation as at March 31, 1997, which has been prepared for inclusion in the Management Information Circular dated July 8, 1997 of Summo Minerals Corporation. In our opinion, the pro forma consolidated balance sheet has been properly compiled to give effect to the proposed transactions and the assumptions described in the notes thereto.






                                                     Coopers & Lybrand
                                                 Chartered Accountants




Vancouver, BC
June 27, 1997

                           SUMMO MINERALS CORPORATION
                          (a development stage company)
                      PRO FORMA CONSOLIDATED BALANCE SHEET

                      (Unaudited - See Compilation Report)
                           (Expressed in U.S. Dollars)



                                                                                 Pro Forma Adjustments
                                                                   --------------------------------------------------
                   ASSETS                        Summo Minerals                          Note B7
                                                   Corporation                           Lisbon         Pro Forma
                                                  March 31,1997       Note B1-B6         Valley        Consolidated
                                                                                       Mining Co.
                                                                                          LLC
                                               ------------------ ------------------ -------------- -----------------
Current:
Cash                                                    $138,897     $7,900,000 (1)     $3,240,000        $8,078,897
                                                                    (3,200,000) (1)
Short-term investments                                   360,537                 --             --           360,537
Accounts receivable                                        2,145                 --             --             2,145
Prepaid expenses                                           5,600        (5,600) (2)          2,520             2,520
                                               ------------------ ------------------ -------------- -----------------
          Total current assets                           507,179          4,694,400      3,242,520         8,444,099

Mineral property at cost                               6,160,361    (5,342,039) (3)      2,407,917         3,226,239
Plants, buildings and equipment at cost, net
of accumulated depreciation of $21,330
                                                         956,799      (883,389) (4)        397,525           470,935
                                               ================== ================== ============== =================

Total Assets                                          $7,624,339       $(1,531,028)     $6,047,962       $12,141,273
                                               ================== ================== ============== =================
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities
                                                        $130,111      $(50,000) (5)        $22,500          $102,611
                                               ------------------ ------------------ -------------- -----------------

          Total current liabilities                     $130,111           (50,000)         22,500           102,611

Long-term debt                                                --      3,000,000 (1)             --         3,000,000
                                               ------------------ ------------------ -------------- -----------------

          Total Liabilities                              130,111          2,950,000         22,500         3,102,611

Shareholders equity:
Common shares                                          9,352,581      4,900,000 (1)      6,025,462        10,897,013
                                                                    (9,381,028) (6)
Deficit accumulated during development stage
                                                     (1,858,353)                 --             --       (1,858,353)
                                               ------------------ ------------------ -------------- -----------------

Total shareholders' equity                             7,494,228        (4,481,028)      6,025,462         9,038,662
                                               ================== ================== ============== =================

Total liabilities and shareholders' equity            $7,624,339       $(1,531,028)     $6,047,962       $12,141,273
                                               ================== ================== ============== =================

The  accompanying  notes are an  integral  part of this Pro  Forma  Consolidated Balance Sheet.


                           SUMMO MINERALS CORPORATION
                          (a development stage company)

                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                      (Unaudited - See Compilation Report)
                           (Expressed in U.S. Dollars)


A.       Organization:

Summo Minerals Corporation ("Summo" or the "Company") and its wholly owned subsidiary, Summo USA Corporation ("Summo USA") and St. Mary Land & Exploration Company ("St. Mary") and its wholly owned subsidiary, St. Mary Minerals Inc. ("SMI"), of Denver, Colorado will form Lisbon Valley Mining Co. LLC ("LVM"), a single purpose company created to operate the Lisbon Valley Copper Project. St. Mary currently owns 9,924,093, representing 37.3% of the issued shares of Summo. Summo will contribute to LVM its entire interest in the Lisbon Valley Property, including all project permits and contracts, $3,200,000 in cash, the $45,000,000 senior debt facility (the "Project Loan") provided by Heller Financial, Inc. and ING Capital (collectively "the Banks") and a corporate guarantee of the Project Loan to the Banks until project completion. St. Mary will contribute to LVM 9,924,093 shares of Summo, which will be returned to Summo for cancellation, $4,000,000 in cash, and $8,600,000 in Letters of Credit to the Banks. St. Mary will own 55% and Summo will own 45% of LVM and Summo will be the operator. Additionally, Summo will contribute its interest in the Champion property and St. Mary will contribute its 1.5% net smelter returns royalty interest in the Champion property. St. Mary has granted Summo an option to purchase an additional 5.1% of LVM for $2,295,000 for a period of one year. This transaction will be carried out by a Plan of Arrangement (the "Arrangement") under section 252 of The Company Act (British Columbia).


B.       Basis of Presentation:

The pro forma consolidated balance sheet of Summo is presented as if the transaction discussed in Note A had occurred on March 31, 1997 and is compiled from the unaudited balance sheet of Summo and includes the following adjustments. For more detailed information readers should refer to the financial statements of Summo included elsewhere.

(1) Reflects the private placement of $4.9 million and new debt of $3 million, increasing cash by $7.9 million which is then reduced by Summo's $3,200,000 contribution to the formation of LVM.

(2) Contribution by the Company of prepaid rent which is attributable to the Champion property, which is part of the initial contribution to the formation of LVM.

(3) Contribution to LVM of $5,342,039 of mineral properties (at historical cost) relating to the Lisbon Valley property and the Champion property.

(4) Contribution to LVM of $883,389 of plants, buildings and equipment (at historical cost) relating to Lisbon Valley. (5) Contribution of $50,000 in retention payable.

(6) Reflects the net book value of Summo assets ($9,381,028) in exchange for a 45% interest in the LVM ($6,025,462) and shares of Summo stock from St. Mary (9,924,093 shares) at a cost of $3,359,566

(7) Reflects Summo's 45% interest in LVM which is consolidated on a pro rata basis.

In the opinion of management, the pro forma consolidated balance sheet includes all the adjustments necessary for fair presentation in accordance with Canadian generally accepted accounting principles, which are not materially different from U.S. GAAP.

The pro forma consolidated balance sheet is not intended to reflect the financial position of the Company which would have resulted had the transactions been effected on the dates indicated above. Further, the pro forma financial information is not necessarily indicative of the results of operations or the financial position that may be obtained in the future.